UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Freescale Semiconductor, Ltd.
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Notice of Annual General Meeting

March 21, 2014

Dear Shareholders:

I invite you to attend the 2014 Annual General Meeting of shareholders of Freescale Semiconductor, Ltd. (the “Company”), which will be held on Thursday, May 8, 2014 at 8:00 a.m. Central Time at our principal executive offices located at 6501 William Cannon Dr. West, Austin, Texas 78735.

At the Annual General Meeting, we will discuss, and the Company’s shareholders will vote on, the following proposals:

Proposal 1	Election of the eleven directors named in the proxy statement to the Company’s Board of Directors (the “Board”).

Proposal 2	Appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2014, and the authorization of the Audit and Legal Committee of the Board to determine the independent auditors’ fees.

Proposal 3	Non-binding advisory vote to approve the compensation of our Named Executive Officers.

Proposal 4	Approve the Amended and Restated 2011 Omnibus Incentive Plan which amends and restates the existing 2011 Omnibus Incentive Plan to increase the number of common shares authorized by 22,500,000, permit the grant of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and make certain other clarifying changes and updates.

Proposal 5	Approve the Amended and Restated Employee Share Purchase Plan which amends and restates the existing Employee Share Purchase Plan to increase the number of common shares authorized by 6,600,000.

We will also consider any other business that properly comes before the Annual General Meeting. None of the proposals require the approval of any other proposal to become effective. This notice incorporates the accompanying proxy statement in which these proposals are more fully described.

At the Annual General Meeting we will also present the consolidated financial statements and independent auditors’ report for the fiscal year ended December 31, 2013, and lay them before the shareholders in accordance with Bermuda law. If any other matters properly come before the Annual General Meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote in their discretion the shares represented by all properly executed proxies. The Board has fixed March 17, 2014, as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual General Meeting and at any subsequent adjournments or postponements thereof.

Your vote is very important. Whether or not you plan to attend the Annual General Meeting, please submit your proxy as soon as possible. On or about March 26, 2014, we will mail a notice to our shareholders containing instructions on how to access our proxy materials and submit your proxy electronically over the Internet. The notice also includes instructions on how you can receive a printed copy of your proxy materials.

By order of the Board,

Jennifer B. Wuamett

Secretary

Austin, Texas

PLEASE NOTE: If you plan to attend the meeting, please allow time for registration and security clearance. You will be asked to present a valid government issued photo identification, such as a driver’s license or passport. For security reasons, you and your bags are subject to search prior to your admittance to the meeting.

Amended and Restated 2011 Omnibus Incentive Plan	51

Amended and Restated Employee Share Purchase Plan	60

Certain Relationships and Related Party Transactions	64

Report of the Audit and Legal Committee	67

Future Shareholder Proposals and Nominations for the 2015 Annual General Meeting	68

Section 16(a) Beneficial Ownership Reporting Compliance	68

Other Matters	68

Appendix A—Amended and Restated Freescale Semiconductor, Ltd. 2011 Omnibus Incentive Plan

Appendix B—Amended and Restated Freescale Semiconductor, Ltd. Employee Share Purchase Plan

i

PROXY STATEMENT

Freescale Semiconductor, Ltd.

6501 William Cannon Drive West

Austin, Texas 78735

General Information

The Board of Directors (the “Board”) of Freescale Semiconductor, Ltd. (“Freescale” or the “Company”) is providing these proxy materials to you in connection with the Board’s solicitation of proxies to be voted at Freescale’s Annual General Meeting of Shareholders (the “Annual General Meeting”) on May 8, 2014. We are requesting your vote on the proposals described in this proxy statement.

The Annual General Meeting will be held at 8:00 a.m. Central Time at our principal executive offices located at 6501 William Cannon Drive West, Austin, Texas 78735. The telephone number at this address is (512) 895-2000.

The date of this proxy statement is March 21, 2014, and a notice of Internet availability of proxy materials (the “Notice”) will be mailed on or about March 26, 2014, to all shareholders entitled to vote at the Annual General Meeting.

Freescale pays the entire cost of soliciting proxies. Freescale has arranged for the services of Georgeson Inc. (“Georgeson”) to assist in certain tasks associated with the solicitation of proxies. Georgeson’s fees will be paid by Freescale and are estimated to be approximately $7,500, excluding out-of-pocket expenses. Our directors, officers and employees, without additional compensation, may also solicit proxies or votes in person, by telephone or by electronic communication. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of Freescale’s common shares.

All shareholders as of the close of business on March 17, 2014 (the “Record Date”) are authorized to attend the Annual General Meeting and all of Freescale’s common shares owned as of the Record Date may be voted. On the Record Date, there were 301,052,121 common shares issued and outstanding and there were no other voting securities outstanding. Each shareholder attending the Annual General Meeting should be prepared to present a valid government issued photo identification such as a driver’s license or passport. Shareholders holding their shares through a broker must bring proof of beneficial ownership as of the Record Date, such as an account statement reflecting their share ownership on or prior to the Record Date, a copy of the voting instruction form provided by their broker or similar evidence of ownership in order to obtain admittance to the Annual General Meeting.

These proxy materials include our proxy statement for the Annual General Meeting and the notice of our Annual General Meeting. Also included with these materials is Freescale’s 2013 Annual Report to Shareholders, which includes a letter to shareholders from our President and Chief Executive Officer and Freescale’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the U.S. Securities and Exchange Commission (“SEC”).

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual General Meeting.

None of the proposals require the approval of any other proposal to become effective. At the Annual General Meeting, we will also present the consolidated financial statements and independent auditors’ report for the fiscal year ended December 31, 2013, and lay them before the shareholders in accordance with Bermuda law. If any other matters properly come before the Annual General Meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote in their discretion the shares represented by all properly executed proxies.

The Board recommends that you vote your shares as follows:

•	“For” the election of the eleven directors listed in Proposal 1 to the Board;

•

“For” the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2014, and the authorization of the Audit and Legal Committee of the Board to determine the independent auditors’ fees as described in Proposal 2;

•	“For” the approval, on an advisory and non-binding basis, of the compensation of our Named Executive Officers as described in Proposal 3;

•	“For” the approval of the Amended and Restated 2011 Omnibus Plan as described in Proposal 4; and

•	“For” the approval of the Amended and Restated ESPP as described in Proposal 5.

Voting Procedures

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, which we refer to as your “broker,” you are considered to be the beneficial owner of these shares, and these proxy materials are being forwarded to you by your broker who is considered to be the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote and you are also invited to attend the Annual General Meeting. Your broker will send you a voting instruction form to direct the broker how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual General Meeting unless you obtain a legal proxy from your broker giving you the right to vote the shares at the Annual General Meeting. The majority of our shareholders are beneficial owners (i.e. hold their shares through a broker rather than directly in their own name). Please refer to the voting instruction form provided by your broker for specific voting procedures.

Shareholders of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered to be the shareholder of record with respect to those shares and these proxy materials are being sent to you by us. As the shareholder of record, you have the right to vote your proxy directly to Freescale (via the Internet, by telephone or mail) or to vote in person at the Annual General Meeting. If you request printed copies of the proxy materials by mail, you will receive a proxy card. In most instances, you will be able to vote by proxy over the Internet, by telephone or by mail. Please refer to the summary instructions and those included on your proxy card. Submitting your vote by proxy will not affect your right to attend the Annual General Meeting or to vote in person. Even if you plan to attend the Annual General Meeting, we recommend that you vote your shares in advance using one of the following methods so that your vote will be counted if you later decide not to attend:

•

Internet — You may vote by proxy on the Internet until 11:59 p.m. Eastern Time the day before the Annual General Meeting. The website for Internet voting is http://www.proxyvote.com. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

•

Telephone — You may vote by proxy until 11:59 p.m. Eastern Time the day before the Annual General Meeting by using the toll-free number listed on your proxy card. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•

Mail — Mark, sign and date your proxy card and return it in the postage-paid envelope provided. In order for your vote to be counted, we must receive your proxy card no later than the day before the Annual General Meeting.

Revocability of Proxy

If you are a beneficial owner of shares, please refer to the instructions provided by your broker regarding how to change your vote. In addition, if you have obtained a legal proxy from your broker giving you the right to vote your shares in person, you may change your vote by attending the Annual General Meeting and voting again in person.

If you are a shareholder of record, you have the right to revoke your proxy and change your vote at any time prior to the Annual General Meeting. You can revoke your proxy by delivering another signed proxy with a later date to us no later than the day before the Annual General Meeting, voting a second time by telephone or by the Internet at or before 11:59 p.m. Eastern Time on the day before the Annual General Meeting, or voting again at the Annual General Meeting. Alternatively, you may deliver a written statement to Freescale’s Secretary of your intention to revoke your proxy no later than the date before the Annual General Meeting. Attendance at the Annual General Meeting will not cause your previously granted proxy to be revoked unless you make such a request or you vote again at the Annual General Meeting.

General Matters

Pursuant to Bermuda law, (i) common shares which are represented by “broker non-votes” (i.e. common shares held by brokers which are represented at the Annual General Meeting but which the broker is not empowered to vote on a particular proposal) and (ii) common shares represented at the Annual General Meeting, but which abstain from voting on any matter, are not included in the determination of the common shares voting on such matter, and are only counted for quorum purposes.

If you do not submit specific voting instructions to your broker, your broker will not have the ability to vote your shares in connection with Proposals 1,3,4 and 5, which are considered “non-discretionary” items for which brokerage firms require your voting instructions to vote your shares.

Each share will be entitled to one vote. All votes will be tabulated by the inspector of elections appointed for the Annual General Meeting, who will count the votes, determine the existence of a quorum and validity of proxies and ballots, and certify the results of the voting.

One or more persons present in person at the start of the Annual General Meeting and representing in person or by proxy more than one-half of the total issued and outstanding shares of the Company entitled to vote at the Annual General Meeting shall form a quorum for the transaction of business at the Annual General Meeting.

Other than the proposals described in this proxy statement and matters incident to the conduct of the Annual General Meeting, we do not expect any matters to be presented for a vote at the Annual General Meeting. However, if you grant a proxy and additional matters are properly presented for a vote at the Annual General Meeting, the persons named as proxy holders, Jennifer B. Wuamett or Dathan C. Voelter (the Company’s Secretary and Assistant Secretary, respectively) will have the discretion to vote your shares on these additional matters. If for any unforeseen reason one or more of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

We have elected to provide access to our proxy materials over the Internet, and accordingly will send the Notice to our shareholders of record and beneficial owners. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis. The Notice also instructs you on how to submit your proxy electronically over the Internet or by mail.

We will announce preliminary voting results at the Annual General Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual General Meeting. If the final voting results are not available within four business days after the Annual General Meeting, we will provide the preliminary results in the Form 8-K and the final results in an amendment to the Form 8-K within four business days after the final voting results are known to us.

PROPOSAL 1:

Election of Directors

Nominees for Director

Krishnan Balasubramanian

Director since 2013

Member, Audit and Legal Committee

Chinh E. Chu

Director since 2011

Member, Finance Committee

Member, Compensation and Leadership Committee

Daniel J. Heneghan

Director since 2010

Chair, Audit and Legal Committee

Member, Finance Committee

Thomas H. Lister

Director since 2006

Chair, Finance Committee

Gregg A. Lowe

Director since 2012

Joanne M. Maguire

Director since 2013

Member, Audit and Legal Committee

John W. Marren

Director since 2007

Chair, Nominating and Corporate Governance Committee

Member, Compensation and Leadership Committee

Member, Finance Committee

James A. Quella

Director since 2011

Member, Nominating and Corporate Governance Committee

Peter Smitham

Director since 2007

Member, Compensation and Leadership Committee

Member, Nominating and Corporate Governance Committee

Gregory L. Summe

Director since 2010

Chair, Compensation and Leadership Committee

Claudius E. Watts IV

Director since 2006

Member, Nominating and Corporate Governance Committee

Member, Finance Committee

Each of the directors listed above have been nominated by the Nominating and Corporate Governance Committee to be elected to serve until their term expires at the 2015 annual general meeting of the Company, or until their appointment is terminated in accordance with our bye-laws. A plurality of the votes duly cast is required for the election of directors (i.e., the eleven nominees receiving the greatest number of votes will be elected). An absolute majority of the votes cast will not be a prerequisite to the election of these directors. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal. The persons named as proxies intend to vote the proxies for the election of these nominees to the Board. If any of the nominees should be unavailable as a candidate for director, the persons named as proxies will have discretion to vote for any other persons who may be nominated by the Board.

The current Board consists of twelve directors, the eleven nominees for director listed above, and J. Daniel McCranie, who informed the Company on January 27, 2014, that he will not stand for re-election at the Annual General Meeting. Therefore, upon Mr. McCranie’s resignation, which we anticipate to be effective on May 6, 2014, there will be one vacancy on the Board. The Board is in the process of searching for a director to fill this vacancy. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy.

Our nominees for director, their ages, principal occupations or positions, experience and the year first elected as a director, are described below. None of the nominees are related by blood, marriage or adoption to each other or to any other director or to any executive officer of Freescale or its subsidiaries. Except for

Mr. Lowe, who began serving as our President and Chief Executive Officer on June 5, 2012, no nominee for director has been an employee of Freescale within the past five years.

Krishnan Balasubramanian, 71, joined our Board in May 2013. Mr. Balasubramanian is also a member of our Audit and Legal Committee. Prior to retiring in 2006, he worked for Texas Instruments for over thirty-seven years. From 2001 to 2006, he was the president and chairman of the board of Texas Instruments, Japan, a position in which he was responsible for executive management supervision, regulatory matters and technological operations. Prior to 2001, Mr. Balasubramanian held various senior positions at Texas Instruments. Mr. Balasubramanian previously served on the board of directors of MetroCorp Bancshares, Inc.

Mr. Balasubramanian brings to our board experience gained from holding senior leadership positions within a publicly traded company in the semiconductor industry. His experience in those senior leadership positions and service on the audit committee of another public company has given him the financial literacy to serve as a member our Audit and Legal Committee and provides experience, including risk management experience, that is particularly valuable to his service on the Audit and Legal Committee.

Chinh E. Chu, 47, joined our Board in February 2011. Mr. Chu is also a member of our Compensation and Leadership Committee and our Finance Committee. Mr. Chu is a Senior Managing Director in the Private Equity Group at The Blackstone Group, a private equity firm which he joined in 1990. Mr. Chu received a B.S. in Finance from the University of Buffalo, where he graduated summa cum laude. He currently serves as a director of BankUnited, BayView Financial Holdings, L.P., Biomet, Inc., Bluestar, Healthmarkets, Inc. and Catalent Pharma Solutions, Inc., and previously served on the board of directors of Alliant Insurance Services, Inc., AlliedBarton Security Services, Celanese Corporation, DJO Global, Graham Packaging Company and SunGard Data Systems Inc.

Mr. Chu was selected to serve as a director in light of his affiliation with The Blackstone Group, his financial expertise and his significant experience in working with companies controlled by private equity sponsors.

Daniel J. Heneghan, 58, has served as a member of our Board since July 2010. Mr. Heneghan is Chairman of our Audit and Legal Committee and a member of our Finance Committee. Mr. Heneghan brings more than 25 years of experience in financial and executive positions in semiconductor and high tech industries to the Board. Mr. Heneghan has been an independent consultant since 2005, advising technology companies and serving on multiple boards of directors. From 1999 to 2005, Mr. Heneghan served as Vice President and Chief Financial Officer at Intersil Corporation, which designs and manufactures high performance analog solutions. Prior to that, Mr. Heneghan was Vice President and Controller of the Semiconductor Business at Harris Corporation, an international communications and information technology company. Prior to that, Mr. Heneghan was Vice President and General Manager of the Digital Products Division at Harris. Mr. Heneghan also served at various times as Division Controller of the Semiconductor Business, Director of Planning and Director of Finance at Harris. He also serves on the boards of directors of Pixelworks, Inc., Micrel, Inc. and NTELOS Holdings Corp.

Mr. Heneghan brings to our Board experience gained from holding senior leadership and board positions with publicly traded companies in the semiconductor industry. His experience as Chief Financial Officer of Intersil Corporation and service on the audit committees of the three other public companies has given him financial expertise to serve as one of our Audit and Legal Committee financial experts and provides experience that is particularly valuable to his service on the Audit and Legal Committee. He has also gained experience in risk management through these leadership positions, which is an important function of the Audit and Legal Committee and the Board.

Thomas H. Lister, 50, became a member of our Board in December 2006. Mr. Lister is Chairman of our Finance Committee. Mr. Lister is Co-Managing Partner of the private equity firm Permira Holdings Limited and previously served as head of Permira’s North American business. Prior to joining Permira in November 2005,

Mr. Lister was a Partner at Forstmann Little & Co., a private equity firm, where he spent 13 years focused on investments in technology, media and telecom and healthcare. Mr. Lister serves on the Board and Audit Committee of Permira Holdings Limited, on the Advisory Committee of Legico, a debt investment fund advised by the Permira Funds, as Chair of the Audit Committee and member of the U.S. Operating Committee of Genesys, a Luxembourg based software business and on the boards of several private companies. He has previously served on the Boards and Audit Committees of Aearo Technologies, Community Health Systems, IMG Worldwide and 24 Hour Fitness. Mr. Lister received a dual degree in Chemistry and Political Science from Duke University where he was Phi Beta Kappa and magna cum laude. Mr. Lister received his MBA from Harvard Business School and was named a Baker Scholar and a John Loeb fellow in Finance.

Mr. Lister was selected to serve as a director in light of his affiliation with Permira, his financial expertise and his significant experience in working with companies controlled by private equity sponsors.

Gregg A. Lowe, 51, is a member of the Board and our President and Chief Executive Officer and has served in these roles since June 2012. Mr. Lowe joined Freescale from Texas Instruments, Inc. (“Texas Instruments”), a global semiconductor design and manufacturing company, where he managed the Analog business unit from 2006 to June 2012. Mr. Lowe began his career with Texas Instruments in 1984 and held a variety of management positions with increasing responsibility in Texas Instruments’ sales and business units. He currently serves on the Board of Directors of the Semiconductor Industry Association.

Mr. Lowe earned a Bachelor of Science degree in electrical engineering in 1984 from Rose-Hulman Institute of Technology in Terre Haute, Indiana. He later received the university’s Career Achievement Award to recognize his accomplishments in the community and within the semiconductor industry. He graduated from the Stanford Executive Program at Stanford University.

Mr. Lowe was selected to serve as a director because of his role as our Chief Executive Officer, the management perspective he brings to board deliberations, his extensive industry experience and because such appointment is required by his employment agreement and the Shareholders’ Agreement.

Joanne M. Maguire, 60, became a member of our Board in November 2013. Ms. Maguire is also a member of our Audit and Legal Committee. Ms. Maguire served as Executive Vice President of Lockheed Martin Space Systems Company (SSC), a provider of advanced-technology systems for national security, civil and commercial customers, from 2006 until she retired in May 2013. Ms. Maguire joined Lockheed Martin in 2003 and assumed leadership of SSC in 2006. Ms. Maguire’s experience spans three decades in the aerospace and defense industry. Ms. Maguire holds B.S. and M.S. degrees in electrical engineering and engineering from Michigan State University and the University of California, Los Angeles. Ms. Maguire is a graduate of the executive program in management at UCLA’s Anderson School of Management and completed the Harvard Program for Senior Executives in National and International Security. She was the first woman to receive the International von Karman Wings Award, presented by the California Institute of Technology and in 2012 received the National Defense Industrial Association’s distinguished Peter B. Teets Award from its Space Division. In 2011, she was elected to the National Academy of Engineering and is a fellow of the American Institute of Aeronautics and Astronautics. Ms. Maguire currently sits on the Board of Charles Stark Draper Laboratory, an independent not-for-profit research and development laboratory.

Ms. Maguire brings to our Board experience gained from holding senior leadership positions within a publicly traded company in the technology sector. Her experience in those senior leadership positions has given her the financial literacy to serve as a member our Audit and Legal Committee and provides experience, including risk management experience, that is particularly valuable to her service on the Audit and Legal Committee.

John W. Marren, 51, became a member of our Board in June 2007. Mr. Marren is Chair of our Nominating and Corporate Governance Committee and a member of our Compensation and Leadership Committee and our

Finance Committee. Mr. Marren joined the private equity firm TPG Capital in 2000 as a Partner and leads TPG’s technology team. Prior to that, Mr. Marren was a Managing Director at the financial services firm Morgan Stanley, most recently as co-head of the Technology Investment Banking Group. From 1992 to 1996, he was a Managing Director and Senior Semiconductor Research Analyst at the investment bank Alex Brown & Sons. While at Morgan Stanley and Alex Brown & Sons, Mr. Marren was a frequent member of the Institutional Investor All-American Research Team which recognizes the top research analysts on Wall Street. Prior to Alex Brown, Mr. Marren spent eight years in the semiconductor industry working for VLSI Technology, Inc., a designer, manufacturer and marketer of complex custom and semi-custom integrated chips (now part of NXP Semiconductors), and Vitesse Semiconductor Corporation. Mr. Marren currently serves on the Boards of SunGard Data Systems Inc., Aptina Imaging, and Avaya Inc. Mr. Marren previously served on the Boards of MEMC Electronic Materials, Inc., Conexant Systems, Inc. and ON Semiconductor Corporation.

Mr. Marren was selected to serve as a director in light of his affiliation with TPG Capital, his financial expertise and his background in the semiconductor industry, as well as his significant experience in working with companies controlled by private equity sponsors.

James A. Quella, 64, became a member of our Board in August 2011. Mr. Quella is a member of our Nominating and Corporate Governance Committee. On June 30, 2013, Mr. Quella retired as a Senior Managing Director and Senior Operating Partner in the Private Equity Group at Blackstone and currently serves as a Senior Advisor to the Blackstone Private Equity Group. Prior to joining Blackstone in 2004, Mr. Quella was a Managing Director and Senior Operating Partner with DLJ Merchant Banking Partners-CSFB Private Equity from June 2000 to February 2004. Prior to that, Mr. Quella worked at Mercer Management Consulting and Strategic Planning Associates, its predecessor firm, from September 1981 to January 2000 where he served as a Senior Consultant to chief executive officers and senior management teams, and was Co-Vice Chairman with shared responsibility for overall management of the firm. Mr. Quella is currently a member of the Boards of DJO Global, Michaels Stores, and Catalent Pharma Solutions, Inc. Mr. Quella previously served as a member of our Board from July 2008 to February 2011. He also formerly served on the Boards of Allied Waste, Columbia House, Houghton-Mifflin, Graham Packaging, Nielsen Group, Intelenet Global Services, Celanese Corporation, and Vanguard Health Services.

Mr. Quella was selected to serve as a director in light of his financial expertise, as well as his significant experience in working with companies controlled by private equity firms.

Peter Smitham, 71, became a member of our Board in June 2007. Mr. Smitham is a member of our Compensation and Leadership Committee and a member of our Nominating and Corporate Governance Committee. Mr. Smitham retired from his position as a Partner of the private equity firm Permira on December 31, 2009, but he remains a member of Permira Advisers LLP, which he joined in 1985, the year the London office was founded. Mr. Smitham was the Managing Partner of the London office from 1994 until 1998 and led Permira’s European business from 1996 until 2000. He has worked on numerous transactions focusing on electronics and turnarounds, including Memec Group Holdings Limited, The Roxboro Group, Solartron Group and Technology plc. He has a degree in Geography from Swansea University, Wales, and attended the Senior Executive Program at Stanford Business School.

Mr. Smitham was selected to serve as a director in light of his affiliation with Permira and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors.

Gregory L. Summe, 57, has served as a member of our Board since September 2010. Mr. Summe is Chairman of our Compensation and Leadership Committee. Mr. Summe is a Managing Director and Vice Chairman of Global Buyout at The Carlyle Group, a private equity firm. He is also the founder and Managing Partner of Glen Capital Partners, an investment fund. Prior to joining Carlyle in September 2009, he was the Chairman and CEO of PerkinElmer, Inc., a designer, manufacturer and deliverer of advanced technology solutions addressing health and safety concerns, a company he led for eleven years from 1998 to September

2009. He joined PerkinElmer in January 1998 in the role of President and Chief Operating Officer and in 1999 was elected Chief Executive Officer and Chairman of the Board. He also served as a Senior Advisor to Goldman Sachs Capital Partners, a leader in private corporate equity investing, from 2008 to 2009. Prior to joining PerkinElmer, Mr. Summe was with AlliedSignal, now Honeywell International, an inventor and manufacturer of technologies addressing global macrotrend challenges such as safety, security, and energy, serving as the President of General Aviation Avionics, President of the Aerospace Engines Group and President of the Automotive Products Group. Before joining AlliedSignal, he was the General Manager of Commercial Motors at General Electric and was a Partner with the consulting firm of McKinsey & Company, Inc. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. with distinction from the Wharton School at the University of Pennsylvania. He is also in the Engineering Hall of Distinction at the University of Kentucky. Mr. Summe currently sits on the Boards of Automatic Data Processing Inc., and the State Street Corporation.

Mr. Summe was selected to serve as a director in light of his affiliation with The Carlyle Group and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors.

Claudius E. Watts IV, 52, became a member of our Board in December 2006. Mr. Watts is a member of our Nominating and Corporate Governance Committee and our Finance Committee. Mr. Watts is currently a Managing Director with The Carlyle Group, a private equity firm. Mr. Watts is the head of Carlyle’s Technology Buyout Group and focuses on buyouts and growth equity investments in large companies providing semiconductors, electronic systems, software, and software enabled services. Prior to joining Carlyle in 2000, Mr. Watts was a Managing Director in the mergers and acquisitions group of First Union Securities, Inc. (now Wells Fargo Securities) from May 1998 to April 2000, where he led the firm’s defense, aerospace and technical services mergers and acquisitions efforts. Mr. Watts joined First Union in conjunction with First Union’s 1998 acquisition of Bowles Hollowell Conner & Co., an investment banking firm, where Mr. Watts was a principal and had been employed since June 1994. Prior to attending graduate school Mr. Watts was a fighter pilot in the United States Air Force. Mr. Watts earned a B.S. in electrical engineering from The Citadel in Charleston, South Carolina and an M.B.A. from The Harvard Graduate School of Business Administration. Mr. Watts currently sits on the Board of CommScope, Inc., and previously served on the Boards of SS&C Technologies, Inc., and CPU Technology, Inc.

Mr. Watts was selected to serve as a director in light of his affiliation with The Carlyle Group and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors.

The Board recommends a vote “For” the election to the Board of the nominees listed above.

The Company, its largest shareholder, Freescale Holdings L.P., and a consortium of private equity funds, including funds advised by The Blackstone Group, The Carlyle Group, Permira Advisers, LLC and TPG Capital (which we refer to collectively as our “Sponsors”) are parties to a shareholders’ agreement that provides each of our Sponsors with the right to nominate up to two designees for election to the Board based on the percentage of our issued and outstanding common shares owned by Freescale Holdings L.P. and our Sponsors. See the section titled “Certain Relationships and Related Party Transactions — Arrangements with Our Sponsors” below for more information. Because of their affiliations with our Sponsors or us, none of the nominees for director are independent under the listing standards of the New York Stock Exchange, Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and our Corporate Governance Guidelines, except for Ms. Maguire and Messrs. Balasubramanian and Heneghan.

Corporate Governance

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines that form the framework for our governance policies and practices. All of our corporate governance materials, including the Corporate Governance Guidelines (which include the Company’s definition of director independence), Code of Business Conduct and Ethics and each of our Board committee charters, are posted on Freescale’s Investor Relations website at http://investors.freescale.com under the “Corporate Governance” section. Copies of our corporate governance materials are also available to shareholders who request them. Requests must be in writing and sent to: Secretary, Freescale Semiconductor, Ltd., 6501 William Cannon Drive West, MD OE62, Austin, Texas 78735.

Freescale has a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees and complies with the requirements of the Sarbanes-Oxley Act of 2002 and the rules thereunder as well as the governance requirements of the New York Stock Exchange (“NYSE”). We will post any amendments to, or waivers from, our Code of Business Conduct and Ethics (to the extent applicable to any director or any of our executive officers) on our Investor Relations website at http://investors.freescale.com under the “Corporate Governance” section.

Director Independence

We are a “controlled company” under the rules of the NYSE. Our Sponsors beneficially own a majority of our outstanding common shares through our largest shareholder, Freescale Holdings L.P. As a controlled company, we are eligible for an exemption from the requirements (i) that a majority of our Board consist of independent directors and (ii) that we have a nomination and governance committee and a compensation committee, in each case composed entirely of independent directors.

Our Audit and Legal Committee consists of Ms. Maguire and Messrs. Heneghan (Chairman), Balasubramanian and McCranie. Our Board has determined that all of our Audit and Legal Committee members are independent under the listing standards of the NYSE, our Corporate Governance Guidelines and Rule 10A-3 of the Exchange Act. Mr. McCranie will not stand for re-election at the Annual General Meeting.

Mr. John T. Dickson served on the Board and the Audit and Legal Committee until his resignation on July 29, 2013. The Board previously determined that Mr. Dickson was independent under the listing standards of the NYSE, our Corporate Governance Guidelines, and Rule 10A-3 of the Exchange Act.

Communications with the Board

Shareholders or other interested parties who wish to communicate with the Board, including the Chairman and the non-management and independent directors individually or as a group, may send correspondence in care of the Secretary at Freescale’s principal offices at 6501 William Cannon Drive West, MD OE62, Austin, Texas 78735. Our Secretary will receive all communications sent to this address, and will provide all substantive communications to the Chairman, excluding simple administrative requests that are appropriately addressed by the Secretary.

Freescale does not have a formal policy regarding Board members’ attendance at annual general meetings, but we encourage our Board members to attend the Annual General Meeting. Each member of our Board serving at the time of last year’s annual general meeting attended in person or by telephone.

Board Structure and Compensation

Our Board currently has twelve members, four of whom are independent within the meaning of the NYSE listing standards, Rule 10A-3 of the Exchange Act and our Corporate Governance Guidelines. As noted previously, Mr. McCranie, an independent director, will not stand for re-election at the Annual General Meeting and is expected to resign on May 6, 2014. The Board is in the process of searching for a director to fill this vacancy.

The Board had the following standing committees during 2013: Audit and Legal; Compensation and Leadership; Nominating and Corporate Governance; and Finance. The membership during 2013 and the function of each committee are described below. All members of these committees are nominated and approved by the Board. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board. The duties and responsibilities of all the Board committees are reviewed regularly and are outlined below. During 2013, the Board met five (5) times and various committees of the Board met as indicated below. During 2013, no director attended fewer than 75% of the meetings held by the Board and committees on which each director served.

Board Leadership and Role in Risk Oversight

The Board believes that the decision of whether to have the same person occupy the offices of Chairman of the Board and Chief Executive Officer should be made by the Board in its business judgment after considering relevant circumstances. At this time, the Board has determined that the separation of the roles of Chairman and Chief Executive Officer results in efficient and effective operation of the Board and is in the best interests of the Company’s shareholders. Separating these positions aligns the Chairman role with our independent directors, enhances the independence of our Board from management and allows our Chief Executive Officer to focus on developing and implementing the Company’s business plans and supervising the Company’s day-to-day business operations. Our Chairman works closely with our Chief Executive Officer to set the agenda for Board meetings and to facilitate information flow between the Board and management and presides at the regularly scheduled executive sessions of the non-management directors. As noted previously, Mr. McCranie, who currently serves as our Chairman, informed the Company on January 27, 2014, that he would not stand for re-election at the Annual General Meeting. As of the date of this proxy statement, our Board has not appointed a Chairman to succeed Mr. McCranie.

Our management is directly responsible for executing the Company’s risk management processes. Our Board is responsible for overseeing these risk management processes. In exercising its oversight, the Board and, as appropriate, the relevant Board committee, assesses the material risks facing the Company and evaluates management’s plans for managing material risk exposures. Our Board performs this oversight function through periodic reports from management and Board committees. While our Board generally has ultimate oversight responsibility of the Company’s risk management processes, it has delegated to its committees the responsibility to oversee risk management processes associated with their respective areas of responsibility and expertise. For example, the Audit and Legal Committee has oversight responsibility for the Company’s internal audit function, compliance with the Company’s Code of Business Conduct and Ethics, internal controls and financial reporting practices, litigation, and compliance processes. The Compensation and Leadership Committee has oversight responsibility for the Company’s executive talent management and succession planning and risks related to the Company’s compensation policies and practices. The Nominating and Corporate Governance Committee has oversight responsibility for the Company’s compliance with its corporate governance principles and leadership succession planning. The Finance Committee has oversight responsibility for the Company’s treasury and financial risk management policies, capital structuring and other financial transactions. The Board receives regular reports from each committee chair regarding the committee’s considerations and actions. The Board also receives regular updates from management on the Company’s business operations, financial results and strategy and, as appropriate, discusses and provides feedback with respect to risks related to these topics. Annually, the Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for our business.

The Board’s leadership structure is consistent with the Board and its committees’ roles in risk oversight. Having management report its risk management processes to the committee with relevant responsibility and expertise ensures that the directors with the most relevant expertise analyze and oversee the applicable risk management process.

Our non-management directors regularly meet in executive session without management present and our independent directors meet in executive session at least once a year. Additionally, The Board and each committee have the power to hire at the expense of the Company, independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

Audit and Legal Committee

Our Audit and Legal Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Ms. Maguire and Messrs. Heneghan (Chairman), Balasubramanian and McCranie, each of whom are independent for purposes of the NYSE listing standards, our Corporate Governance Guidelines and Rule 10A-3 of the Exchange Act. Mr. John T. Dickson served on the Board and Audit and Legal Committee until his resignation effective July 29, 2013. Mr. Balasubramanian was appointed to the Board and the Audit and Legal Committee effective May 15, 2013. Ms. Maguire was appointed to the Board and Audit and Legal Committee effective November 4, 2013. Mr. McCranie will not stand for re-election at the Annual General Meeting.

Mr. Heneghan simultaneously serves on our Audit and Legal Committee and the audit committees of three other public companies. The Board has determined that Mr. Heneghan’s service on multiple public company audit committees does not impair his ability to effectively serve on our Audit and Legal Committee. In making this determination, the Board considered, among other factors, Mr. Heneghan’s service for more than two years on the Company’s Audit and Legal Committee and his extensive experience serving on multiple public company audit committees.

Pursuant to its charter and the authority delegated to it by the Board, the Audit and Legal Committee has ultimate authority and direct responsibility to appoint (where the auditor is not appointed by the shareholders), compensate (where authorized by the shareholders, if appropriate), retain, oversee, evaluate and, where appropriate, replace the independent auditors. In addition, the Audit and Legal Committee reviews performance and independence of the independent auditors and also oversees internal audit activities, compliance with the Company’s Code of Business Conduct and Ethics and legal matters including intellectual property litigation.

Our Audit and Legal Committee reviews our annual audited financial statements and quarterly unaudited financial statements and certain other public disclosures prior to publication. The Audit and Legal Committee also meets periodically with senior management to discuss risk assessment and risk management policies.

The Board has determined that all Audit and Legal Committee members are financially literate in accordance with the NYSE listing standards and that Messrs. Heneghan and McCranie meet the SEC’s definition of “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K. As noted above, all Audit and Legal Committee members are independent for purposes of the NYSE listing standards, our Corporate Governance Guidelines, and Rule 10A-3 of the Exchange Act. For a description of the education and experience of each of Ms. Maguire and Messrs. Balasubramanian and Heneghan, please refer to the “Nominees for Director” section above.

The Audit and Legal Committee meets as often as it deems necessary to fulfill its responsibilities.

Number of meetings in 2013: eight (8).

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and the NYSE listing standards. The charter is reviewed and reassessed regularly to ensure continued

compliance with these requirements. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

Compensation and Leadership Committee

Our Compensation and Leadership Committee currently consists of Messrs. Summe (Chairman), Chu, Marren and Smitham. None of the members of the Compensation and Leadership Committee are independent because of their affiliations with certain of our Sponsors. Pursuant to its charter and the authority delegated to it by our Board, the Compensation and Leadership Committee is responsible for overseeing our compensation and employee benefit plans and practices, including formulating, evaluating and approving the compensation of our executive officers and reviewing and recommending to the non-management members of the Board the compensation of our Chief Executive Officer, and for overseeing all compensation programs involving the issuance of our equity securities. For more information regarding the Compensation and Leadership Committee and the determination of executive compensation, see “Executive Compensation.” As a “controlled company,” we are not required to have a Compensation and Leadership Committee comprised entirely of independent directors. The Compensation and Leadership Committee meets as often as it deems necessary, but not less than four times a year.

Number of meetings in 2013: six (6).

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and the NYSE listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Messrs. Marren (Chairman), Quella, Smitham, and Watts. None of the members of the Nominating and Corporate Governance Committee are independent because of their affiliations with certain of our Sponsors. Pursuant to its charter and the authority delegated to it by our Board, the Nominating and Corporate Governance Committee is responsible for determining selection criteria and appointment procedures for members of our Board, periodically assessing the scope and composition of our Board and evaluating the performance of its individual members.

In identifying and evaluating candidates, the Nominating and Corporate Governance Committee may take into account all of the factors it considers appropriate, which may include: (i) whether the candidate is independent in accordance with any applicable independence requirements of the NYSE; (ii) the structure and membership of the Board; (iii) specific qualifications, expertise or experiences that would complement the existing Board members including education, financial expertise, and industry experience; (iv) a candidate’s personal traits such as mature judgment, diverse background, age, professional relationships, strength of character, level of integrity, ethical standards and other intangibles that would make the candidate a positive addition to the Board and its committees; and (v) special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing members of the Board. When the committee considers diversity, it will consider diversity of experience, skills, viewpoints, race and gender, as it deems appropriate. While the committee has not established any specific minimum qualifications for director nominees, the committee believes that demonstrated leadership, as well as significant years of service, in an area of endeavor such as business, law, public service, related industry or academia is a desirable qualification for service as a director of Freescale.

The Nominating and Corporate Governance Committee will consider timely written proposals for nomination from shareholders and will evaluate a shareholder’s prospective board nominee in the same manner that it evaluates other nominees, taking into account the Board composition required under the Shareholders’

Agreement. For more information regarding the Board composition required under the Shareholders’ Agreement, see “Certain Relationships and Related Party Transactions.” A shareholder who wishes to recommend a prospective board nominee for the committee’s consideration may write to Freescale’s Secretary at Freescale Semiconductor, Ltd., 6501 William Cannon Dr. West, MD OE62, Austin, TX 78735, U.S.A., Attention: Secretary. A shareholder may propose a director nominee to be considered by our shareholders at the annual general meeting provided that the relevant notice provisions in our bye-laws are met, even if such director nominee is not nominated by the Nominating and Corporate Governance Committee. For more information regarding shareholder proposals and nominations see “Future Shareholder Proposals and Nominations for the 2015 Annual General Meeting”.

As a “controlled company,” we are not required to have a Nominating and Corporate Governance Committee comprised entirely of independent directors. The Nominating and Corporate Governance Committee meets as often as it deems necessary to fulfill its responsibilities.

Number of meetings in 2013: four (4).

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and the NYSE listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

Finance Committee

Our Finance Committee currently consists of Messrs. Lister (Chairman), Chu, Heneghan, Marren and Watts. Except for Mr. Heneghan, the members are not independent because of their affiliations with certain of our Sponsors. Pursuant to its charter and the authority delegated to it by the Board, the Finance Committee makes recommendations to the Board about financial policies of the Company and the nature and structure of major strategic initiatives and financial commitments and approves and reviews the Company’s policies governing the use of swaps by the Company and its subsidiaries. The Finance Committee meets as often as it deems necessary to fulfill its responsibilities.

Number of meetings in 2013: seven (7).

This committee operates under a written charter adopted by our Board. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

2013 Director Compensation Table

The Nominating and Corporate Governance Committee has responsibility for reviewing and considering any revisions to compensation for non-employee directors. The Board reviews the Nominating and Corporate Governance Committee’s recommendations and makes the final determination regarding compensation for non-employee directors. It is our policy to reimburse all directors for reasonable expenses incurred in performing their duties as a director.

Cash Compensation

Our independent directors each receive an annual director fee of $60,000. Mr. McCranie receives an additional fee of $60,000 for serving as non-executive chairman of the board. Mr. Heneghan receives an additional fee of $20,000 for serving as chairman of our Audit and Legal Committee. None of our other committee chairmen are independent. Directors receive cash fees in quarterly installments and forfeit unpaid portions of cash upon termination, retirement, disability, or death.

Equity Compensation

Each independent director receives a restricted share unit award issued under terms of the 2011 Omnibus Plan equaling $175,000 upon nomination to the Board and annually thereafter. Annual equity grants for directors who have served less than one year are prorated based on time served between initial nomination to the Board and the annual grant date of the restricted share unit award. The restricted share units fully vest on the first anniversary of the date of grant.

On October 29, 2013, the Board, upon the recommendation of the Compensation and Leadership Committee, adopted share ownership requirements applying to independent directors. The requirements provide that the independent directors must retain 100% of their vested shares until they accumulate a minimum share ownership equal to five times the annual director fee (excluding fees for chair service, except for the additional compensation given to the Chairman of the Board).

The tables below provide information concerning compensation paid to non-management directors who served during 2013.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (c) (5)	All Other Compensation ($) (g)		Total ($) (h)
Krishnan Balasubramanian	37,582	(2)	174,985	—		212,567
Richard Beyer	—		—	100,000	(6)	100,000
Chinh E. Chu(1)	—		—	—		—
John T. Dickson	34,780	(3)	175,002	—		209,782
Daniel J. Heneghan	80,000		175,002	—		255,002
Thomas Lister(1)	—		—	—		—
Joanne M. Maguire	9,457	(4)	174,989	—		184,446
John W. Marren(1)	—		—	—		—
J. Daniel McCranie	120,000		175,002	—		295,002
James A. Quella(1)	—		—	—		—
Peter Smitham(1)	—		—	—		—
Gregory L. Summe(1)	—		—	—		—
Claudius E. Watts IV(1)	—		—	—		—

(1)	Non-management directors who are associated with our Sponsors do not receive compensation as a member of our Board.
(2)	Mr. Balasubramanian received a prorated portion of his $60,000 annual fees as a result of his appointment to the Board on May 15, 2013.
(3)	Mr. Dickson received a prorated portion of his $60,000 annual fees as a result of his resignation from the Board on July 15, 2013.
(4)	Ms. Maguire earned a prorated portion of her $60,000 annual fees as a result of her appointment to the Board on November 4, 2013.
(5)	On April 2, 2013, Messrs. Dickson, Heneghan and McCranie received an annual grant of 12,581 restricted share units under the terms of the 2011 Omnibus Plan and the restricted share unit award agreement for directors. On June 3, 2013, Mr. Balasubramanian was granted 11,068 restricted share units under the terms of the 2011 Omnibus Plan and the restricted share unit award agreement for directors in connection with his appointment to the Board. On December 5, 2013, Ms. Maguire was granted 12,002 restricted share units under the terms of the 2011 Omnibus Plan and the restricted share unit award agreement for directors in connection with her appointment to the Board. These restricted share units vest on the first anniversary of the date of grant. Mr. Dickson’s restricted share units were cancelled upon his resignation. The grant date fair values associated with these restricted share unit awards are $175,002 for the April 2, 2013 grants to Messrs Dickson, Heneghan and McCranie, $174,985 for the June 3, 2013 grant to Mr. Balasubramanian and $174,989 for the December 5, 2013 grant to Ms. Maguire, as calculated in accordance with ASC Topic 718. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Annual Report on Form 10-K”). The aggregate number of outstanding restricted share units and options held by our directors on December 31, 2013 are as follows:

Name	Restricted Share Units Outstanding on December 31, 2013	Options Outstanding on December 31, 2013
Krishnan Balasubramanian	11,068	—
Daniel J. Heneghan	14,711	12,810
J. Daniel McCranie	14,711	12,810
Joanne M. Maguire	12,002	—

(6)	Effective June 5, 2012, Mr. Beyer stepped down as Chief Executive Officer of the Company, but remained on the Board until April 29, 2013. In connection with the orderly and successful transition of his duties and responsibilities as Chief Executive Officer to Mr. Lowe, Mr. Beyer, Freescale Holdings GP, Ltd., and the Company entered into a Transition and Release Agreement dated June 6, 2012 (the “Transition Agreement”). The Transition Agreement provided for among other things consulting fees totaling $200,000, paid in quarterly installments over a period of one year. The amount included in “All Other Compensation” represents the portion of those consulting fees paid to Mr. Beyer in 2013.

PROPOSAL 2:

Appointment of KPMG LLP As Freescale’s Independent Auditors for Fiscal 2014

The Audit and Legal Committee has recommended and asks that you appoint KPMG LLP as independent auditors to audit the accounts of Freescale for the fiscal year ending December 31, 2014, and authorize the Audit and Legal Committee to determine the independent auditors’ fees. According to Bermuda law, an auditor is appointed for a one-year term beginning at the annual general meeting at which it is appointed and continuing until the close of the next annual general meeting.

The affirmative vote of a majority of the votes cast on the proposal is required to make such appointment and to authorize the Audit and Legal Committee to determine the independent auditors’ fees. If an auditor is not appointed by a majority of the votes cast at the Annual General Meeting, the Audit and Legal Committee will appoint KPMG LLP as the independent auditors to audit the accounts of Freescale for the fiscal year ending December 31, 2014, and the Audit and Legal Committee will determine the independent auditors’ fees. Abstentions will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Independent Registered Public Accounting Firm

KPMG LLP served as Freescale’s independent public accountants for the fiscal year ended December 31, 2013, and has audited our annual financial statements since 2006.

Representatives of KPMG LLP will be present at the Annual General Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from shareholders at the Annual General Meeting.

The aggregate fees for professional services rendered by KPMG LLP to Freescale were $2,261,000 for 2013 and $1,857,500 for 2012.

Auditors’ Fees

The following table shows the fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements and review of our interim financial statements for 2013 and 2012, and fees for other services rendered by KPMG LLP for 2013 and 2012:

	Year Ended December 31,
Fees	2013	2012
Audit Fees (1)	$1,800,000	$1,850,000
Audit-Related Fees (2)	420,000	—
Tax Fees	—	—
All Other Fees (3)	41,000	7,500

Total Fees	$2,261,000	$1,857,500

(1)	In 2013 and 2012, consists of services rendered primarily in connection with the audit of our annual financial and statutory audits.
(2)	In 2013, consists of services rendered in connection with reviews of our debt refinancing transactions.
(3)	In 2013 and 2012, consists of services rendered in connection with local attestation requirements and other miscellaneous fees.

Audit and Legal Committee Pre-Approval Policies

In addition to retaining KPMG LLP to audit Freescale’s consolidated financial statements for 2013, KPMG LLP was retained to provide auditing and attestation services in 2013. The Audit and Legal Committee is required to pre-approve all audit and non-audit services and fees charged by KPMG LLP.

The Audit and Legal Committee has formal policies and procedures in place with regard to the approval of all professional services provided by KPMG LLP to Freescale. Below is a summary of the 2013 policies and procedures.

The Audit and Legal Committee provided approval to authorize payment for any “Audit”, “Audit-Related”, and “Tax” services up to an approved budget. At each regular Audit and Legal Committee meeting, the Audit and Legal Committee reviews, and if necessary, approves an updated estimate of the annual Audit and Audit-Related fees in comparison to the overall budget.

The Audit and Legal Committee provided Freescale’s Chief Accounting Officer with the authority to pre-approve non-budgeted fees of less than $25,000, so long as the services were included in the list of services approved by the Audit and Legal Committee up to an aggregate amount of $150,000. The Chief Accounting Officer is required to report any approval decisions to the Audit and Legal Committee at its next regular meeting. At each regular Audit and Legal Committee meeting, the Audit and Legal Committee reviews and approves any other fees and services.

In 2013, management did not approve any services that were not on the list of services pre-approved by the Audit and Legal Committee.

The Board recommends a vote “For” the appointment of KPMG LLP as Freescale’s independent auditors for the fiscal year ending December 31, 2014, and authorization of the Audit and Legal Committee to determine the independent auditors’ fees.

PROPOSAL 3:

Advisory Vote on Named Executive Officer Compensation

We are providing the following advisory vote to approve the compensation of our Named Executive Officers as required under Section 14A of the Exchange Act. At our 2012 annual general meeting, a non-binding advisory vote was taken on the frequency of future advisory votes regarding Named Executive Officer compensation. A majority of the votes cast on the proposal were in favor of holding an advisory vote on an annual basis. As a result, Freescale’s Board has elected to hold advisory votes on Named Executive Officer compensation on an annual basis.

We are requesting our shareholders to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion & Analysis (“CD&A”), related compensation disclosure tables and narrative disclosures of this proxy statement.

For the reasons highlighted above, and more fully discussed in the CD&A, the Board unanimously recommends a vote “For” the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosure in this proxy statement.”

You may vote “For” or “Against” this proposal, or you may abstain from voting. Although the vote on this Proposal 3 is advisory and non-binding, the Compensation and Leadership Committee and the Board will review the voting results on the proposal and will consider shareholder views in connection with our executive compensation program. For shareholders to adopt the non-binding resolution approving the compensation of our Named Executive Officers, a majority of the votes cast must vote “For” this proposal. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

The Board recommends a vote “For” the approval of the non-binding, advisory vote on Named Executive Officer compensation.

Executive Officers

In addition to Mr. Lowe, our President and Chief Executive Officer, whose biographical information is presented in the “Nominees for Director” section, the following persons were the executive officers of the Company and Freescale Semiconductor, Inc. as of the date of this proxy statement. Our executive officers are employees of Freescale Semiconductor, Inc.

James Bates, 42, is our Senior Vice President and General Manager, Analog & Sensors and has served in this role since September 2012. Prior to joining Freescale, from August 2007 to July 2012, Mr. Bates was Vice President and General Manager at Maxim Integrated where he led the Signal Processing and Conditioning Group. From July 2001 to August 2007, Mr. Bates was Vice President of Asian Operations for Silicon Laboratories. Early in his career, Mr. Bates served as an RF and Mixed Signal Design engineer at Bell Laboratories and transitioned to several marketing roles at Lucent Technologies.

Alan Campbell, 56, is our Senior Vice President and Chief Financial Officer and has served in this role since May 2004. On January 12, 2014, Mr. Campbell announced his retirement and plans to leave the Company in 2014. Mr. Campbell served as Senior Vice President and Director of Finance of the SPS (semiconductors product sector) division of Motorola, Inc. from February 2003 to May 2004. From May 2001 to February 2003, he served as Corporate Vice President and Director of Finance of the SPS division. From October 2000 to May 2001, he served as Vice President and Director of Finance of the SPS division. Prior to that, he served as Vice President and Director of Finance of the SPS division’s Technology and Manufacturing Group.

Robert J. Conrad, 54, is our Senior Vice President and General Manager, Automotive MCUs and has served in this role since October 2012. Mr. Conrad joined Freescale from Fairchild Semiconductor, where he ran the analog and low-voltage discrete business, along with technology development and strategy, serving as Senior Vice President of Strategy from September 2011 to October 2012, Executive Vice President of Mobile, Computing, Consumer and Communications from December 2007 to September 2011, Executive Vice President of Analog from May 2006 to December 2007, and Senior Vice President of Analog and Integrated Circuits from September 2003 to May 2006. Prior to that, Mr. Conrad served as Chief Executive Officer, President and Board member of Trebia Networks from April 2001 to March 2003, Vice President and Product Line Director of the DSP business at Analog Devices Inc. from April 1995 to March 2001, and in various engineering and business management positions at Texas Instruments Inc. from September 1979 to March 1995. Mr. Conrad was a director of Mindspeed Technologies, Inc. from August 2010 until the sale of the company in December 2013.

Thomas L. Deitrich, 47, is our Senior Vice President and General Manager, Digital Networking and has served in this role since October 2012. Mr. Deitrich has also managed the Company’s strategy organization since October 2012 and our cellular products portfolio since April 2009. From January 2012 to October 2012, Mr. Deitrich served as our Senior Vice President and General Manager, Networking and Multimedia Solutions Group. From April 2009 to December 2011, Mr. Deitrich served as our Senior Vice President and General Manager, Radio Frequency, Analog and Sensor Group. From October 2007 to April 2009, Mr. Deitrich managed the Cellular Products Group and from September 2006 to October 2007, he was the division general manager for the Cellular Division. Prior to joining Freescale, Mr. Deitrich served as Senior Vice President, original design manufacturers, Design and Vertical Integration at Flextronics International, Inc., an electronics manufacturing services provider, from October 2003 to September 2006, and Senior Vice President, American Standards, Product Business Group at Sony Ericsson, a global mobile phone manufacturer, from October 2001 to September 2003.

Jeffrey R. Elson, 56, is our Senior Vice President of Human Resources and Security and has served in this role since September 2012. In February 2009, Mr. Elson took early retirement after a 28 year career at Texas Instruments and remained retired until joining Freescale in 2012. Mr. Elson served as the HR Director for the High Performance Analog division at Texas Instruments from May 2001 to February 2009.

Ritu C. Favre, 45, is our Senior Vice President and General Manager, Radio Frequency (RF) and has served in this role since October 2012. In this role, she is responsible for managing the RF business and identifying new market opportunities for growth. From October 2010 to October 2012, Ms. Favre served as our RF General Manager. From 2007 to 2010, Ms. Favre served as the Director of Virtual Supply Chain for the RF business. Ms. Favre joined Freescale in 1988.

Randy A. Hyzak, 44, is our Vice President and Chief Accounting Officer and has held this position since February 2009. From February 2005 to January 2009, Mr. Hyzak served in various other accounting capacities at Freescale, including as our Corporate Controller. Prior to joining us in February 2005, Mr. Hyzak was a senior manager with the public accounting firm Ernst & Young LLP where he primarily served large global Fortune 500 clients during his eleven years with the firm.

Geoffrey Lees, 57, is our Senior Vice President and General Manager, Microcontrollers, and has served in this role since October 2012. From May 2011 to October 2012, he served as our Vice President and General Manager of the Industrial & Multi-Market division. From 2007 to May 2011, Mr. Lees was vice president and general manager of Product Line Microcontrollers at NXP and its predecessor, Philips Semiconductors. Prior to this, he held various positions in systems design, software and applications engineering and management in industrial, distribution and semiconductor companies.

David W. Reed, 55, is our Senior Vice President and General Manager, Manufacturing Operations, and has served in this role since October 2012. Mr. Reed has extensive international experience with global execution of fabs, assembly/test, packaging, R&D, foundries and joint ventures for Analog, Automotive, Logic and Wireless customers. From November 2010 to October 2012, he served as vice president and general manager at GLOBALFOUNDRIES, Inc., where he led the 28nm production in Dresden, Germany and turn-key, reticle and back-end operations. Prior to that, Mr. Reed spent more than 20 years at Texas Instruments leading fabs, assembly/test and other operations supporting the analog, digital and MEMs businesses of Texas Instruments. During 2008 to 2010, Mr. Reed’s global responsibilities included customer engineering, automotive, test, packaging and quality for Texas Instruments’ products and analog product delivery.

Brandon Tolany, 39, is our Senior Vice President, Chief Sales and Marketing Officer and has served in this role since September 2013. Mr. Tolany previously served as our Vice President of Global Marketing for Microcontrollers from April 2013 to September 2013. From August 2009 through March 2013, he served as director of sales and field application engineers for Freescale’s Americas West Region. Mr. Tolany started his career at Freescale (Motorola) in 2004 as a marketing manager for the i.MX applications processor product line. Prior to joining Freescale, he was director of sales & business development for Luminent where he led global marketing efforts, and he was a product manager at Mitsubishi Electric.

Jennifer B. Wuamett, 48, has served as our Senior Vice President, General Counsel and Secretary since January 2014. Previously, Ms. Wuamett served as Freescale’s Vice President & Chief Intellectual Property Counsel since 2004. Prior to that, she served as IP law director with Motorola’s global strategic IP counseling team. Before joining Motorola, Ms. Wuamett was an attorney in private practice with the national law firm Quarles & Brady, located in the firm’s Phoenix, Arizona office.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership

The following table presents information regarding beneficial ownership of our common shares as of March 7, 2014, by:

•	each person who is known by us to beneficially own more than 5% of our common shares,

•	each of our directors,

•	each of the Named Executive Officers, and

•	all of our directors and executive officers as a group.

The Sponsors and members of our management own our common shares indirectly through their holdings in Freescale Holdings L.P. (“Freescale LP”), and members of our management also hold our common shares directly. Freescale Holdings GP, Ltd. (“Freescale GP”) is the general partner of Freescale LP and, as such, exercises voting and investment power with respect to all shares held by Freescale LP. As of March 7, 2014, Freescale GP was owned equally and controlled by investment funds associated with or advised by our Sponsors, as set forth in more detail in note (1) to the table below. Holders of limited partnership interests in Freescale LP have limited voting rights and no voting or investment power over our common shares held by Freescale LP. However, in the event that Freescale LP were to liquidate, our common shares then held by Freescale LP would be distributed to the limited partners of Freescale LP based on their respective ownership of limited partnership interests in Freescale LP at the time of liquidation. Our Sponsors may at any time elect to liquidate Freescale LP, and Freescale GP is required to liquidate Freescale LP at such time as Freescale LP owns less than 20% of our outstanding common shares, unless a majority of the Sponsors elect not to liquidate Freescale LP. The respective ownership of Freescale LP limited partnership interests by the principal stockholders is set forth in the notes to the table below. As of March 7, 2014, Freescale LP beneficially owned 66% of our common shares.

Percentage computations are based on 300,958,813 common shares outstanding as of March 7, 2014.

Beneficial ownership is determined in accordance with the rules of the SEC. Each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth above and in the notes to the table. Information with respect to each fund described in the table is based on information provided to us by such funds. Unless otherwise indicated, the address of each person named in the table is c/o Freescale Semiconductor, Inc., 6501 William Cannon Drive West, Austin, Texas 78735.

Name of Beneficial Owner	Common Shares Beneficially Owned	% of Common Shares Beneficially Owned
Freescale LP(1)	205,671,482	66.24%
Freescale GP(1)	205,671,482	66.24%
Blackstone Funds(1)(2)	205,671,482	66.24%
Carlyle Funds(1)(3)	205,671,482	66.24%
Permira Funds(1)(4)	205,671,482	66.24%
TPG Funds(1)(5)	205,671,482	66.24%
FMR LLC(6)	29,474,833	9.79%
Krishnan Balasubramanian	—	—
Chinh E. Chu(1)(2)	—	—
Daniel J. Heneghan(7)	30,094	*
Thomas H. Lister(1)(4)	—	—
Gregg A. Lowe(8)	154,547	*
Joanne M. Maguire	—	—
John W. Marren(1)(5)	—	—
J. Daniel McCranie(9)	16,493	*
James A. Quella(1)(2)	—	—
Peter Smitham(1)(4)	—	—
Gregory L. Summe(1)(3)	—	—
Claudius E. Watts IV(1)(3)	—	—
Alan Campbell(10)	276,606	*
Robert Conrad(11)	47,149	*
Tom Deitrich(12)	133,407	*
David Reed(13)	62,024	*
Directors and executive officers as a group(14)	941,321	*

*	Represents less than 1%.

(1)	Includes 9,534,587 common shares subject to a currently exercisable warrant (the “Warrant”). Freescale GP is the general partner of Freescale LP and as such exercises voting and investment power (or has “beneficial ownership”) with respect to our common shares held by Freescale LP. The address of both Freescale GP and Freescale LP is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154. Freescale GP is owned equally by the Blackstone Funds, the Carlyle Funds, the Permira Funds and the TPG Funds (each as defined in notes (2) through (5) below, and collectively, the “GP Funds”). The GP Funds exercise control over Freescale GP and have the right to appoint a majority of its board of directors. Each of Stephen A. Schwarzman, Nigel Carey, Thomas H. Lister, Paul Cutts, Peter Gibbs, Alistair Boyle, John Marren, David Bonderman and James G. Coulter (the “Applicable Individuals”) are listed in notes (2) through (5) below as a person who may be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the applicable GP Fund. Each Applicable Individual may also be deemed to have beneficial ownership of our common shares held by Freescale LP due to each such person’s relationship to the applicable GP Fund, as described in notes (2) through (5) below. Each of the GP Funds and each Applicable Individual disclaims beneficial ownership of our common shares held by Freescale LP. Holders of limited partnership interests in Freescale LP have limited voting rights and no voting or investment power over our common shares held by Freescale LP. As of March 7, 2014, Freescale LP had outstanding 7,069,672 Class A limited partnership interests and 129,749 Class B limited partnership interests. Holders of Class B limited partnership interests are solely entitled to receive a percentage of all distributions, if any, made by Freescale LP after the holders of the Class A limited partnership interests have received a return of their invested capital. None of our principal shareholders hold any Class B limited partnership interests.
(2)	Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. The address of each of the entities and persons listed in this note is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154. The information included below regarding Freescale LP Ownership relates solely to the Blackstone Class A Funds’ (defined below) economic interest in Freescale LP. Mr. Chu and Mr. Quella were appointed to the Board by the Blackstone Funds.

Freescale GP Ownership: The Blackstone Funds (as defined below) hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 88 shares held by Blackstone Capital Partners (Cayman) V L.P. (“BCP V”), whose general partner is Blackstone Management Associates (Cayman) V L.P. (“BMA V”); (ii) 82 shares held by Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V-A”), whose general partner is BMA V; (iii) 70 shares held by BCP (Cayman) V-S L.P. (“BCP V-S”), whose general partner is BMA V; (iv) 7 shares held by Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“BFIP V-SMD”), whose general partner is Blackstone Family GP L.L.C.; (v) 2 shares held by Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP V”), whose general partner is BCP V GP L.L.C.; and (vi) 1 share held by Blackstone Participation Partnership (Cayman) V L.P. (“BPP V” and, together with BCP V, BCP V-A, BCP V-S, BFIP V-SMD and BFIP V, the “Blackstone Funds”), whose general partner is BCP V GP L.L.C.

Freescale LP Ownership: The Blackstone Class A Funds hold 3,395,055 Class A limited partnership interests in Freescale LP, representing 48.02% of the total Class A limited partnership interests outstanding, as follows: (i) 424,088.17 Class A limited partnership interests held by BCP V, whose general partner is BMA V; (ii) 392,632.86 Class A limited partnership interests held by BCP V-A, whose general partner is BMA V; (iii) 336,297.30 Class A limited partnership interests held by BCP V-S, whose general partner is BMA V; (iv) 31,793.46 Class A limited partnership interests held by BFIP V-SMD, whose general partner is Blackstone Family GP L.L.C.; (v) 12,378.17 Class A limited partnership interests held by BFIP V, whose general partner is BCP V GP L.L.C.; (vi) 2,809.04 Class A limited partnership interests held by BPP V, whose general partner is BCP V GP L.L.C.; (vii) 807,555.52 Class A limited partnership interests held by BCP V Co-Investors (Cayman) L.P. (“BCP V Co-Investors”), whose general partner is BMA V; (viii) 750,000 Class A limited partnership interests held by Blackstone Firestone Principal Transaction Partners (Cayman) L.P. (“BFPTP”), whose general partner is BMA V; and (ix) 637,500 Class A limited partnership interests held by Blackstone Firestone Transaction Participation Partners (Cayman) L.P. (“BFTPP” and, together with BCP V, BCP V-A, BCP V-S, BFIP V-SMD, BFIP V, BPP V, BCP V Co-Investors and BFPTP, the “Blackstone Class A Funds”), whose general partner is BMA V. Blackstone LR Associates (Cayman) V Ltd. (“BLRA”) and BCP V GP L.L.C. are the general partners of BMA V. Blackstone Holdings III L.P. is the sole member of BCP V GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C., which is in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. In addition, Mr. Schwarzman is a director and controlling person of BLRA. Blackstone Family GP L.L.C. is controlled by its founding member, Mr. Schwarzman.

Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the common shares attributable to the interests in Freescale Holdings L.P. and Freescale Holdings GP, Ltd. held by the Blackstone Funds or the Blackstone Class A Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such interests.

Mr. Chu is a Senior Managing Director of and Mr. Quella is a senior advisor to The Blackstone Group and neither is deemed to beneficially own the shares beneficially owned by the Blackstone Funds or the Blackstone Class A Funds beneficial ownership of any shares of Freescale GP or interests of Freescale LP held or controlled by the Blackstone Funds or the Blackstone Class A Funds.

(3)	Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. The address of CEP II Participations S.à r.l. SICAR is 2, avenue Charles de Gaulle, L-1653 Luxembourg, Luxembourg. The address of each of the other entities and persons identified in this note is c/o The Carlyle Group, 1001 Pennsylvania Ave., NW, Suite 220 South, Washington, DC 20004. The information included below regarding Freescale LP Ownership relates solely to the Carlyle Funds’ economic interest in Freescale LP.

Mr. Summe and Mr. Watts were appointed to the Board by the Carlyle Funds. Mr. Summe and Mr. Watts are each Managing Directors at The Carlyle Group. Mr. Summe and Mr. Watts each disclaims beneficial ownership of any shares of Freescale GP or interests of Freescale LP held or controlled by the Carlyle Funds.

Freescale GP Ownership: The Carlyle Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 167 shares held by Carlyle Partners IV Cayman, L.P. (“CP IV”); (ii) 7 shares held by CP IV Coinvestment Cayman, L.P. (“CP IV Co-Investment” and, together with CP IV, the “CP IV Funds”); (iii) 33 shares held by CEP II Participations S.à r.l. SICAR (“CEP II P”); (iv) 27 shares held by Carlyle Asia Partners II, L.P. (“CAP II”); (v) 1 share held by CAP II Co-Investment, L.P. (“CAP II Co-Investment” and, together with CAP II, the “CAP II Funds”); (vi) 14 shares held by Carlyle Japan Partners, L.P. (“CJP”) and (vii) 1 share held by CJP Co-Investment, L.P. (“CJP Co-Investment” and, together with CJP, the “CJP Funds”). The shares of Freescale GP beneficially owned by the CP IV Funds, CEP II P, the CAP II Funds and the CJP Funds (together, the “Carlyle Funds”) are collectively referred to as the “Carlyle Shares.” The general partner of each of the CP IV Funds is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The sole shareholder of CEP II P is Carlyle Europe Partners II, L.P., whose general partner is CEP II Managing GP, L.P., whose general partner is CEP II Managing GP Holdings, Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The general partner of each of the CAP II Funds is CAP II General Partner, L.P., whose general partner is CAP II Limited, which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The general partner of each of the CJP Funds is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P.

Freescale LP Ownership: The Carlyle Funds hold 1,125,000 Class A limited partnership interests in Freescale LP, representing 15.91% of the total Class A limited partnership interests outstanding, as follows: (i) 754,527.16 Class A limited partnership interests held by CP IV; (ii) 30,472.84 Class A limited partnership interests held by CP IV Co-Investment; (iii) 150,000.00 Class A limited partnership interests held by CEP II P; (iv) 121,585.87 Class A limited partnership interests held by CAP II; (v) 3,414.13 Class A limited partnership interests held by CAP II Co-Investment; (vi) 61,494 Class A limited partnership interests held by CJP; and (vii) 3,506 Class A limited partnership interests held by CJP Co-Investment. The Class A limited partnership interests beneficially owned by the Carlyle Funds are collectively referred to as the “Carlyle LP Interests.” The general partner of each of the CP IV Funds is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The sole shareholder of CEP II P is Carlyle Europe Partners II, L.P., whose general partner is CEP II Managing GP, L.P., whose general partner is CEP II Managing GP Holdings, Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The general partner of each of the CAP II Funds is CAP II General Partner, L.P., whose general partner is CAP II Limited, which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The general partner of each of the CJP Funds is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P.

(4)	Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. Nigel Carey, Paul Cutts, Thomas Lister, Peter Gibbs and Alistair Boyle are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and, as such, may be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the Permira Funds, as described below. Each of Mr. Carey, Mr. Cutts, Mr. Lister, Mr. Gibbs and Mr. Boyle disclaims beneficial ownership of such shares. The address of each of the entities and persons identified in this note is c/o Permira IV Managers L.P., Trafalgar Court, Les Banques, Guernsey, Channel Islands GY1 3QL. The information included below regarding Freescale LP Ownership relates solely to the Permira Class A Funds’ and Co-Investors’ (defined below) economic interest in Freescale LP.

Mr. Lister and Mr. Smitham were appointed to the Board by the Permira Funds. Mr. Lister is a Co-Managing Partner of Permira. As of December 31, 2009, Mr. Smitham retired as a Partner of Permira but remains a member of Permira Advisers, LLP. Each of Mr. Lister and Mr. Smitham disclaims beneficial ownership of any shares of Freescale GP or interests of Freescale LP held or controlled by the Permira Funds or the Permira Class A Funds and Co-Investors.

Freescale GP Ownership: The Permira Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 196 shares held by Permira IV L.P. 2 (“P IV 2”), whose manager is Permira IV Managers L.P.; (ii) 49 shares held by P4 Sub L.P. 1 (“P4 1”), whose manager is Permira IV Managers L.P.; (iii) 4 shares held by Permira Investments Limited (“PIL”); and (iv) 1 share held by P4 Co-Investment L.P. (“P4 Co-Investment” and, together with P IV 2, P4 1, and PIL, the “Permira Funds” ), whose general partner is Permira IV G.P. L.P. P4 1 and P IV 2 are together known as “Permira IV.” Permira IV Managers L.P. may be deemed to have investment powers and beneficial ownership with respect to the shares owned by the Permira Funds by virtue of being manager of Permira IV and by virtue of co-investment arrangements between the entities comprising the Permira Funds, but disclaims beneficial ownership of such shares. Nigel Carey, Paul Cutts, Thomas Lister, Peter Gibbs and Alistair Boyle are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and, as such, may be deemed to have beneficial ownership with respect to the shares of Freescale GP held or controlled by the Permira Funds, but each of them disclaims beneficial ownership of such shares.

Freescale LP Ownership: The Permira Class A Funds and Co-Investors hold 1,363,749 Class A limited partnership interests in Freescale LP, representing 19.29% of the outstanding Class A limited partnership interests, as follows: (i) 218,670.31 Class A limited partnership interests held by P4 1, whose manager is Permira IV Managers L.P.; (ii) 883,488.97 Class A limited partnership interests held by P IV 2, whose manager is Permira IV Managers L.P.; (iii) 17,790.31 Class A limited partnership interests held by PIL; (iv) 5,050.41 Class A limited partnership interests held by P4 Co-Investment, whose general partner is Permira IV G.P. L.P.; (v) 4,500 Class A limited partnership interests held by Wilshire Private Markets Short Duration Fund I, L.P. (“SDF I”), whose general partner is whose general partner is Wilshire U.S. Private Markets VII, LLC; (vii) 75,000 Class A limited partnership interests held by Uberior Co-Investments Limited (“Uberior”); (viii) 50,000 Class A limited partnership interests held by Partners Group Access III, L.P. (“PGA III”), whose general partner is Partners Group Management III Limited; (ix) 15,000 Class A limited partnership interests held by A.S.F. Co-Investment Partners III, L.P. (“ASF III”), whose general partner is PAF 6/05, LLC; (x) 13,062.45 Class A limited partnership interests held by European Strategic Partners (“ESP”), whose manager is SL Capital Partners LLP; (xi) 1,536.05 Class A limited partnership interests held by European Strategic Partners Scottish B (“ESPSB”), whose manager is SL Capital Partners LLP; (xii) 1,330.56 Class A limited partnership interests held by European Strategic Partners Scottish C (“ESPSC”), whose manager is SL Capital Partners LLP; (xiii) 3,117.73 Class A limited partnership interests held by European Strategic Partners 1-LP (“ESP 1”), whose manager is SL Capital Partners LLP; (xiv) 53.21 Class A limited partnership interests held by ESP Co-Investment Limited Partnership (“ESP Co-Investment”), whose manager is SL Capital Partners LLP; (xv) 18,400 Class A limited partnership interests held by ESP II Conduit LP (“ESP II”), whose manager is SL Capital Partners LLP; (xvi) 17,200 Class A limited partnership interests held by ESP 2004 Conduit LP (“ESP 2004”), whose manager is SL Capital Partners LLP; (xvii) 10,800 Class A limited partnership interests held by ESP 2006 Conduit LP (“ESP 2006”), whose manager is SL Capital Partners LLP; (xviii) 5,100 Class A limited partnership interests held by ESP Tidal Reach LP (“ESPTR”), whose manager is SL Capital Partners LLP; (xix) 11,400 Class A limited partnership interests held by Edcastle Limited Partnership (“ELP”), whose manager is SL Capital Partners LLP; (xx) 6,250 Class A limited partnership interests held by North American Strategic Partners, LP (“NASP”), whose manager is SL Capital Partners LLP; and (xxi) 1,500 Class A limited partnership interests held by Rose Nominees Limited a/c 21425 (“RNL” and, together with P4 1, P IV 2, PIL, P4 Co-Investment, SDF I, PMF VII, Uberior, PGA III, ASF III, ESP, ESPSB, ESPSC, ESP 1, ESP Co-Investment, ESP II, ESP 2004, ESP 2006, ESPTR, ELP and NASP, the “Permira Class A Funds and Co-Investors”). P4 1 and P IV 2 are together known as Permira IV. Permira IV Managers L.P. may be deemed to have beneficial ownership with respect to the Class A limited partnership interests held or controlled by the Permira Class A Funds and Co-Investors by virtue of being manager of Permira IV and by virtue of co-investment arrangements and proxies between the entities comprising the Permira Class A Funds and Co-Investors, but disclaims beneficial ownership of such interests. Nigel Carey, Paul Cutts, Thomas Lister, Peter Gibbs and Alistair Boyle are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and, as such, may be deemed to have beneficial ownership with respect to the Class A limited partnership interests in Freescale LP held or controlled by the Permira Class A Funds and Co-Investors, but each of them disclaims beneficial ownership of such interests.

(5)	Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. David Bonderman and James G. Coulter are officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”) and may therefore be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the TPG Funds, as described below. Each of Mr. Bonderman and Mr. Coulter disclaims beneficial ownership of our common shares held by Freescale LP. The address of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102. The information included below regarding Freescale LP Ownership relates solely to the TPG Funds’ economic interest in Freescale LP. Mr. Marren was appointed to the Board by the TPG Funds. Mr. Marren is a TPG partner. Mr. Marren does not have voting or investment power over, and disclaims beneficial ownership of, the shares of Freescale GP or interests of Freescale LP owned by the TPG Funds and disclaims beneficial ownership of our common shares held by Freescale LP.

Freescale GP Ownership: The TPG Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 75 shares held by TPG Partners IV-AIV, L.P. (“Partners IV”), whose general partner is TPG GenPar IV-AIV, L.P., whose general partner is TPG GenPar IV-AIV Advisors, Inc., whose sole shareholder is TPG Holdings I, L.P. (“TPG Holdings”); (ii) 174.17 shares held by TPG Partners V-AIV, L.P. (“Partners V”), whose general partner is TPG GenPar V-AIV, L.P., whose general partner is TPG GenPar V-AIV Advisors, Inc., whose sole shareholder is TPG Holdings; (iii) 0.46 shares held by TPG FOF V-A, L.P. (“TPG FOF A”) and (iv) 0.27 shares held by TPG FOF V-B, L.P. (“TPG FOF B” and, together with Partners IV, Partners V and TPG FOF A, the “TPG Funds”). The general partner of each of TPG FOF A and TPG FOF B is TPG GenPar V, L.P., whose general partner is TPG GenPar V Advisors, LLC, whose sole member is TPG Holdings, whose general partner is TPG Holdings I-A, LLC, whose sole member is TPG Group Holdings (SBS), L.P., whose general partner is Group Advisors. David Bonderman and James G. Coulter are officers and sole shareholders of Group Advisors and may therefore be deemed to have beneficial ownership of the shares held or controlled by the TPG Funds. Each of Mr. Bonderman, Mr. Coulter and Group Advisors disclaims beneficial ownership of our common shares held by Freescale LP.

Freescale LP Ownership: The TPG Funds hold 999,999 Class A limited partnership interests of Freescale LP (the “TPG Interests”), representing 14.14% of the Class A limited partnership interests outstanding, as follows: (i) 300,000 Class A limited partnership interests held by Partners IV; (ii) 696,706 Class A limited partnership interests held by Partners V; (iii) 1,823 Class A limited partnership interests held by TPG FOF A; and (iv) 1,470 Class A limited partnership interests held by TPG FOF B. David Bonderman and James G. Coulter, as officers and sole shareholders of the ultimate general partner of each of the TPG Funds, may be deemed to have beneficial ownership of the TPG Interests. Each of Mr. Bonderman, Mr. Coulter and Group Advisors disclaims beneficial ownership of the TPG Interests.

(6)	Information about common shares owned by FMR LLC (“FMR”) is based solely on a Schedule 13G filed by FMR with the SEC on March 10, 2014, reporting share ownership as of February 28, 2014. FMR’s address is 245 Summer Street, Boston, Massachusetts 02210. The Schedule 13G indicates that, at February 28, 2014: (i) Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR and an investment advisor, is the beneficial owner of 28,837,201 shares; (ii) Fidelity Funds’ Boards of Trustees have sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds; (iii) Edward C. Johnson 3rd, Chairman of FMR, and FMR through its control of Fidelity and the Fidelity Funds, each has sole power to dispose of the 28,837,201 shares owned by the Fidelity Funds; (iv) Fidelity SelectCo, LLC (“SelectCo”), 1225 17th Street, Suite 1100, Denver, Colorado, 80202 beneficially owns 351,314 shares of which Edward C. Johnson 3rd and FMR through its control of SelectCo, each has sole power to dispose of the 351,314 shares owned by the SelectCo Funds; (v) Fidelity Management Trust Company (“FMTC”), 245 Summer Street, Boston, Massachusetts 02210, an indirect wholly-owned subsidiary of FMR and a bank, is the beneficial owner of 4,700 shares of which Edward C. Johnson 3rd and FMR through its control of FMTC, each has sole power to vote or to direct the vote of 4,700and sole power to dispose of the 4,700 shares beneficially owned by FMTC; (vi) Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and an investment adviser, is the beneficial owner of 14,337 shares of which Edward C. Johnson 3rd and FMR through its control of PGALLC, each has sole power to vote or to direct the vote of 14,337 shares beneficially owned by PGALLC; and (vii) Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and a bank is the beneficial owner of 129,117 shares of which Edward C. Johnson 3rd and FMR through its control of PGATC, each has sole power to vote or to direct the vote of 129,117and sole power to dispose of the 121,808 shares beneficially owned by PGATC.
(7)	Includes (i) 6,404 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 7, 2014 and (ii) 13,291 restricted share units vested and that will vest within 60 days of March 7, 2014.
(8)	Includes (i) 100,556 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 7, 2014 and (ii) 31,452 restricted share units vested and that will vest within 60 days of March 7, 2014.
(9)	Includes (i) 3,202 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 7, 2014 and (ii) 13,291 restricted share units vested and that will vest within 60 days of March 7, 2014.
(10)	Includes (i) 115,113 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 7, 2014 and (ii) 36,606 restricted share units vested and that will vest within 60 days of March 7, 2014. Mr. Campbell also holds 742 Class A limited partnership interests in Freescale LP, representing less than 1% of the Class A limited partnership interests outstanding.
(11)	Includes (i) 32,078 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 7, 2014 and (ii) 5,991 restricted share units vested and that will vest within 60 days of March 7, 2014.
(12)	Includes (i) 70,594 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 7, 2014 and (ii) 35,485 restricted share units vested and that will vest within 60 days of March 7, 2014.
(13)	Includes (i) 43,328 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 7, 2014 and (ii) 5,991 restricted share units vested and that will vest within 60 days of March 7, 2014.
(14)	Includes (i) 527,737 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 7, 2014, and (ii) 192,483 restricted share units vested and that will vest within 60 days of March 7, 2014.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains our compensation philosophy and the factors considered in establishing our executive compensation program in 2013 for the Chief Executive Officer, Chief Financial Officer and the three highest paid individuals who were executive officers in 2013 (collectively the Named Executive Officers):

Name	Title
Gregg A. Lowe	President and Chief Executive Officer
Alan Campbell	Senior Vice President and Chief Financial Officer
Robert J. Conrad	Senior Vice President and General Manager, Automotive MCUs
Thomas Deitrich	Senior Vice President and General Manager, Digital Networking
David Reed	Senior Vice President, Manufacturing Operations

On January 12, 2014, Mr. Campbell notified the Company of his decision to retire from the Company after a transition period.

Compensation and related matters are reviewed and approved by the Compensation and Leadership Committee of the Company and the Compensation and Leadership Committee of Freescale Semiconductor, Inc., which we refer to collectively as the Compensation Committee. The Compensation Committee of the Company and Freescale Semiconductor, Inc. consist of the same members. All of our Named Executive Officers are employees of Freescale Semiconductor, Inc.

The Compensation Committee is responsible for all aspects of compensation for our Named Executive Officers, except the Board approves equity awards for the executive officers and the non-management members of the Board have the sole authority to authorize and approve all elements of compensation paid to our Chief Executive Officer.

2013 Shareholder Advisory Vote on Executive Compensation

In April 2013, our shareholders cast a non-binding advisory vote on our executive compensation decisions and policies as disclosed in our proxy statement. Approximately 95 percent of the common shares were voted in support of the compensation decisions and policies as disclosed, including more than 76 percent of the common shares voted by our non-affiliate shareholders. The Compensation Committee determined not to make material changes to our compensation policies and practices in response to the non-binding advisory vote. However, for the reasons discussed in this compensation discussion and analysis, the Compensation Committee made the following changes in 2013:

•	reduced the number of performance objectives under the short-term cash incentive plan to focus management on revenue growth and profitability;

•

increased the proportion of at-risk and performance-based compensation under our long-term incentive annual grant through the introduction of performance-based restricted share units utilizing a three year relative performance metric based on Total Shareholder Return;

•

adopted new long-term incentive award agreements for our Named Executive Officers extending the term of non-compete and non-solicitation covenants post-termination and upon a breach of those covenants, requiring repayment of proceeds from options exercised within the three year period prior to termination or after termination and the value of common shares delivered in respect of vested restricted share units, within the three year period prior to termination or after termination; and

•

adopted an executive severance plan for senior vice presidents and discontinued the use of employment agreements for new Named Executive Officers going forward (Named Executive Officers with existing employment agreements will continue under their existing employment agreements).

Compensation Philosophy

The Compensation Committee believes that well-designed compensation programs are critical to attract and retain the right people, incentivize beneficial behaviors and create long-term returns for our shareholders. The Compensation Committee also embraces a pay-for-performance philosophy that provides increased levels of actual compensation for performance above expectations or lower levels of actual compensation for performance below expectations.

Guiding Principles

In accordance with this philosophy, the Compensation Committee is guided by the following principles in structuring and administering compensation programs:

•	align the interests of management with the long-term interests of shareholders, without encouraging excessive or inappropriate risk taking;

•	design programs that are fiscally sound and maximize the value to shareholders and management;

•	design programs that are equitable, reasonable and market-oriented in comparison to similar positions in comparable corporations;

•	motivate and reward management to maximize performance and enterprise value by focusing on measurable short- and long-term objectives;

•	generally establish target compensation levels at the median of the composite market data, with deviations from the median as appropriate based on individual circumstances;

•	incorporate an increasing proportion of variable and at-risk compensation as an individual’s level of responsibility and ability to affect our results increase; and

•

align compensation with our pay-for-performance philosophy and recognize individual contribution through application of specific performance criteria that, to the maximum extent possible, are quantifiable.

In 2013, the Compensation Committee reviewed, among other factors, composite market data from our peer group (described below) including the 25th percentile, 50th percentile (market median) and 75th percentile base salary, total target cash (base salary and target short-term cash incentive) and total target direct compensation (base salary, target short-term cash incentive and long-term incentive awards grant value), which reflect compensation opportunity provided to executives in similar positions at our peer group of companies. These market comparisons are considered by the Compensation Committee along with other factors such as the relative compensation of comparable positions within the Company, specific skill-sets or capabilities, scope of responsibilities and individual performance. The Compensation Committee also considers the Chief Executive Officer’s feedback regarding the compensation for the Named Executive Officers (excluding the Chief Executive Officer). The Compensation Committee exercises its discretion in determining the extent to which it will consider the composite market data and other factors when establishing the compensation of our Named Executive Officers.

Compensation Consultant

The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Frederic Cook & Co.”) to provide independent, objective, third-party advice on the Company’s compensation programs, recommendations regarding program design and changes, and the Named Executive Officers’ compensation. The Compensation Committee has assessed the independence of Frederic Cook & Co. under NYSE listing standards and concluded that no conflict of interest exists. No additional services were provided by Frederic Cook & Co. to the Company.

Peer Group Comparability

The Compensation Committee evaluates our peer group annually, considering the following factors for potential peer companies: (i) revenue range of 0.5x to 2.0x of the Company’s revenue; (ii) enterprise value range of 0.3x to 3.0x of the Company’s value; (iii) whether they engage in the semiconductor business or other electronics business; and (iv) whether they have executive positions similar to those at the Company. The Compensation Committee believes enterprise value to be a more appropriate measure than market capitalization in selecting peer companies, given our current capital structure, and thus enterprise value provides a more accurate total valuation in comparison to peer companies. For the 2013 peer group, the Compensation Committee approved the following peer group with no changes from the prior year:

Advanced Micro Devices, Inc.	Broadcom Corporation	Micron Technology, Inc.
Altera Corporation	Linear Technology Corporation	NVIDIA Corporation
Analog Devices, Inc.	LSI Corporation	On Semiconductor
Applied Materials, Inc.	Marvell Technology Group	Sandisk Corporation
Atmel Corporation	Maxim Integrated Products, Inc.	Texas Instruments, Inc.
Avago Technologies	Microchip Technology, Inc.	Xilinx, Inc.

Our twelve-month revenue (trailing) and enterprise value exceeded approximately 64 and 66 percent, respectively, of the companies in our peer group at the time the Compensation Committee approved the 2013 peer group in December 2012. The Compensation Committee considered our percentile position in comparison to the peer group when reviewing composite market data.

Elements of Compensation

The principal elements of total direct compensation paid to the Named Executive Officers, consists of:

•	base salary;

•	performance-based short-term cash incentive awards; and

•	time- and performance-based long-term incentive awards (equity and cash awards).

The Compensation Committee does not target a specific formulaic mix of compensation elements.

Base Salary

Base salaries provide our Named Executive Officers with compensation for their day-to-day responsibilities. The Compensation Committee may adjust a Named Executive Officer’s base salary, other than the Chief Executive Officer (whose base salary may be adjusted only by the Board), if warranted, during its annual review or upon special events including promotions or changes in duties. The Compensation Committee reviewed base salaries for our Named Executive Officers, and after considering the composite market data, internal comparable positions, scope of responsibilities, individual performance and the recommendation from the Chief Executive Officer (except for his own base salary), the Compensation Committee (and the non-management members of the Board for the Chief Executive Officer) approved the 2013 annual base salary for each Named Executive Officer as follows:

Name	2013 Base Salary ($)
Gregg Lowe	1,000,000
Alan Campbell	545,000
Robert Conrad	400,000
Thomas Deitrich	485,000
David Reed	400,000

Mr. Conrad received an increase in base salary of $15,000 on March 31, 2013. No other changes were made to Named Executive Officer base salaries for 2013. Mr. Conrad’s base salary was increased primarily due to the comparisons to composite market data and internal comparable positions.

Short-Term Cash Incentive Awards

In 2013, short-term cash incentive awards were established for our employees, including Named Executive Officers, under the 2013 First Half Bonus Plan and the 2013 Second Half Bonus Plan (“Bonus Plans”), in each case established under the 2011 Freescale Semiconductor, Inc. Incentive Plan (“Incentive Plan”). The Bonus Plans are designed to align corporate goals and results, as well as promote the achievement of short-term financial and other business objectives for a measurement period of six months. The Compensation Committee determined that six-month measurement periods were more appropriate than annual measurement periods due to transitions in the Company’s business and short-term visibility. Our short-term cash incentive awards are also designed to reward the individual job performance of employees against their established individual performance objectives.

2013 Bonus Plan Targets

The Compensation Committee reviewed the annual bonus targets for the Named Executive Officers, and after considering the composite market data, internal comparable positions, scope of responsibilities, individual performance and the recommendation from the Chief Executive Officer (except for his own bonus target), the Compensation Committee (and the non-management members of the Board for the Chief Executive Officer) approved the 2013 annual bonus target for each Named Executive Officer as follows:

Name	2013 Annual Bonus Target ($)
Gregg Lowe	1,500,000
Alan Campbell	475,000
Robert Conrad	400,000
Thomas Deitrich	485,000
David Reed	400,000

The 2013 annual bonus target for Mr. Conrad was increased in February 2013 by $69,000 primarily due to comparisons to composite market data and internal comparable positions. Additionally, the Compensation Committee reviewed the annual bonus target for Mr. Conrad in July 2013 and determined it should be increased by an additional $100,000, primarily due to internal comparisons. This increase was effective in July 2013, and only applied to the 2013 Second Half Bonus Plan. Both of these increases are included in the 2013 Annual Bonus Target above. No other changes were made to Named Executive Officer bonus targets in 2013.

2013 First Half Bonus Plan and 2013 Second Half Bonus Plan

Both of the Bonus Plans consisted of a business performance factor and an individual performance factor. The business performance factor was calculated based on performance against pre-established performance objectives for each six-month plan, and ranged from 0.16 to 2.00 for the Bonus Plans. The individual performance factor for the Bonus Plans was established for each employee based upon an evaluation of their contribution to the Company and could range from 0.00 to 2.00. The maximum payment under the Bonus Plans was two times the bonus target. Funding of the Bonus Plans was contingent upon the achievement of a minimum earnings before interest and taxes (“EBIT”) threshold. The formula for individual bonus plan payments under each of the six-month Bonus Plans was:

Bonus Target X Business Performance Factor X Individual Performance Factor = Bonus Plan Payment

The individual bonus targets for each of the six-month Bonus Plans was 50% of each Named Executive Officer’s annual bonus target and is set forth in column (d) of the 2013 Grants of Plan-Based Awards Table.

After considering the recommendation of the Chief Executive Officer, the Compensation Committee determined that the pre-established performance objectives for the Bonus Plans would be revenue and gross margin, with funding of the Bonus Plans contingent upon the achievement of a minimum EBIT threshold. The Compensation Committee generally established performance range for threshold and maximum performance targets under the Bonus Plans as follows: (i) revenue of 90% to 113% of target; and (ii) gross margin of 95% to 104% of target. The Compensation Committee believes these to be good measures of company performance and profitability, and that these performance objectives incentivize employees to support our goals for profitable growth, which ultimately enhances shareholder value.

For purposes of the Bonus Plans, EBIT is calculated as net earnings (loss) excluding (i) net interest expense, (ii) tax expense (benefit), (iii) items related to our reorganization of business programs and other charges, (iv) gains (losses) on extinguishments and modifications of our long-term debt, (v) amortization expense for the effects of purchase price accounting, (vi) foreign exchange translation gains and losses, and (vii) the hedge results for foreign currency, interest rate or commodity contracts which are not accounted for as cash flow hedges.

As certified by the Compensation Committee, under the Bonus Plans (i) the EBIT threshold target was $222 million for the First Half Bonus Plan and was $306 million for the Second Half Bonus Plan, with actual EBIT performance of $244 million and $324 million for the First Half and Second Half Bonus Plans, respectively; (ii) the revenue target for the First Half and Second Half Bonus Plans was $2,170 million and $2,220 million, respectively, with certified revenue performance under the First Half and Second Half Bonus Plans of $2,019 million and $2,166 million, respectively; and (iii) the gross margin target under the First Half and Second Half Bonus Plans was 43.3% and 45.0%, with certified performance under the First Half and Second Half Bonus Plans of 41.5% and 43.6%, respectively.

The Compensation Committee considers the Company’s ability to fund the Bonus Plan pool based on the revenue and gross margin levels represented by the pre-established performance objectives. Because of this, the revenue and gross margin targets set forth above are more aggressive and harder to achieve than comparable targets utilized by awards that are not cash based. As a result of performance above the minimum EBIT threshold under the Bonus Plans, the actual business performance factors were 0.34 and 0.55 for the First Half and Second Half Bonus Plans, respectively. The Compensation Committee expected actual performance in 2013 to result in payments below target for the Bonus Plans, while still providing an opportunity for performance to fund payments at and above the Named Executive Officer’s target bonus.

The Compensation Committee certifies the Company’s results for each bonus period against the pre-established performance objectives prior to any bonus payments being made. Based on the Company’s performance against the pre-established performance objectives, and after considering individual performance and the recommendation from the Chief Executive Officer (except for his own bonus payment), the Compensation Committee (and the non-management members of the Board for the Chief Executive Officer) approved the following 2013 First Half and Second Half Bonus Plan Payments for each Named Executive Officer, shown below with the respective bonus target for each bonus period:

Name	2013 First Half Bonus Target ($)	2013 First Half Bonus Payment ($)	2013 Second Half Bonus Target ($)	2013 Second Half Bonus Payment ($)
Gregg Lowe	750,000	255,000	750,000	412,500
Alan Campbell	237,500	80,750	237,500	130,625
Robert Conrad	150,000	51,000	200,000	110,000
Thomas Deitrich	242,500	121,250	242,500	133,375
David Reed	200,000	100,000	200,000	110,000

Payments made under the Bonus Plans are included in column (g) of the 2013 Summary Compensation Table.

Long-Term Incentive Awards

Our long-term incentive awards are designed to align the individual interests of our employees with the interests of shareholders and reward them for the creation of long-term shareholder value. These programs directly support the Company’s at-risk, retention and pay-for-performance compensation goals, which are key elements of our compensation philosophy. In 2013, the Compensation Committee granted a mix of time- and performance-based awards to our Named Executive Officers.

Our long-term incentive awards consist of options to purchase our common shares, time- and performance-based restricted share unit awards payable in our common shares and restricted cash awards, and may be granted annually or upon special events including commencement of employment, promotion and changes in duties. Awards are granted in accordance with the Freescale Semiconductor Holdings 2011 Omnibus Incentive Plan (“2011 Omnibus Plan”) and the policies adopted by the Compensation Committee. Because the Compensation Committee does not consist of non-employee directors under Rule 16b-3 of the Exchange Act, the Board approves all equity awards for our Named Executive Officers.

Prior Year Long-Term Incentive Awards

In February 2012, the Compensation Committee recommended and the Board approved a grant of performance-based restricted share unit awards to Mr. Campbell and Mr. Deitrich in order to incentivize them to achieve our strategic goals for profitable growth (the “Select Grant”). The Select Grant vests 33% on the first and second anniversary of the date of grant and 34% on the third anniversary of the date of grant, subject to the achievement of performance objectives and the terms and conditions of the award agreement. The number of common shares underlying each Select Grant is determined by comparing the Company’s annual revenue and adjusted earnings per share (“EPS”) against goals established by the Compensation Committee for each of the three annual performance periods (2012, 2013 and 2014). Each performance-based restricted share unit award entitles Messrs. Campbell and Deitrich to receive from 0 to 1.5 times the target number of common shares based on the Company’s revenue and EPS for each annual performance period. The target units awarded in 2013 for the annual performance period were: Mr. Campbell — 29,185 and Mr. Deitrich — 25,320. The Compensation Committee believes that annual revenue and EPS are good measures of our performance and profitability, and that these performance objectives incentivize the award recipient to support our goals for profitable growth, which ultimately enhances shareholder value. Performance objectives are established to be aggressive, but achievable in the context of the business environment in each performance period.

In July 2012, Mr. Lowe received a performance-based restricted share unit award as part of his prorated 2012 Annual Grant, which was made upon the commencement of his employment with the Company. The performance-based restricted share unit award vests 100% on the third anniversary of the date of grant, subject to achievement of performance objectives established by the Compensation Committee for each of the three annual performance periods. The performance objectives and annual performance periods are consistent with the Select Grant described above. On the third anniversary of the date of grant, each performance-based restricted share unit entitles Mr. Lowe to receive from 0 to 1.0 times the target number of common shares based on the Company’s revenue and EPS for each annual performance period.

For the 2013 performance period, the pre-established performance objectives, relative weightings, performance scale and performance as certified by the Compensation Committee are set forth in the following table:

		Select Grant — 2013 Performance Period
Pre-established Performance Objective	Weight	Minimum	Target	Maximum	Actual	Performance Factor
2013 Revenue ($ in millions)	50%	$3,950	$4,020	$4,250	$4,185	1.344
2013 EPS (1)	50%	$0.23	$0.39	$0.93	$0.45	1.055
	Aggregate Performance —Share Delivery Factor					1.199

(1)	Adjusted EPS is calculated by dividing adjusted net earnings (loss) by the number of shares outstanding for the period of the calculation. Adjusted net earnings (loss) is defined as net earnings (loss) excluding (i) amortization expense for the effects of purchase price accounting, (ii) non-cash shared-based compensation expense, (iii) the hedge results for interest rate or commodity contracts which are not accounted for as cash flow hedges, (iv) the impact of deferred and non-current income taxes, (v) gains (losses) on extinguishments and modifications of our long-term debt, and (vi) items related to our reorganization of business programs and other charges.

As a result of 2013 revenue and EPS, the second 33% of the Select Grant vested, and the number of common shares calculated based on the performance factor shown above were delivered as follows: Mr. Campbell — 35,012 and Mr. Deitrich — 30,375. In addition, Mr. Lowe is entitled to receive 24,580 common shares under his award subject to his continued employment through the third anniversary of the date of grant.

As part of his offer of employment in October 2012, the Company granted Mr. Conrad a restricted cash award of $450,000 to compensate him for long-term incentive value that was forfeited to his former employer. The cash award vests in three equal installments on the first, second and third anniversary of the commencement of Mr. Conrad’s employment with the Company. The restricted cash award will be forfeited if Mr. Conrad’s employment terminates for any reason. The first installment of this award vested in 2013 and is included in column (d) of the 2013 Summary Compensation Table.

Annual Grant

The Company made an annual long-term incentive grant in 2013, with target award amounts determined by the Compensation Committee (and the non-management members of the Board for our Chief Executive Officer) after considering the composite market data for comparative positions from our peer group, internal comparable positions, scope of responsibilities, individual performance and the recommendation from the Chief Executive Officer (except for his own annual grant). The target award amounts were converted into actual units on the date of grant using the Company’s Black-Scholes value for the options to purchase our common shares and the closing price of a share, at the market close, on the NYSE on the date of grant for the time- and performance-based restricted share units. For a discussion of the assumptions used for our Black-Scholes values, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K.

In 2013, the Annual Grant was comprised of:

Vehicle	Proportion of Award Value	Strategy	Terms
Options to purchase our common shares	1/3	Risk-based long-term compensation element with award value being realized upon an increase in the price of our common shares	Vests and exercisable in four equal installments on the first, second, third and fourth anniversary of the date of grant; term of seven years

Time-based restricted share units	1/3	Retention-based long-term compensation element	Vests in four equal installments on the first, second, third and fourth anniversary of the date of grant and payable in our common shares

Performance-based restricted share units	1/3	Performance-based long-term compensation element, comparing our relative Total Shareholder Return (TSR) as compared to the TSR of 21 peer companies over a three year performance period	Vests in one installment on the third anniversary of the date of grant, with the number of shares received based on the Company’s relative TSR performance, and payable in our common shares

The Compensation Committee implemented a new design described in the table above for our annual long-term incentive awards in 2013, which increased the at-risk and performance-based components of the Company’s long-term incentive program. The TSR performance-based restricted share unit award compares the Company’s relative TSR over a three year period beginning on January 1, 2013, to a select group of 21 peer companies over the same three year period. The 21 peer companies contain the companies included in our peer group for composite market data plus Infineon Technologies AG, NXP Semiconductors N.V. and ST Microelectronics N.V. These three additional companies are not included in our compensation peer group because their publicly available executive compensation information is limited, but they do meet the peer group comparability criteria established by the Compensation Committee. The TSR performance-based award vests on the third anniversary of the date of grant and the Named Executive Officer can receive 0 to 1.5 times the target number of restricted share units based on our relative TSR performance. The Compensation Committee believes this long-term incentive design increases the alignment of our program with the interest of our shareholders and further reinforces our pay-for-performance philosophy. In addition, the three year performance period and three year vesting period promotes retention.

The Compensation Committee recommended, and the Board approved target annual grant award amounts for our Named Executive Officers, which resulted in the following units granted on April 2, 2013:

Name	Options	Time-based Restricted Share Units	Performance-based Restricted Share Units (Target)
Gregg Lowe	253,647	125,809	125,809
Alan Campbell	48,314	23,964	23,964
Robert Conrad	48,314	23,964	23,964
Thomas Deitrich	62,808	31,153	31,153
David Reed	48,314	23,964	23,964

Benefits and Perquisites

Benefits

Named Executive Officers are eligible to receive benefits provided to all U.S. employees including medical, dental, vision, disability, life insurance and are eligible to participate in the Freescale 401(k) Retirement Savings Plan (“401(k) Plan”). The 401(k) Plan provides for employer matching contributions which may be made in amounts up to a 100% match of each participant’s pre and / or post-tax contributions to the Plan, not to exceed 5% of the participant’s eligible earnings. These benefits are intended to be competitive with benefits offered within our peer group and other electronics companies. Named Executive Officers are also eligible for an annual executive comprehensive physical exam paid for by the Company. Matching contributions under the 401(k) Plan are included in column (i) of the 2013 Summary Compensation Table.

Perquisites

Certain Named Executive Officers received perquisites in 2013 including payment of certain relocation and commuting expenses, gross-up for taxes related to certain relocation and commuting expenses and the reimbursement of a payment made to a former employer. Each of these, as they pertain to certain Named Executive Officers, is described below.

Messrs. Conrad and Reed received relocation benefits in 2013 pursuant to the Company’s executive relocation policy, including certain gross-up payments related to the reimbursement of relocation expenses. Additionally, the Compensation Committee approved the reimbursement of certain expenses related to Mr. Conrad’s commuting travel between Portland, Maine and our office in Austin, Texas, including air travel, lodging and other transportation services. We also made a gross-up payment to Mr. Conrad for the tax liability associated with the reimbursement of these commuting expenses. We do not expect to pay any additional commuting expenses for Mr. Conrad. The amounts received by Messrs. Conrad and Reed are included in column (i) of the 2013 Summary Compensation Table.

The Company provided Mr. Lowe relocation benefits pursuant to the Company’s executive relocation policy and his employment agreement, as approved by the non-management members of the Board, in connection with his employment. In August 2012 to quickly transition his residence to our office in Austin, Texas, Mr. Lowe made an election under the terms of his employment agreement to have a relocation service provider purchase his primary residence in Dallas, Texas at an appraised value. When Mr. Lowe’s residence was sold in 2013, we reimbursed the relocation service provider for costs associated with the sale, including $242,500 for the service provider’s loss on the sale of Mr. Lowe’s residence and $159,000 for real estate commissions. Prior to the sale the Company also paid for certain interim carrying costs associated with the residence. We do not expect any additional payments related to Mr. Lowe’s relocation.

To incentivize Mr. Lowe to join the Company as President and Chief Executive Officer in 2012, the Company agreed to indemnify Mr. Lowe, on an after-tax basis, for any amounts required to be repaid by him to his former employer under the terms of his nonqualified stock option and restricted stock unit awards. In 2013, we paid $1,364,698 to Mr. Lowe representing the remaining balance of indemnification payments required to make him whole on an after tax basis for the amounts actually paid by him to his former employer. We do not expect any additional payments under these indemnification provisions.

Amounts related to Mr. Lowe’s perquisites described above, are included in column (i) of the 2013 Summary Compensation Table.

Policies and Decisions Regarding the Adjustment or Recovery of Awards

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup any improper payments from our Chief Executive Officer and Chief Financial Officer.

During 2013, the Company adopted new long-term incentive award agreements for Named Executive Officers extending the term of non-compete and non-solicitation covenants to two years post termination. Upon a breach of these covenants: (i) vested but unexercised options terminate; (ii) the executive must repay to the Company any gain from options exercised within the three years prior to termination or after termination; and

(iii) the executive must repay to the Company the fair market value of common shares acquired upon the vesting of any time- or performance-based restricted share units within three years prior to termination.

We will review our policies regarding the recovery of awards for compliance with the clawback policy requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act when the final regulations are issued.

Trading Restrictions

Freescale’s insider trading policy promotes compliance with applicable securities laws by Freescale, its directors and employees by prohibiting short-term or speculative transactions in Freescale’s securities or in other transactions that may lead to violations of the insider trading laws. The policy also prohibits covered persons from engaging in short sales or pledging of Freescale’s securities, or from transacting in publicly-traded options involving Freescale securities (such as puts, calls and other derivative securities).

Share Ownership Requirements

On March 4, 2014, the Board, upon the recommendation of the Compensation Committee, adopted share ownership requirements that apply to our senior executives, including the Named Executive Officers. The share ownership requirements provide that the Chief Executive Officer will attain and maintain equity ownership in an amount with a value equal to at least five times his annual base salary and that each of the Company’s Senior Vice Presidents will attain and maintain equity ownership in an amount with a value equal to at least two times their respective annual base salaries. For purposes of these requirements, equity ownership includes shares held directly, interests in unvested restricted share units and performance restricted share units that have achieved performance targets. Stock options and unearned performance restricted share units are not taken into consideration in meeting the share ownership requirements. The Compensation Committee will review compliance with equity ownership requirements on an annual basis. Our senior executives have five years to comply with these requirements during which they will be subject to mandatory equity retention requirements if certain minimum equity ownership thresholds are not met.

These requirements are intended to ensure that our senior executives, including our Named Executive Officers, maintain an equity interest in our Company at a level sufficient to assure our shareholders of their commitment to value creation, while addressing their individual need for portfolio diversification.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility of the annual compensation of our Named Executive Officers to $1,000,000 per individual to the extent that such compensation is not “performance-based” (as defined in Section 162(m)). In 2013 the company relied on transitional relief that is available under Section 162(m) of the Internal Revenue Code that exempts compensation plans adopted prior to a company’s initial public offering from the deduction limit under Section 162(m). This transitional relief for our 2011 Omnibus Plan expires upon the earlier of our 2015 annual general meeting or upon a material modification of the plan. As discussed in more detail in Proposal 4, we are requesting shareholders to approve amendments to the 2011 Omnibus Plan that would allow the Company to receive a federal income tax deduction for any compensation paid under this plan that constitutes “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. We consider the implications of Section 162(m) and the limits of deductibility of compensation in excess of $1,000,000 as we design our compensation programs. However, the Compensation Committee’s primary focus is applying our guiding principles in attracting, retaining, and motivating our Named Executive Officers, and we reserve the right to determine whether to make use of the performance-based compensation exception.

Additional Information Regarding Named Executive Officer Compensation

The base salary, total target cash and total target direct compensation of our Named Executive Officers was determined in 2013 based on our compensation philosophy and the policies and practices described in this compensation discussion and analysis. Total target cash consists of annual base salary plus the annual bonus target. Total target direct compensation represents the sum of annual base salary, annual bonus target and the grant date fair value of long-term incentive awards. The following provides additional information about the factors considered by the Compensation Committee and the Board in their review of our Named Executive Officers’ 2013 compensation.

Gregg Lowe

Mr. Lowe joined Freescale as our President and Chief Executive Officer in 2012 at a time when the Company wished to attract a highly regarded senior executive with substantial experience in the semiconductor industry to grow the Company. In light of these circumstances, the Board approved Mr. Lowe’s base salary, bonus target, and long-term incentive awards, and provided Mr. Lowe other compensation in order to incentivize him to join the Company. The Board approved an increase to Mr. Lowe’s long-term incentive award in 2013, which resulted in an increase to Mr. Lowe’s total target direct compensation. Mr. Lowe’s base salary is in the upper quartile of the composite market data, total target cash is approximately at the 75th percentile of the composite market data and total target direct compensation is approximately at the 50th percentile of the composite market data.

Alan Campbell

Mr. Campbell’s base salary and total target cash are set forth in his employment agreement, which was entered into over five years ago, and have not been increased since then. Mr. Campbell’s base salary and total target cash are in the 50th to 75th percentile of the composite market data, which reflects his extensive tenure with the Company and our predecessor, the significant contributions Mr. Campbell has made to our business, and the broad scope of his responsibilities. Mr. Campbell’s total target direct compensation is at approximately the 50th percentile of the composite market data.

Robert Conrad

The Compensation Committee approved an increase to Mr. Conrad’s base salary and annual bonus target in 2013, primarily due to the composite market data and based on the compensation for similar positions in the Company. The base salary and bonus target change increased the performance-based compensation as a percentage of Mr. Conrad’s total target cash. The Compensation Committee also approved an increase in Mr. Conrad’s long-term incentive awards which resulted in an increase to Mr. Conrad’s total target direct compensation. Mr. Conrad’s base salary, total target cash and total target direct compensation are at approximately the 50th percentile of the composite market data.

Thomas Deitrich

None of Mr. Deitrich’s base salary, total target cash or total target direct compensation was adjusted in 2013. The base salary is at approximately the 75th percentile, total target cash and total target direct compensation for Mr. Deitrich are in the 50th to 75th percentile of the composite market data, which reflects the broad scope of his responsibilities and the contributions Mr. Deitrich has made to our business.

David Reed

Mr. Reed’s base salary and total target cash were not adjusted in 2013. The Compensation Committee approved an increase in Mr. Reed’s long-term incentive award, which resulted in an increase to Mr. Reed’s total target direct compensation. The base salary, total target cash and total target direct compensation for Mr. Reed are in the 50th to 75th percentile of the composite market data, which reflects the broad scope of his responsibilities managing our operations, quality and technology solutions organizations.

Compensation Practices and Risk

We believe our compensation programs balance an appropriate mix of short and long-term performance objectives, cash- and equity-based compensation, and risks and rewards for our employees. Our programs incorporate key design features to mitigate the likelihood of excessive risk-taking behavior, including:

•

reasonable performance goals are established by the Compensation Committee for short-term cash incentive programs, incorporating top-line (e.g., revenue) and bottom-line (e.g., EBIT and gross margin) business performance factors;

•	all Freescale employees, including Named Executive Officers, are measured against the same business performance factors for our short-term cash incentive programs;

•	our short-term cash incentive programs include maximum payout limitations of 200% and the maximum individual bonus payment under our Bonus Plans is two times the bonus target;

•	the Compensation Committee retains ultimate discretion for payments made to our employees, including Named Executive Officers, under our short-term cash incentive program; and

•

long-term incentive equity grants for our Named Executive Officers contain a mix of performance-based and time-based vesting, and in 2013, included absolute and relative market-based performance metrics over a three year performance period.

Additionally, we have a strong internal control environment, including ethics and compliance training for all employees. Based on a review of our compensation program design, we believe that there are no significant risks and our policies and practices do not create risks that are reasonably likely to have a material negative impact on our Company.

2013 Summary Compensation Table

The following Summary Compensation Table sets forth information regarding the compensation provided by Freescale Semiconductor, Inc. and the Company to the Chief Executive Officer, the Chief Financial Officer, and each of the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving at the end of 2013.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Share Awards ($) (e)		Option Awards ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)		All Other Compensation ($) (i)		Total ($) (j)
Gregg Lowe, President and Chief Executive Officer	2013	1,000,000	—		4,246,916	(2)	1,750,164	(4)	667,500	(5)	1,846,025	(6)	9,510,605
	2012	553,846	1,000,000		3,388,057		7,143,998		—		8,659,186		20,745,087

Alan Campbell, Senior Vice President and Chief Financial Officer	2013	545,000	—		1,164,733	(3)	333,367	(4)	211,375	(5)	15,250	(6)	2,269,725
	2012	545,000	—		1,264,855		562,831		—		12,500		2,385,186
	2011	545,000	—		—		—		3,283,250		12,250		3,840,500

Robert Conrad, Senior Vice President and General Manager	2013	395,961	150,000	(1)	740,967	(3)	333,367	(4)	161,000	(5)	96,841	(6)	1,878,136

Thomas Deitrich, Senior Vice President and General Manager	2013	485,000	—		1,330,897	(3)	433,375	(4)	254,625	(5)	15,250	(6)	2,519,147
	2012	482,115	—		1,255,495		844,208		—		12,500		2,594,318
	2011	450,577	—		—		—		2,419,750		12,250		2,882,577

David Reed, Senior Vice President, Manufacturing Operations	2013	400,000	—		740,967	(3)	333,367	(4)	210,000	(5)	97,277	(6)	1,781,611

(1)	Represents the first installment of a restricted cash award that became payable within 30 days of the first anniversary of the commencement of Mr. Conrad’s employment.
(2)	Amount shown does not reflect compensation actually received in 2013 by Mr. Lowe. Instead, the amount shown reflects the grant date fair value of awards calculated in accordance with ASC Topic 718 in connection with Mr. Lowe’s (i) 2013 Annual Grant of 125,809 market-based performance restricted share units payable in the Company’s common shares; (ii) 2013 Annual Grant of 125,809 time-based restricted share units payable in Company’s common shares; and (iii) 24,580 performance restricted share units payable in the Company’s common shares granted in connection with the second distinct performance period of Mr. Lowe’s 2012 Annual Grant. The 2013 Annual Grant of market-based performance restricted share units vest on the third anniversary of the date of grant subject to the achievement of specified performance goals and the terms and conditions of the award agreement. Each performance restricted share unit entitles Mr. Lowe to receive between 0 to 1.5 times the target number of common shares contingent on Company performance based on relative total shareholder return compared to a peer group. The grant date fair value for this award was determined using the Monte Carlo valuation model. The 2013 time-based restricted share units vest in four equal installments on the first, second, third and fourth anniversary of the date of grant. The 2012 Annual Grant performance restricted share units vest on the third anniversary of the date of grant, subject to performance achievement and the terms and conditions outlined in the award agreement. The ultimate number of common shares underlying this award is contingent on Company performance measured against annual revenue and EPS goals established by the Compensation Committee for each of the three distinct annual performance periods (2012, 2013 and 2014). Each performance restricted share unit entitles Mr. Lowe to receive from 0 to 1 times the target number of common shares. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K.
(3)

Amounts shown do not reflect compensation actually received in 2013 by the Named Executive Officer. Instead the amounts shown reflect the grant date fair value of awards calculated in accordance with ASC Topic 718 in connection with (i) the 2013 Annual Grant of market-based performance restricted share units payable in the Company’s common shares; (ii) 2013 Annual Grant of time-based restricted share units payable in Company’s common shares; and (iii) 2013 Select Grant of performance restricted share units payable in the Company’s common shares granted in connection with the second distinct performance period of the Named Executive Officers’ 2012 Select Grant (Mr. Campbell and Mr. Deitrich only). Grants of market-based performance restricted share units under the 2013 Annual Grant for each officer were as follows: Mr. Campbell — 23,964; Mr. Conrad — 23,964; Mr. Deitrich — 31,153; and Mr. Reed — 23,964. These awards of market-based performance restricted share units vest on the third anniversary of the date of grant subject to the achievement of specified performance goals based on relative total shareholder return compared to a peer group and the terms and conditions of the award agreement. Each performance restricted share unit entitles the Named Executive Officer to receive between 0 to 1.5 times the target number of common shares. The grant date fair value for this award was determined using the Monte Carlo valuation model. Grants of time-based restricted share units under the 2013 Annual Grant for each officer were as follows: Mr. Campbell — 23,964; Mr. Conrad — 23,964; Mr. Deitrich — 31,153; and Mr. Reed — 23,964. These grants of time-based restricted share units vest in four equal installments on the first, second, third and fourth anniversary of the date of grant. Grants of performance restricted share units for 2013 under the 2012 Select Grant were made on February 6, 2013 as follows: Mr. Campbell — 29,185 and Mr. Deitrich — 25,320. Assuming maximum achievement of performance metrics in the second performance period, the maximum value at the date of grant would be: Mr. Campbell — $635,649 and Mr. Deitrich — $551,470. The performance restricted share units vest 33% on the first and second anniversary of the date of grant and 34% on the third anniversary of the date of grant, subject to performance achievement and the terms and conditions outlined in the award agreement. The ultimate number of common shares underlying this award is contingent on Company performance measured against annual revenue and

EPS goals established by the Compensation Committee for each of the three distinct annual performance periods (2012, 2013 and 2014). Each performance restricted share unit entitles the grant recipient to receive from 0 to 1.5 times the target number of common shares. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K.
(4)	Amounts shown do not reflect compensation actually received in 2013 by the Named Executive Officer. Instead the amounts shown reflect the grant date fair value of awards calculated in accordance with ASC Topic 718 in connection with our 2013 Annual Grant of options to purchase the Company’s common shares. Each officer was awarded an option to purchase the number of the Company’s common shares as follows: Mr. Lowe — 253,647; Mr. Campbell — 48,314; Mr. Conrad — 48,314; Mr. Deitrich — 62,808; and Mr. Reed — 48,314. Each option to purchase the Company’s common shares vest 25% on the first, second, third and fourth anniversary of the date of grant and has a term of seven years. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K.
(5)	Represents (i) payments under the 2013 First Half Bonus Plan to the Named Executive Officers: Mr. Lowe — $255,000; Mr. Campbell — $80,750; Mr. Conrad — $51,000; Mr. Deitrich — $121,250; and Mr. Reed — $100,000; and (ii) payments under the 2013 Second Half Bonus Plan to Named Executive Officers: Mr. Lowe — $412,500; Mr. Campbell — $130,625; Mr. Conrad — $110,000; Mr. Deitrich — $133,375; and Mr. Reed — $110,000.
(6)	The table represents the aggregate value during 2013 of perquisites and other compensation provided to the Named Executive Officers.

Name	Relocation Services		Commuting		Executive Wellness	401(k) Company Match	Other		Total
Gregg Lowe	465,957	[a]	—		2,620	12,750	1,364,698	[c]	1,846,025
Alan Campbell	—		—		2,500	12,750	—		15,250
Robert Conrad	45,881	[b]	50,960	[b]	—	—	—		96,841
Thomas Deitrich	—		—		2,500	12,750	—		15,250
David Reed	84,527	[b]	—		—	12,750	—		97,277

a.	Includes the Company’s $242,500 reimbursement to the service provider for the loss on the sale of Mr. Lowe’s Dallas, Texas home and real estate commissions charges in the amount of $159,000 paid by the Company on Mr. Lowe’s behalf related to the Dallas, Texas home sale.
b.	Relocation Services and Commuting payments include a gross-up payment of (i) $4,297 for Mr. Conrad’s relocation, (ii) $10,194 for Mr. Reed’s relocation and (iii) $13,938 for Mr. Conrad’s commuting.
c.	Amount represents an indemnification payment made to Mr. Lowe in connection with clawback claims from his former employer.

2013 Grants of Plan-based Awards Table

The following table sets forth information concerning non-equity and equity incentive plan-based compensation provided by the Company in 2013 to our Named Executive Officers.

		Estimated future payouts under non-equity incentive plan awards						Estimated future payouts under equity incentive plan awards						All other share awards: Number of shares or units (#) (i)		All other option awards: Number of securities underlying options (#) (j)		Exercise of base price of option awards ($) (k)	Grant date fair value of share and option awards ($) (l)(1)
Name (a)	Grant Date (b)	Threshold ($) (c)		Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)		Target (#) (g)		Maximum (#) (h)
Gregg Lowe	2/5/2013	—	(2)	750,000	(2)	1,500,000	(2)	—		—		—		—		—		—	—
	7/30/2013	—	(3)	750,000	(3)	1,500,000	(3)	—		—		—		—		—		—	—
	2/5/2013	—		—		—		—	(4)	24,580	(4)	24,580	(4)	—		—		—	356,902
	4/2/2013	—		—		—		—	(5)	125,809	(5)	188,713	(5)	—		—		—	2,140,011
	4/2/2013	—		—		—		—		—		—		125,809	(7)	—		—	1,750,003
	4/2/2013	—		—		—		—		—		—		—		253,647	(8)	13.91	1,750,164
Alan Campbell	2/5/2013	—	(2)	237,500	(2)	475,000	(2)	—		—		—		—		—		—	—
	7/30/2013	—	(3)	237,500	(3)	475,000	(3)	—		—		—		—		—		—	—
	2/5/2013	—		—		—		—	(6)	29,185	(6)	43,777	(6)	—		—		—	423,766
	4/2/2013	—		—		—		—	(5)	23,964	(5)	35,946	(5)	—		—		—	407,628
	4/2/2013	—		—		—		—		—		—		23,964	(7)	—		—	333,339
	4/2/2013	—		—		—		—		—		—		—		48,314	(8)	13.91	333,367
Robert Conrad	2/5/2013	—	(2)	150,000	(2)	300,000	(2)	—		—		—		—		—		—	—
	7/30/2013	—	(3)	200,000	(3)	400,000	(3)	—		—		—		—		—		—	—
	4/2/2013	—		—		—		—	(5)	23,964	(5)	35,946	(5)	—		—		—	407,628
	4/2/2013	—		—		—		—		—		—		23,964	(7)	—		—	333,339
	4/2/2013	—		—		—		—		—		—		—		48,314	(8)	13.91	333,367
Thomas Deitrich	2/5/2013	—	(2)	242,500	(2)	485,000	(2)	—		—		—		—		—		—	—
	7/30/2013	—	(3)	242,500	(3)	485,000	(3)	—		—		—		—		—		—	—
	2/5/2013	—		—		—		—	(6)	25,320	(6)	37,980	(6)	—		—		—	367,646
	4/2/2013	—		—		—		—	(5)	31,153	(5)	46,729	(5)	—		—		—	529,913
	4/2/2013	—		—		—		—		—		—		31,153	(7)	—		—	433,338
	4/2/2013	—		—		—		—		—		—		—		62,808	(8)	13.91	433,375
David Reed	2/5/2013	—	(2)	200,000	(2)	400,000	(2)	—		—		—		—		—		—	—
	7/30/2013	—	(3)	200,000	(3)	400,000	(3)	—		—		—		—		—		—	—
	4/2/2013	—		—		—		—	(5)	23,964	(5)	35,946	(5)	—		—		—	407,628
	4/2/2013	—		—		—		—		—		—		23,964	(7)	—		—	333,339
	4/2/2013	—		—		—		—		—		—		—		48,314	(8)	13.91	333,367

(1)	Amounts in this column represent the grant date fair value of shares and options granted in fiscal 2013 calculated in accordance with ASC Topic 718. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statement included in the Annual Report on Form 10-K.
(2)	Amounts represent target and maximum bonus awards under the 2013 First Half Bonus Plan. The minimum payment under the 2013 First Half Bonus Plan was $0 for each Named Executive Officer and the maximum payment was two times the target amount. See footnote 5 of the 2013 Summary Compensation Table for actual payments made under this award.
(3)	Amounts represent target and maximum bonus awards under the 2013 Second Half Bonus Plan. The minimum payment under the 2013 Second Half Bonus Plan was $0 for each Named Executive Officer and the maximum payment was two times the target amount. See footnote 5 of the 2013 Summary Compensation Table for actual payments made under this award.
(4)	Amounts represent performance restricted share units granted to Mr. Lowe on February 5, 2013 in connection with the second distinct performance period of Mr. Lowe’s 2012 Annual Grant, under the 2011 Omnibus Plan. See footnote 2 of the 2013 Summary Compensation Table for a more detailed description of the award.
(5)	Amounts represent performance-based restricted share units granted to Messrs. Lowe, Campbell, Conrad, Deitrich and Reed on April 2, 2013 as part of the 2013 Annual Grant under the 2011 Omnibus Plan. See footnote 2 of the 2013 Summary Compensation Table for a more detailed description of Mr. Lowe’s award. See footnote 3 of the 2013 Summary Compensation Table for a more detailed description of Messrs. Campbell, Conrad, Deitrich and Reed’s award.
(6)	Amounts represent grants of performance share units awarded to Messrs. Campbell and Deitrich on February 5, 2013 in connection with the second distinct performance period of the 2012 Select Grant under the 2011 Omnibus Plan. These awards vested on February 6, 2014, the second anniversary of the Board approval date of the award. See footnote 3 of the 2013 Summary Compensation Table for a more detailed description of this award.
(7)	Amounts represent grants of restricted share units to Messrs. Lowe, Campbell, Conrad, Deitrich and Reed as part of the 2013 Annual Grant under the 2011 Omnibus Plan. See footnote 2 of the 2013 Summary Compensation Table for a more detailed description of Mr. Lowe’s award. See footnote 3 of the 2013 Summary Compensation Table for a more detailed description of Messrs. Campbell, Conrad, Deitrich and Reed’s award.
(8)	Amounts represent grants of options to purchase the Company’s common shares awarded to Messrs. Lowe, Campbell, Conrad, Deitrich, and Reed as part of the 2013 Annual Grant under the 2011 Omnibus Plan. See footnote 4 of the 2013 Summary Compensation Table for a more detailed description of these awards.

Employment Agreements of Certain Named Executive Officers

We have employment agreements in place for certain Named Executive Officers. Each employment agreement with a Named Executive Officer was approved by the Compensation Committee and the non-management members of the Board in the case of the Chief Executive Officer. Instead of continuing to offer employment agreements to new named executive officers, in 2013, the Company adopted an Executive Severance Plan for Senior Vice Presidents (“Executive Severance Plan”), including certain Named Executive Officers, providing severance benefits upon a qualifying termination. With the adoption of the Executive Severance Plan, the Company grandfathered employment agreements that had been previously provided to certain Named Executive Officers.

Gregg Lowe

On May 31, 2012, Freescale Semiconductor, Inc. entered into an employment agreement with Mr. Lowe, President and Chief Executive Officer. In addition to his base salary, short-term and long-term incentives, Mr. Lowe’s employment agreement also provides for certain executive benefits and perquisites as described above in “Benefits and Perquisites.” Mr. Lowe’s employment agreement also provides him with severance upon a qualifying termination of employment.

Alan Campbell and Thomas Deitrich

Freescale Semiconductor, Inc. entered into an employment agreement with each of Messrs. Campbell and Deitrich, providing for a minimum base salary level and total target cash, as well as certain benefits under a qualifying termination. The dates of each employment agreement are as follows: Mr. Campbell — July 1, 2008 and Mr. Deitrich — April 29, 2009.

Robert Conrad and David Reed

Messrs. Conrad and Reed are eligible to receive severance benefits upon a qualifying termination under the Executive Severance Plan.

For more information regarding payments made to our Named Executive Officers upon termination or change in control, please see the “2013 Potential Payments upon Termination or Change in Control” section below.

2013 Outstanding Awards at Fiscal Year-end Table

	Option Awards							Share Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units that Have Not Vested (#) (g)		Market Value of Shares or Units that Have Not Vested ($) (h)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (j)(1)
Gregg Lowe	95,024	(2)	285,074	(2)	—	10.06	7/2/2019	—		—	—		—
	208,532	(2)	625,599	(2)	—	10.06	7/2/2022	—		—	—		—
	—		253,647	(5)	—	13.91	4/2/2020	—		—	—		—
	—		—		—	—	—	156,103	(2)	2,505,453	—		—
	—		—		—	—	—	125,809	(5)	2,019,234	—		—
	—		—		—	—	—	24,580	(6)	394,509	—		—
	—		—		—	—	—	—		—	188,713	(9)	3,028,844
Alan Campbell	66,441	(3)	—		—	6.40	4/6/2019	—		—	—
	18,297	(4)	54,893	(4)	—	15.41	4/2/2019	—		—	—
	—		48,314	(5)	—	13.91	4/2/2020	—		—	—
	—		—		—	—	—	19,752	(7)	317,020	—		—
	—		—		—	—	—	12,165	(4)	195,248	—		—
	—		—		—	—	—	23,964	(5)	384,622	—		—
	—		—		—	—	—	35,012	(8)	561,943	—		—
	—		—		—	—	—	—		—	35,946	(9)	576,933
Robert Conrad	20,000	(4)	60,000	(4)	—	9.32	11/5/2019	—		—	—		—
	—		48,314	(5)	—	13.91	4/2/2020	—		—	—		—
	—		—		—	—	—	37,500	(4)	601,875	—		—
	—		—		—	—	—	23,964	(5)	384,622	—		—
	—		—		—	—	—	—		—	35,946	(9)	576,933
Thomas Deitrich	108,876	(3)	—		—	6.40	4/6/2019	—		—	—		—
	27,445	(4)	82,335	(4)	—	15.41	4/2/2019	—		—	—		—
	—		62,808	(5)	—	13.91	4/2/2020	—		—	—		—
	—		—		—	—	—	17,139	(7)	275,081	—		—
	—		—		—	—	—	18,248	(4)	292,880	—		—
	—		—		—	—	—	31,153	(5)	500,006	—		—
	—		—		—	—	—	30,375	(8)	487,519	—		—
	—		—		—	—	—	—		—	46,729	(9)	750,000
David Reed	31,250	(4)	93,750	(4)		9.32	11/5/2019	—
	—		48,314	(5)	—	13.91	4/2/2020	—
	—		—		—	—	—	52,500	(4)	842,625
	—		—		—	—	—	23,964	(5)	384,622
	—		—		—	—	—	—		—	35,946	(9)	576,933

(1)	Amounts in columns (h) and (j) are calculated by multiplying the number of units by the fair market value per common share of $16.05 on December 31, 2013.
(2)	Amounts represent options and restricted share unit awards granted under the 2011 Omnibus Incentive Plan on July 2, 2012. The options awards vest in equal installments on the first, second, third and fourth anniversary of the date of grant and the restricted share unit vests in equal installments on the first and second anniversary of the date of grant.
(3)	Options granted under the terms of the 2006 Management Incentive Plan (MIP) on April 6, 2009. The options vested in equal installments on the first, second, third and fourth anniversary of the date of the grant.
(4)	Amounts represent options and restricted share unit awards granted under the 2011 Omnibus Incentive Plan on April 2, 2012 for Messrs. Campbell and Deitrich and November 5, 2012 for Messrs. Conrad and Reed. These awards vest in equal installments on the first, second, third and fourth anniversary of the date of grant.
(5)	Options and restricted share unit awards granted under the 2011 Omnibus Incentive Plan on April 2, 2013. These awards vest in equal installments on the first, second, third and fourth anniversary of the date of grant.
(6)	Performance-based restricted share unit award granted under the 2011 Omnibus Incentive Plan on February 5, 2013. As a result of 2013 performance against pre-established performance measures and the Compensation Committee’s certification of performance on February 4, 2014, Mr. Lowe will receive this award provided he remains employed with the Company through the vesting date of July 2, 2015.
(7)	Restricted share unit awards granted under the 2011 Omnibus Incentive Plan on February 5, 2012. These awards vest 33% on the first and second anniversary of the date of grant and 34% on the third anniversary of the date of grant.
(8)	Performance-based restricted share unit award granted under the 2011 Omnibus Incentive Plan on February 5, 2013. As a result of 2013 performance against pre-established performance measures and the Compensation Committee’s certification of performance on February 4, 2014, these awards vested on February 6, 2014, the second anniversary of the Board approval date of the award.
(9)	Performance-based restricted share unit award granted under the 2011 Omnibus Incentive Plan on April 2, 2013. This award vests 100% on the third anniversary of the date of grant subject to performance achievement based on relative Total Shareholder Return compared to a peer group of companies. As results indicate achievement between target and maximum performance, the amounts reflected are the maximum amounts.

2013 Option Exercises and Stock Vested Table

	Option Awards		Share Awards
Name (a)	Number of Share Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
Gregg Lowe	—	—	156,102	2,141,719
Alan Campbell	996,632	8,623,715	13,783	201,839
Robert Conrad	—	—	12,500	185,500
Thomas Deitrich	92,468	934,075	14,523	210,794
David Reed	—	—	17,500	259,700

(1)	The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of the Company’s common shares to which the exercise of the option related by (ii) the difference between the per share closing price of the Company’s common shares on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for share awards are determined by multiplying the number of restricted share units that vested by the per-share closing price of the Company’s common shares on the vesting date.

2013 Nonqualified Deferred Compensation Table

Name (a)	Executive Contribution in Last Fiscal Year ($) (b)	Registrant Contribution in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)(1)	Aggregate Withdrawal/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)(2)
Gregg Lowe	—	—	—	—	—
Alan Campbell	—	—	133,862	—	426,288
Robert Conrad	—	—	—	—	—
Thomas Deitrich	—	—	108,940	—	346,921
David Reed	—	—	—	—	—

(1)	Aggregate earnings in the last fiscal year is based on the change in our share price from $11.01 on January 1, 2013 to $16.05 on December 31, 2013, multiplied by the vested number of restricted share units.
(2)	Aggregate balance at last fiscal year end is based on the number of vested restricted share units multiplied by the share price of $16.05 on December 31, 2013. Common shares will become deliverable upon the earlier to occur of termination, death, disability, a change in control or the seventh anniversary of the date of grant. The restricted share units were granted under the 2006 MIP in 2007 and 2008.

2013 Potential Payments upon Termination or Change in Control Table

Name	Termination By Company (without cause) ($)		Termination By Employee For Good Reason ($)		Qualifying Termination After Change in Control ($)		Voluntary Termination ($)		Death/ Disability ($)		Change in Control (Assumption of Equity Awards) ($)		Change in Control (No Assumption of Equity Awards) ($)
Gregg Lowe	9,951,685	(1)	10,520,879	(1)	24,368,669	(5)	—	(8)	6,127,651	(9)	2,685,582	(11)	14,403,522	(12)
Alan Campbell	964,726	(2)	701,350	(4)	4,692,674	(6)	—	(8)	823,352	(10)	1,462,587	(11)	2,498,000	(12)
Robert Conrad	925,548	(3)	335,225	(4)	3,938,558	(7)	—	(8)	457,227	(10)	511,548	(11)	2,005,237	(12)
Thomas Deitrich	883,454	(2)	657,045	(4)	4,851,798	(6)	—	(8)	815,645	(10)	1,490,138	(11)	2,745,209	(12)
David Reed	924,567	(3)	491,188	(4)	4,404,979	(7)	—	(8)	613,190	(10)	511,548	(11)	2,473,124	(12)

(1)	Amount represents estimated payments to be made under Mr. Lowe’s Employment Agreement including two times the sum of Mr. Lowe’s base salary and target bonus, plus the 2013 Second Half Bonus Payment, the estimated value of medical and life insurance benefits over a period of two years following termination of employment and the value of the second cash portion of his make whole award otherwise payable upon the third anniversary of the commencement of his employment. Amount also includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(2)	Amount represents estimated payments to be made under Executive’s Employment Agreement including one and a half times the executive’s base salary, plus the 2013 Second Half Bonus Payment, and the estimated value of medical and life insurance benefits over a period of eighteen months following termination of employment. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(3)	Amount represents estimated payments to be made under Executive Severance Plan including the sum of the executive’s base salary and target bonus, plus the 2013 Second Half Bonus Payment, and the estimated value of medical and life insurance benefits over a period of one year following termination of employment. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(4)	Amount represents the estimated value of the accelerated vesting of equity awards as per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(5)	Amount represents estimated payments to be made under Mr. Lowe’s Employment Agreement including three times the sum of Mr. Lowe’s base salary and target bonus, plus the 2013 Second Half Bonus Payment, the estimated value of medical and life insurance benefits over a period of three years following termination of employment and the value of the second cash portion of his make whole award otherwise payable upon the third anniversary of the commencement of his employment. Amount also includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(6)	Amount represents estimated payments to be made under Executive’s Employment Agreement including two times the executive’s base salary, plus the 2013 Second Half Bonus Payment, and the estimated value of health, medical and life and long-term disability benefits over a period of two years following termination of employment. Amount also includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(7)	Amount represents estimated payments to be made under Executive Severance Plan including the one and a half times the sum of the executive’s base salary and target bonus, plus the 2013 Second Half Bonus Payment, and the estimated value of medical and life insurance benefits over a period of one and a half years following termination of employment. Amount also includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(8)	Upon voluntary termination, Named Executive Officers are eligible for a payment of accrued but unpaid base salary, accrued but unused paid time off through the date of termination and unreimbursed business expenses.
(9)	Amount represents estimated payments to be made under Mr. Lowe’s Employment Agreement including the value of the second cash portion of his make whole award otherwise payable upon the third anniversary of the commencement of his employment. Amount also includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(10)	Amount represents the estimated value of the accelerated vesting of equity awards as per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(11)	Amount represents the value of accelerated vesting of equity awards per the terms of the award agreements and assumes that each outstanding equity award was assumed or substituted in connection with the Change in Control, except for the performance restricted share units which vest upon a Change in Control.
(12)	Amount represents the value of accelerated vesting of equity awards per the terms of the award agreements and assumes that each outstanding equity award was not assumed or substituted in connection with the Change in Control.

2013 Potential Payments upon Termination or Change in Control

Mr. Lowe

Under the terms of the employment agreement for Mr. Lowe, in the event that his employment is terminated by the Company other than for Cause, death or Disability, or it is terminated by Mr. Lowe for Good Reason (as those terms are defined in his employment agreement), he will be entitled to receive, subject to his execution of a release: (1) payment of all unpaid base salary, accrued paid time off through the date of termination, unreimbursed business expenses, and his cash bonus for the year preceding the date of termination (if not previously paid); (2) a cash payment equal to a prorated portion of his annual bonus based on actual performance for the calendar year in which the date of termination occurs; (3) a cash payment equal to two times the sum of annual base salary and annual target bonus; (4) continued medical and life insurance for him and, if applicable, any dependents who had received benefits under his coverage prior to the termination date, for two years or until the same type of benefits are received or made available to Mr. Lowe; (5) any other amounts or benefits required to be paid or provided which he is eligible to receive, based on accrued benefits through the date of termination; and (6) to the extent unpaid, the accelerated payment of $2,000,000, the remaining portion of Mr. Lowe’s make whole cash bonus. In the event that his employment is terminated due to disability or death, Mr. Lowe or his legal representatives, in the case of his death, will be entitled to receive: (1) payment of all unpaid base salary, accrued paid time off through the date of termination, unreimbursed business expenses, and his cash bonus for the year preceding the date of termination (if not previously paid); (2) a cash payment equal to a prorated portion of his annual bonus based on actual performance for the calendar year in which the date of termination occurs; (3) any other amounts or benefits required to be paid or provided which Mr. Lowe was eligible to receive, based on accrued benefits through the date of termination; and (4) to the extent unpaid, the accelerated payment of $2,000,000, the remaining portion of Mr. Lowe’s make whole cash bonus.

If, within a period of two years immediately following a Change in Control (as defined in his employment agreement), Mr. Lowe’s employment is terminated by the Company other than for Cause, death or Disability, or if Mr. Lowe terminates employment for Good Reason (as those terms are defined in the employment agreement), he will be entitled to receive similar payments as described above in the event that his employment is terminated by the Company other than for Cause, death or Disability, or it is terminated by Mr. Lowe for Good Reason except that he will receive a cash payment equal to three times the sum of base salary and annual target bonus instead of two times that amount and continued medical and life insurance for three years instead of two years.

Under the terms of the make whole restricted share unit award agreement granted to Mr. Lowe at the commencement of his employment, if Mr. Lowe’s employment is terminated by the Company without Cause, or due to death or Disability, or it is terminated by Mr. Lowe for Good Reason (as those terms are defined in the award agreement), the restricted share units become fully vested and deliverable. Under the terms of the nonqualified share option award agreement granted to Mr. Lowe at the commencement of his employment associated with his prorated annual grant, if the Mr. Lowe’s employment is terminated by the Company, due to death or Disability, or it is terminated by Mr. Lowe for Good Reason (as those terms are defined in the award agreement), an additional number of options, equal to the number of options that would have vested on the next anniversary of the date of grant, vest and become exercisable subject to the terms and conditions outlined in the award agreement.

Under the terms of the make whole restricted share unit award agreement, if Mr. Lowe’s employment is terminated by the Company following a Change in Control without Cause, or due to death or Disability, or it is terminated by Mr. Lowe for Good Reason, the restricted share units become fully vested and deliverable. If the restricted share unit award is not assumed or substituted in connection with a Change in Control, all unvested restricted share units vest and become deliverable immediately upon the effective date of the Change in Control. Under the terms of the performance-based restricted share unit award agreement, if Mr. Lowe’s employment is terminated by the Company without Cause, or if Mr. Lowe terminates employment for Good Reason within two years following a Change in Control or a period of nine months prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, all unvested restricted share units vest with a share delivery factor of 1.0 and become deliverable. If the performance-based restricted share unit award is not assumed or substituted in connection with a Change in Control, all unvested restricted share units vest with a share delivery factor of 1.0 and become deliverable immediately upon the effective date of the Change in Control. Under the terms of his nonqualified stock option award agreement given to him as a sign-on award, if Mr. Lowe’s employment is terminated by the Company without Cause, or it is terminated by Mr. Lowe for Good Reason within two years following a Change in Control or a period of nine months prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, all unvested options vest and become exercisable. If the option award is not assumed or substituted in connection with a Change in Control, any unvested portion of the option shall vest and become exercisable upon the effective date of the Change in Control. Under the terms of the nonqualified share option award agreement associated with his prorated annual grant, if Mr. Lowe’s employment is terminated by the Company following a Change in Control due to death or Disability, or it is terminated by Mr. Lowe for Good Reason, he will receive an additional number of options, equal to the number of options that would have vested on the next anniversary of the date of grant, subject to terms and conditions outlined in the award agreement. If the option award is not assumed or substituted in connection with a Change in Control, any unvested portion of the option shall vest and become exercisable upon the effective date of the Change in Control.

In the event any payments and benefits received by Mr. Lowe in connection with a Change in Control would be subject to excise taxes imposed under Section 4999 of the IRC, the amount of such payments and benefits provided to Mr. Lowe will be reduced, but only to the extent such reduction results in a greater after-tax benefit to Mr. Lowe.

Mr. Lowe is subject to restrictive covenants including non-solicitation and non-competition provisions that remain in effect during the two-year period following termination of his employment. Mr. Lowe also agrees to assist us in any litigation or dispute to the extent such litigation or claim relates to his employment or the period of his employment with us.

Mr. Lowe’s make whole long-term incentive award is subject to a recovery provision where if Mr. Lowe voluntarily terminates his employment without Good Reason (as defined in his employment agreement) or he is terminated by the Company for Cause (as defined in his employment agreement), Mr. Lowe is required to repay the Company an amount equal to the cash payments and the fair market value of shares received within a one-year period immediately following any such termination date. Mr. Lowe has also agreed to repay the Company all unrealized, prorated relocation expenses that have been incurred by the Company if his employment terminates, other than a termination of employment by the Company without Cause, death or Disability, within twenty-four months of June 5, 2012.

For a description of the potential payments upon termination or change in control associated with the equity awards granted to Mr. Lowe in 2013, see the section below entitled “Awards Granted Under the 2011 Omnibus Incentive Plan After April 2, 2013.”

Mr. Campbell and Mr. Deitrich

Named Executive Officers Mr. Campbell and Mr. Deitrich are entitled to benefits under the Executive Employment Agreement (the “Executive Agreement”) upon termination of employment. The Executive Agreement provides the following payments and benefits in the event that employment of one of these Named Executive Officers is terminated by the Company for any reason other than for Cause, death or Disability (as those terms are defined in the Executive Agreement): (1) accrued but unpaid salary through the date of termination; (2) payment for accrued but unused paid time off and unreimbursed business expenses; (3) the Named Executive Officer’s annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs, if such bonus has been determined but not paid as of the date of termination; (4) payment of a prorated bonus payment for the year of termination at the Named Executive Officer’s annual bonus target if termination occurs in the first quarter of the year, and based upon Company performance if termination occurs after the first quarter ((1), (2), (3) and (4) are collectively known as the “Executive Agreement Obligations”); (5) cash payment equal to one and a half times the Named Executive Officer’s annual base salary; and (6) continuation of medical and life insurance benefits for a period of up to eighteen months after termination date.

Under the Executive Agreement, if within a period of one year following a Change in Control, employment is terminated by the Company other than for Cause, death or Disability, or it is terminated by one of these Named Executive Officers for Good Reason (as those terms are defined in the Executive Agreement), the Named Executive Officer will be entitled to receive: (1) the Executive Agreement Obligations; (2) a cash payment equal to two times the Named Executive Officer’s annual base salary on the date of termination; (3) a cash payment equal to two times the Named Executive Officer’s target bonus for the year of termination; and (4) continued health, medical, life insurance and long-term disability benefits for a period of two years following the date of termination at the same cost as active employees. If the executive is terminated by us (other than for Cause) within the six-month period prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, then the executive will be entitled to receive the benefits outlined above.

The Executive Agreement contains a Section 280G tax gross-up provision in the event of a Change in Control that occurs other than at a time when our common shares or the common shares of any of our affiliates is not readily tradable on an established securities market or otherwise. However, if it is determined that the payment does not exceed 110% of the safe harbor amount, which equals the maximum payment that one of these Named Executive Officers may receive without the payment constituting an “excess parachute payment” within the meaning of 280G of the IRC, then no gross-up payment will be made and the amounts payable following a Change in Control will be reduced so that the payment equals the safe harbor amount.

Mr. Conrad and Mr. Reed

Named Executive Officers Mr. Conrad and Mr. Reed are entitled to benefits under the Executive Severance Plan for Senior Vice Presidents upon termination of employment. The Executive Severance Plan provides the following payments and benefits in the event that employment of one of these Named Executive Officers is terminated by the Company for any reason other than termination for Cause, death or Disability (as those terms are defined in the Executive Severance Plan): (1) accrued but unpaid salary through the date of termination; (2) payment for accrued but unused paid time off; (3) the Named Executive Officer’s short-term cash bonus for the performance period immediately preceding the performance period in which the date of termination occurs, if such bonus has been determined but not paid as of the date of termination; (4) payment of a prorated portion of the Participant’s short-term cash bonus based on actual Company performance payable in respect of the performance period in which the termination date occurs ((1), (2), (3) and (4) are collectively known as the “Severance Plan Obligations”); (5) cash payment equal to the sum of the Named Executive Officer’s annual base salary and target bonus; and (6) continuation of medical and life insurance benefits for a period of up to one year after termination date.

Under the Executive Severance Plan, if within a period of two years following a Change in Control, employment is terminated by the Company other than for Cause, death or Disability, or it is terminated by one of these Named Executive Officers for Good Reason (as those terms are defined in the Executive Severance Plan), the Named Executive Officer will be entitled to receive: (1) the Severance Plan Obligations; (2) a cash payment equal to one and a half times the Named Executive Officer’s annual base and target bonus for the year of termination; and (3) continued medical and life insurance benefits for a period of one and a half years following the date of termination at the same cost as active employees.

The Executive Agreement and the Executive Severance Plan contain restrictive covenants including non-solicitation and non-competition provisions. For the Executive Agreement, these provisions remain in effect during a period of eighteen months following termination of employment. For the Executive Severance Plan, these provisions remain in effect during the period of either one year following termination of employment in the case of a termination by the Company other than for Cause, death or Disability and one and a half years in the case of an involuntary or Good Reason termination in connection with a change in control.

We structured the Executive Agreement and the Executive Severance Plan to require both a Change in Control and an involuntary or Good Reason termination of employment, in order to minimize the risk of providing excessive severance compensation without an actual termination of employment. We have, in the Executive Agreement, limited payment terms under a Change in Control to a two times multiple and limited the period for Good Reason to twelve months after considering market data from our peer group. We have, in the Executive Severance Plan, limited payment terms under a Change in Control to a one and a half multiple and limited the period for Good Reason to two years after considering market data from our peer group.

Equity Awards Granted Under the 2011 Omnibus Incentive Plan Prior to April 2, 2013

Under the terms of the restricted share unit award agreements, if the employment of Messrs. Campbell, Conrad, Deitrich or Reed is terminated due to death, Disability or it is terminated by one of these Named Executive Officers for Good Reason (as those terms are defined in the award agreement), an additional number of restricted share units, equal to the number of restricted share units that would have vested on the next anniversary of the date of grant, vest and become deliverable subject to the terms and conditions outlined in award agreement. Under the terms of the performance-based restricted share unit award agreement, if the employment of one of these Named Executive Officers is terminated due to death, Disability or for Good Reason by the Named Executive Officer (as those terms are defined in the award agreement), the restricted share units vest and become deliverable for an additional number of shares equal to the number of shares that would have vested on the next anniversary of the date of grant with a share delivery factor of 1.0 for the performance period subject to the terms and conditions outlined in the award agreement. Under the terms of the nonqualified share option award agreement, if the employment of one of these Named Executive Officers is terminated due to death or Disability or by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), an additional number of options, equal to the number of options that would have vested on the next anniversary of the date of grant, vest and become exercisable subject to the terms and conditions outlined in the award agreement.

Under the terms of the restricted share unit award agreement, in the event that one of these Named Executive Officer’s employment is terminated by the Company following a Change in Control due to death or Disability or it is terminated by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), all unvested restricted share units vest and become deliverable. If the restricted share unit award is not assumed or substituted in connection with a Change in Control, all unvested restricted share units vest and become deliverable immediately upon the effective date of the Change in Control. Under the terms of the performance-based restricted share unit award agreement, in the event of a Change in Control that occurs during a performance period, the unvested restricted share units vest with a share delivery factor of 1.0 and become deliverable. Under the terms of the nonqualified share option award agreement, if the employment of one of these Named Executive Officers is terminated following a Change in Control due to death or Disability or by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), any unvested portion of the option shall vest and become exercisable. If the option award is not assumed or substituted in connection with a Change in Control, any unvested portion of the option shall vest and become exercisable upon the effective date of the Change in Control.

Equity Awards Granted Under the 2011 Omnibus Incentive Plan After April 2, 2013

Under the terms of the restricted share unit award agreements, if the employment of Messrs. Lowe, Campbell, Conrad, Deitrich or Reed is terminated due to death or Disability, an additional number of restricted share units, equal to the number of restricted share units that would have vested on the next anniversary of the date of grant, vest and become deliverable subject to the terms and conditions outlined in award agreement. Under the terms of the performance-based restricted share unit award agreement, if the employment of one of these Named Executive Officers is terminated due to death or Disability after the first anniversary of the date of grant, the performance restricted share units vest and the award will become vested for a prorated portion of restricted share units based on the number of days elapsed from the date of grant with a deemed share delivery factor of 1.0. Under the terms of the nonqualified share option award agreement, if the employment of one of these Named Executive Officers is terminated due to death or Disability, an additional number of options, equal to the number of options that would have vested on the next anniversary of the date of grant, vest and become exercisable subject to the terms and conditions outlined in the award agreement.

Under the terms of the restricted share unit award agreement, in the event that one of these Named Executive Officer’s employment is terminated by the Company following a Change in Control due to death or Disability or it is terminated by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), all unvested restricted share units vest and become deliverable. If the restricted share unit award is not assumed or substituted in connection with a Change in Control, all unvested restricted share units vest and become deliverable immediately upon the effective date of the Change in Control. Under the terms of the performance-based restricted share unit award agreement, in the event of a Change in Control that occurs during a performance period, the performance period will terminate on the date of the Change in Control and the actual total shareholder return for the performance period will be used to calculate the share delivery factor for the award. Under the terms of the nonqualified share option award agreement, if the employment of one of these Named Executive Officers is terminated following a Change in Control due to death or Disability or by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), any unvested portion of the option shall vest and become exercisable. If the option award is not assumed or substituted in connection with a Change in Control, any unvested portion of the option shall vest and become exercisable upon the effective date of the Change in Control.

The award agreements also contain covenants regarding confidential information, non-solicitation and non-competition that are effective following termination. If a Named Executive Officer breaches any of these covenants during the one year period following the date of termination, any vested portion of the award and any shares acquired pursuant to the award will be forfeited and any proceeds from the sale of those shares must be immediately repaid to the Company.

Compensation and Leadership Committee Report

The Compensation and Leadership Committee of the Board is primarily responsible for reviewing, approving and overseeing Freescale’s compensation plans and practices, and works with management to establish Freescale’s executive compensation philosophy and programs. The members of the Compensation and Leadership Committee for the 2013 fiscal year were Gregory L. Summe, Chinh E. Chu, John W. Marren and Peter Smitham. The Compensation and Leadership Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on this review and discussion has recommended to the Company’s Board that the Compensation Discussion and Analysis be included in this Annual Proxy.

Respectfully, the Members of the Compensation and Leadership Committee

Gregory L. Summe, Chairman

Chinh E. Chu

John W. Marren

Peter Smitham

Compensation and Leadership Committee Interlocks

The members of the Compensation and Leadership Committee during the fiscal year ended December 31, 2013, were Messrs. Chu, Marren, Smitham and Summe. None of the members have ever been an employee or officer of Freescale. None of our executive officers serve, or in the fiscal year ended December 31, 2013, served, as a member of the board of directors or compensation committee of any other entity that has executive officers who have served on our Board or Compensation and Leadership Committee.

Mr. Chu may have indirect pecuniary interests in the transactions with affiliates of Blackstone described in this proxy statement, and Mr. Marren may have indirect pecuniary interests in the transaction with affiliates of TPG Capital described in this proxy statement. For more details on these transactions, see “Certain Relationships and Related Party Transactions.”

Equity Compensation Plan Information

The following table summarizes Freescale’s compensation plan information (including individual compensation arrangements) as of the fiscal year ended December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	15,848,461	$11.28	(2)	12,015,541	(3)
Equity compensation plans not approved by security holders	—	—		—

Total	15,848,461	$11.28	(2)	12,015,541	(3)

(1)	Includes restricted share units and options to purchase the Company’s common shares awarded under the 2011 Omnibus Plan and 2006 Management Incentive Plan and options to purchase the Company’s common shares awarded under the 2007 Employee Incentive Plan but excludes purchase rights under the Employee Share Purchase Program.
(2)	Restricted share units are settled in the Company’s common shares on a one-for-one basis; therefore, this weighted-average exercise price does not include outstanding restricted share units.
(3)	This includes 2,459,365 shares available for issuance under the Company’s Employee Share Purchase Plan, of which 902,215 shares were delivered to participants in January 2014 in connection with the purchase period ended December 31, 2013.

PROPOSAL 4:

Amended and Restated 2011 Omnibus Incentive Plan

The Board requests that shareholders approve the Amended and Restated Freescale Semiconductor, Ltd. 2011 Omnibus Incentive Plan (the “Amended and Restated 2011 Omnibus Plan”) which amends and restates the existing Freescale Semiconductor Holdings 2011 Omnibus Incentive Plan (the “2011 Plan”) to:

•	increase the number of common shares authorized by 22,500,000;

•

allow the Company to receive a federal income tax deduction for any compensation paid under the Amended and Restated 2011 Omnibus Plan that constitutes “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code; and

•	amend and add certain other provisions to clarify and update the 2011 Plan, including:

•

allowing the exercise price of stock options granted as substitute awards in connection with merger and acquisition transactions to be less than the fair market value of common shares on the date of grant;

•

clarifying that awards may not be repriced without shareholder approval, including reductions in the exercise price, cancelling an award in exchange for an award with a lower exercise price or cancelling an award that is out of the money for cash;

•	clarifying that dividends and dividend equivalents cannot be paid to holders of performance-based awards to the extent that the applicable performance targets have not been achieved;

•	providing that transfers of awards must be made without consideration and only upon the approval of the Compensation Committee; and

•	making other conforming changes.

The Board has approved the Amended and Restated 2011 Omnibus Plan, subject to the approval of our shareholders at the Annual General Meeting.

We believe that the Amended and Restated 2011 Omnibus Plan supports the Company’s ability to attract, motivate and retain the most competent and skilled employees, which is a significant factor for our long-term success. Our long-term incentive equity grants are designed to align the individual interests of our employees with the interests of our shareholders and reward them for the creation of long-term shareholder value.

Under the 2011 Plan, as of March 5, 2014, 21,535,870 common shares of the company either have been issued or are reserved for issuance under outstanding stock options, restricted share units (“RSUs”) and performance-based restricted share units (“PRSUs”) and 2,853,823 common shares are available for future issuance (not including shares made available in the future as a result of forfeitures under the Former Plans, as defined below). The Board has approved the Amended and Restated 2011 Omnibus Plan, subject to shareholder approval, which increases the number of common shares authorized for issuance by 22,500,000 representing approximately 7.48% of the Company’s outstanding common shares as of March 5, 2014. We currently anticipate these additional shares to extend our ability to make annual, new hire and promotion long-term incentive equity grants by a minimum of three years.

Additionally, as discussed under “Tax Considerations” in the Executive Compensation section of this Proxy, since our initial public offering in 2011 we have relied on a transition rule available under Section 162(m) of the Internal Revenue Code regarding compensation payable pursuant to plans and arrangements that were in place prior to becoming public. This transitional relief for our 2011 Plan expires upon the earlier of our 2015 annual general meeting or upon a material modification of the plan. In order to permit the grant of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, we must amend the 2011 Plan to contain provisions that comply with the Section 162(m) requirements, and to obtain shareholder approval of such provisions. However, the Company’s Compensation and Leadership Committee reserves the right to determine whether to make use of the performance-based compensation tax deduction provided in Section 162(m).

Approval of the Amended and Restated 2011 Omnibus Plan requires a vote “For” this proposal by a majority of the votes cast. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

The Board recommends a vote “For” the approval of the Amended and Restated 2011 Omnibus Plan.

Historical Annual Share Usage

Overhang

While the use of long-term incentive equity grants is an important element of our compensation program, we are mindful of our responsibility to shareholders to exercise judgment in the granting of awards.

The following table summarizes the number of outstanding and available shares, by plan, before and after shareholder approval (assuming an additional 22,500,000 shares are available for issuance after approval) and the total overhang as of March 5, 2014.

Before Shareholder Approval

	Outstanding		Available Shares		Total
2011 Plan	19,199,694	(3)	2,853,823	(3)	22,053,517
2007 EIP(1)	664,603		0		664,603
2006 MIP(1)	1,154,446		0		1,154,446

Total	21,018,743		2,853,823		23,872,566
Overhang (%)(2)	7.0%		0.9%		7.9%

After Shareholder Approval

	Outstanding		Available Shares		Total
Amended and Restated 2011 Omnibus Plan	19,199,694	(3)	25,353,823	(3)	44,553,517
2007 EIP(1)	664,603		0		664,603
2006 MIP(1)	1,154,446		0		1,154,446

Total	21,018,743		25,353,823		46,372,566
Overhang (%)(2)	7.0%		8.4%		15.4%

(1)	After the Company’s initial public offering in May 2011, no further awards were made under the Company’s prior equity incentive plans, the 2006 Management Incentive Plan (“2006 MIP”) and 2007 Employee Incentive Plan (“2007 EIP” and together with the 2006 MIP, the “Former Plans”).
(2)	Calculated as: (a) the sum of the number of shares subject to outstanding awards and the number of shares available for issuance for future grants, divided by (b) 300,955,863 total common shares outstanding as of March 5, 2014.
(3)	Assumes that the performance goals applicable to outstanding PRSUs are achieved at target. If the maximum level of performance goals are achieved (i) an additional 898,892 shares will be earned under outstanding PRSU grants, of which 28,080 shares would be issued in 2015, 420,289 shares would be issued in 2016 and 450,523 shares would be issued in 2017, and (ii) 898,892 fewer shares will be available for future awards.

The following table includes information regarding outstanding equity awards and shares available for future awards under the 2011 Plan and the Former Plans as of March 5, 2014, without giving effect to shareholder approval of additional shares.

	2011 Plan		2007 EIP	2006 MIP
Total shares subject to outstanding options	7,373,203		664,603	835,476
Weighted average exercise price per share	$13.87		$7.28	$6.78
Weighted average remaining contractual term (years)	6.0		5.5	5.6
Total shares subject to outstanding, unvested time-based RSUs	9,965,104		0	318,970
Total shares subject to unearned PRSUs	1,861,387	(1)	0	0
Total shares available for grant	2,853,823	(1)	0	0

(1)	Assumes that the performance goals applicable to outstanding PRSUs are achieved at target. If the maximum level of performance goals are achieved (i) an additional 898,892 shares will be earned under outstanding PRSU grants, of which 28,080 shares would be issued in 2015, 420,289 shares would be issued in 2016 and 450,523 shares would be issued in 2017, and (ii) 898,892 fewer shares will be available for future awards.

The Company’s three year average burn rate of 3.7% indicated below is less than the Institutional Shareholder Services (“ISS”) burn rate cap of 6.72% that applies to our industry for 2014.

Fiscal Year	Options Granted	Time-based Restricted Share Unit Awards Granted	Performance- based Restricted Share Unit Awards Granted(1)	Total	Burn Rate(2)
2013	2,246,552	3,790,354	919,545	6,956,451	3.8%
2012	4,258,759	3,492,891	552,757	8,304,407	4.5%
2011(3)	892,457	1,381,433	0	2,273,890	1.6%
Three Year Average	2,465,923	2,888,226	490,767	5,844,916	3.7	%(4)

(1)	Represents the shares that would be issued upon achievement of performance goals at target levels, of which 81,485 shares would be issued in 2015 related to the 2012 grants and 840,577 shares would be issued in 2016 related to 2013 grants. If the maximum level of performance goals are achieved 28,080 additional shares would be issued in 2015 under 2012 awards and 420,289 additional shares would be issued in 2016 under 2013 awards.
(2)	Using ISS methodology, calculated as the sum of (a) the number of shares granted as option awards and (b) the number of shares granted as time-based RSU awards plus the number of shares earned from PRSU awards multiplied by a factor of 2.0, divided by (c) the weighted average number of common shares outstanding.
(3)	Represents awards granted in 2011 under the 2011 Plan after the Company’s May 2011 initial public offering and excludes awards for 377,414 shares granted in 2011 under the Former Plans.
(4)	Weighted average calculated based on the 2011 Plan’s seven month effectiveness period in 2011.

Amended and Restated 2011 Omnibus Plan Information

In connection with the Company’s initial public offering in May 2011, no further awards were made under the Company’s Former Plans, and the Company adopted the 2011 Plan. Currently, the 2011 Plan authorizes the issuance of 21,661,249 common shares of the Company plus shares subject to awards under the Former Plans that have been or will be forfeited for any reason, terminated, expired or lapsed since the effective date of the 2011 Plan.

The following is a summary of the principal features of the Amended and Restated 2011 Omnibus Plan. This summary is not a complete description of all of the provisions of the Amended and Restated 2011 Omnibus Plan and is qualified in its entirety by reference to the full text of the Amended and Restated 2011 Omnibus Plan, reflecting those sections amended from the 2011 Plan, which has been included with this proxy statement as Appendix A.

Administration

The Amended and Restated 2011 Omnibus Plan is administered by the Board, the Compensation and Leadership Committee, or one or more employees to whom the Compensation and Leadership Committee may delegate some or all of its authority over the administration of the Amended and Restated 2011 Omnibus Plan (the “Administrator”).

Eligible Employee and Determination of Participants

Any employee or director of the Company or its subsidiaries is an eligible participant under the Amended and Restated 2011 Omnibus Plan. The Administrator shall determine the participants to whom, and the time or times at which awards shall be made. As of March 5, 2014, approximately 16,700 employees of the Company and its subsidiaries and 11 non-employee directors are eligible to receive awards under the 2011 Plan. If approved a similar number of employees and non-employee directors would be eligible for grants under the Amended and Restated 2011 Omnibus Plan.

Shares Authorized for Issuance

Without giving effect to the proposed amendments, the total number of shares authorized for issuance under the 2011 Plan equals (i) 21,661,249 authorized as of the effective date of the 2011 Plan, plus (ii) approximately 2.7 million shares underlying awards forfeited under the Former Plans between the effective date of the 2011 Plan and March 5, 2014, plus (iii) any shares underlying awards forfeited under the Former Plans after March 5, 2014. This amount includes shares subject to outstanding awards and shares delivered under exercised awards. As of March 5, 2014, there are approximately 1.8 million shares subject to outstanding awards under the Former Plans. Shares surrendered or forfeited will be available for future grant under the Amended and Restated 2011 Omnibus Plan. If this proposal is approved, the number of shares authorized for issuance under the Amended and Restated 2011 Omnibus Plan will be increased by 22,500,000. On the Record Date, the closing price of our common shares on the NYSE was $22.52.

Types of Awards

The Amended and Restated 2011 Omnibus Plan authorizes the following types of awards:

•	options to purchase common shares, intended to be nonqualified stock options;

•

share appreciation rights, which give the holder the right to receive the difference (payable in cash, shares or a combination of cash and shares) between the fair market value per share on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying shares as of the grant date);

•	restricted shares, which are shares subject to restrictions on transferability and subject to forfeiture on terms set by the Administrator;

•	deferred shares, which represent the right to receive shares at the end of a specified deferral period and/or upon the attainment of specified performance objectives;

•	performance shares, which are shares subject to restrictions that lapse upon the attainment of specified performance goals;

•

other share-based awards, which may include RSUs or PRSUs, or dividend equivalents (representing the right to receive a payment equal to the cash dividends paid with respect to a share), each of which may be subject to terms and conditions including the attainment of performance goals or a period of continued employment; and

•	cash-based awards, which may include awards of restricted cash or cash awarded on the attainment of performance goals.

Terms and Conditions of Awards

Grants or awards may be made at any time under the Amended and Restated 2011 Omnibus Plan as determined by the Administrator, provided that no award under the Amended and Restated 2011 Omnibus Plan may be granted on or after May 25, 2021. Awards granted under the Amended and Restated 2011 Omnibus Plan are subject to the terms and conditions set forth in the Amended and Restated 2011 Omnibus Plan and such additional terms and conditions, not inconsistent with the terms of the Amended and Restated 2011 Omnibus Plan, that the Administrator may deem advisable as set forth in the applicable award agreement. The provisions of the awards need not be the same with respect to each participant.

Terms Applicable to Options

The Administrator shall set forth the terms and conditions of each option in a written award agreement. The award agreement will contain, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option. The maximum term of each option will be fixed by the Administrator, but no option may be exercisable more than 10 years after the grant date. No participant will be granted options or share appreciation rights (discussed below) for more than 5,000,000 shares during any calendar year.

Terms Applicable to Share Appreciation Rights (SARs)

The Administrator shall set forth the terms and conditions of each SAR in a written award agreement. SARs may be granted either alone or in conjunction with all or part of an option granted under the Amended and Restated 2011 Omnibus Plan. The maximum term of each SAR will be fixed by the Administrator, but no SAR may be exercisable more than 10 years after the grant date.

Terms Applicable to Restricted Shares

The Administrator shall determine the participants to whom, and the time or times at which restricted shares shall be made, the number of shares to be awarded, the price, if any, to be paid by the participant, the period of time over which the restricted shares become vested and free of restrictions, and all other conditions of the restricted shares. As described above, the Amended and Restated 2011 Omnibus Plan also permits the grant of deferred shares and performance shares. No participant will be granted restricted shares or other share-based awards, including RSUs, (in each case discussed below) for more than 3,000,000 shares during any calendar year.

Terms Applicable to Other Share-Based Awards, including RSUs

The Administrator shall determine the participants to whom, and the time or times at which such awards will be made, the number of shares to be awarded, the price, if any, to be paid by the participant, the period of time over which the awards become vested and free of restrictions, and all other conditions applicable to such awards.

Terms Applicable to Cash-Based Awards

The Administrator shall determine the participants to whom, and the time or times at which cash-based awards will be made and all other conditions applicable to such awards. The maximum amount of a cash-based award that may be granted during a calendar year to an employee subject to Section 162(m) of the Internal Revenue Code may not exceed $10,000,000.

Performance Goals

Performance shares may be subject to the achievement of one or more of the following performance goals: (i) earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) share price or total shareholder return; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) cost targets, reductions and savings, productivity and efficiencies; (xv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, product quality measures, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvi) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xvii) other measureable business drivers; and (xviii) any combination of, or a specified increase in, any of the foregoing.

Changes in Capitalization

After any (1) merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (2) special dividend (whether in the form of cash, shares or other property), share split or reverse share split, (3) combination or exchange of shares, (4) other change in corporate structure, or (5) any other transaction, distribution or action which the Administrator determines, in its sole discretion, affects shares reserved under the Amended and Restated 2011 Omnibus Plan such that an adjustment is appropriate, an equitable substitution or proportionate adjustment will be made, in each case, as determined by the Administrator in its sole discretion in: (i) the aggregate number of shares reserved for issuance under the Amended and Restated 2011 Omnibus Plan and the maximum number of shares that may be subject to awards granted to any participant in any calendar or fiscal year and (ii) the kind, number and exercise price and purchase price, as applicable, of shares subject to outstanding awards granted under the Amended and Restated 2011 Omnibus Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Compensation and Leadership Committee, in its sole discretion.

Change in Control

The Amended and Restated 2011 Omnibus Plan provides that, unless otherwise determined by the Administrator or set forth in a participant’s award agreement, all awards that are assumed or substituted in connection with a Change in Control (as defined in the Amended and Restated 2011 Omnibus Plan) will become fully vested, exercisable and free of restrictions, and any performance conditions on those awards will be deemed to be achieved at target performance levels if the participant’s employment or service is terminated other than for “cause” (as defined in the Amended and Restated 2011 Omnibus Plan) within 12 months following the Change in Control. In addition, the Amended and Restated 2011 Omnibus Plan provides that, unless otherwise determined by the Administrator or set forth in a participant’s award agreement, all awards that are not assumed or substituted in connection with the Change in Control transaction will become fully vested, exercisable and free of restrictions and any performance conditions on those awards will be deemed to be achieved at target levels immediately upon the occurrence of the Change in Control.

Termination of Employment

Generally, termination provisions applicable to awards are set forth in the applicable award agreements. With respect to options, unless the applicable award agreement provides otherwise, (A) if the employment of a recipient of an award terminates for any reason other than cause, retirement, disability or death, then (i) unvested options expire on the date of termination and (ii) vested options remain exercisable until 90 days after termination; (B) if the employment of a recipient of an award terminates on account of retirement, disability or death, then (i) unvested options expire on the date of termination and (ii) vested options expire one year after termination; and (C) if the employment of a recipient of an award terminates for cause, all outstanding options granted to that person shall expire at the moment the Company notifies the participant of termination for cause.

Transferability

Until such time as awards under the Amended and Restated 2011 Omnibus Plan are fully vested and/or exercisable, no awards may be transferred except with the prior written consent of the Administrator. In addition, transfers of awards must only be made without consideration and only upon the approval of the Compensation and Leadership Committee. Unless otherwise determined by the Administrator, an option may be exercised, during the lifetime of the participant, only by the participant.

Amendment and Termination of the Plan

The Board may amend, alter or terminate the Amended and Restated 2011 Omnibus Plan, but no amendment, alteration or termination shall be made that would impair the rights of a participant under any award previously granted without such participant’s consent.

Tax Information

The following is a brief summary of the principal United States federal income tax consequences of transactions under the Amended and Restated 2011 Omnibus Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Non-Qualified Stock Options

Generally, a participant will not recognize taxable income on the grant or vesting of a non-qualified stock option. Upon the exercise of a non-qualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the common shares received on the date of exercise and the option cost (number of shares purchased multiplied by the exercise price per share). The Company will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the participant upon exercise.

Share Appreciation Rights

Generally, a participant will not recognize taxable income upon the grant or vesting of a SAR, but will recognize ordinary income upon the exercise of a SAR in an amount equal to the cash amount received upon exercise (if the SAR is cash-settled) or the difference between the fair market value of the common shares received from the exercise of the SAR and the amount, if any, paid by the participant in connection with the exercise of the SAR. The participant will recognize ordinary income upon the exercise of a SAR regardless of whether the common shares acquired upon the exercise of the SAR are subject to further restrictions on sale or transferability. The participant’s basis in the shares will be equal to the ordinary income attributable to the exercise and the amount, if any, paid in connection with the exercise of the SAR. The participant’s holding period for shares acquired pursuant to the exercise of a SAR begins on the exercise date. Upon the exercise of a SAR, the Company will ordinarily be entitled to a deduction in the amount of the ordinary income recognized by the participant.

Restricted Shares

A participant generally will not be taxed at the time of a restricted share award but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income will be the fair market value of the shares at that time.

Participants may elect to be taxed at the time of grant by making an election under Section 83(b) of the Internal Revenue Code within 30 days of the award date. If a restricted share award subject to the Section 83(b) election is subsequently canceled, no deduction will be allowed for the amount previously recognized as income, and no tax previously paid will be refunded. Unless a participant makes a Section 83(b) election, dividends paid to a participant on shares of an unvested restricted share award will be taxable to the participant as ordinary income. If the participant made a Section 83(b) election, the dividends will be taxable to the participant as dividend income.

The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. Unless a participant has made a Section 83(b) election, the Company will also be entitled to a deduction, for federal income tax purposes, for dividends paid on unvested restricted share awards.

Deferred Shares

A participant will generally not recognize taxable income on a deferred share award until shares subject to the award are distributed. The amount of this ordinary income will be the fair market value of the common shares on the date of distribution. Any dividend equivalents paid on unvested deferred share awards are taxable as ordinary income when paid to the participant.

The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. The Company will also be entitled to a deduction, for federal income tax purposes, on any dividend equivalent payments made to the participant.

RSUs

Awards of RSUs are treated, for federal income tax purposes, in substantially the same manner as deferred share awards.

Share Awards

A participant will generally recognize taxable income on the grant of unrestricted shares, in an amount equal to the fair market value of the shares on the grant date. The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.

Cash Awards

A participant will generally recognize taxable income upon the payment of a cash award, in an amount equal to the amount of the cash received. The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.

Withholding

To the extent required by law, the Company will withhold from any amount paid in settlement of an award amounts of withholding and other taxes due or take other action as the Company deems advisable to enable the Company and the participant to satisfy withholding and tax obligations related to any awards.

Plan Benefits

Awards under the Amended and Restated 2011 Omnibus Plan are made in the discretion of the Administrator and are not determinable at this time. The ultimate value of any grants that are made will depend on the value of the underlying common shares at the time of settlement, which likewise is not determinable at this time. Please refer to the “Grants of Plan-Based Awards Table” to review equity and equity-based awards made to our Named Executive Officers in 2013.

2011 Plan Option Grants

The following table sets forth the number of shares subject to options granted under the 2011 Plan through March 5, 2014. These share numbers do not take into account the effect of options that have been cancelled or that expired unexercised, and do not reflect shares subject to RSUs and PRSUs that have been granted to participants under the 2011 Plan. Although RSU and PRSU awards have also been granted under the 2011 Plan as disclosed elsewhere in this proxy statement, we have limited the disclosure provided in the table below to options as required under SEC disclosure rules.

Name and Position	Number of Shares Subject to Options
Gregg A. Lowe, President and Chief Executive Officer	1,752,906
Alan Campbell, Senior Vice President and Chief Financial Officer	171,510
Robert J. Conrad, Senior Vice President and General Manager, Automotive MCUs	178,320
Thomas Deitrich, Senior Vice President and General Manager, Digital Networking	237,595
David Reed, Senior Vice President, Manufacturing Operations	223,320
All current executive officers as a group	3,326,531
All non-employee directors as a group	25,620
All employees as a group (excluding executive officers)	5,362,753

PROPOSAL 5:

Amended and Restated Employee Share Purchase Plan

The Board requests that shareholders approve the Amended and Restated Freescale Semiconductor, Ltd. Employee Share Purchase Plan (the “Amended and Restated ESPP”) which amends and restates the Company’s existing Employee Share Purchase Plan (the “Existing ESPP”) to increase the number of shares authorized for issuance by 6,600,000.

The Existing ESPP provides eligible employees of the Company and participating subsidiaries an opportunity to purchase our common shares at a discount. We believe that the approval of the Amended and Restated ESPP is necessary to maintain the purpose of the Existing ESPP, which is to strengthen the commitment of employees to the Company and participating subsidiaries, motivate employees to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated employees. The Board has approved this Amended and Restated ESPP, subject to the approval of our shareholders at the Annual General Meeting. The Company will utilize proceeds from the sale of the Amended and Restated ESPP shares for general corporate purposes.

The Existing ESPP became effective January 1, 2012, and originally authorized the issuance of 6,020,000 of the Company’s common shares. As of the Record Date, there are approximately 1.6 million shares remaining for issuance under the Existing ESPP, including those shares to be issued after the conclusion of the current participation period which ends on June 30, 2014. During the year ended 2013 and 2012, employees purchased approximately 1.9 million and 2.6 million shares, respectively, under the Existing ESPP. Therefore, we currently anticipate that the 6,600,000 share increase that is the subject of this proposal would allow for a minimum of three additional years of purchases. These 6,600,000 shares represent approximately 2.2% of our total common shares outstanding as of March 5, 2014.

Approval of the Amended and Restated ESPP requires a vote “For” this proposal by a majority of the votes cast. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

The Board recommends a vote “For” the approval of the Amended and Restated ESPP.

Amended and Restated ESPP Information

The following is a summary of the principal features of the Amended and Restated ESPP. This summary is not a complete description of all of the provisions of the Amended and Restated ESPP and is qualified in its entirety by reference to the full text of the Amended and Restated ESPP, which has been included with this proxy statement as Appendix B.

Administration of the Amended and Restated ESPP

The Amended and Restated ESPP shall be administered under the direction of the Company’s Compensation and Leadership Committee, who has the authority to make and adopt rules. The Compensation and Leadership Committee may delegate to one or more employees some or all of its authority over the administration of the Amended and Restated ESPP.

Eligible Employee

To be eligible to participate under the Amended and Restated ESPP, a person must be an employee of the Company or one of its subsidiaries for at least 60 days prior to commencement of the offering period. Each employee of the Company and any subsidiary designated by the Compensation and Leadership Committee is eligible to participate in a given offering if the individual is in the employ of the Company or participating subsidiary on the first day of each offering period; provided that the following categories of employees may, at the discretion of the Compensation and Leadership Committee, be excluded from coverage under an offering:

•	persons employed less than two years;

•	persons customarily employed less than 20 hours per week;

•	persons customarily employed for not more than five months during a calendar year;

•	persons who are highly compensated employees; or

•	residents of certain foreign jurisdictions.

As of March 5, 2014, approximately 16,700 employees of the Company and its subsidiaries were eligible to participate in the Existing ESPP.

Shares Authorized for Issuance

Currently 6,020,000 common shares of the Company, $0.01 par value per share have been authorized for issuance under the Existing ESPP (which includes shares subject to purchase in the current offering period and 4,462,850 shares previously delivered). If the Amended and Restated ESPP is adopted, the number of shares authorized for issuance will be increased by 6,600,000.

Options and Purchase Price

Participating employees shall be granted an option to purchase common shares of the Company at 85 percent of the fair market value of the shares on the last trading day of the offering period (or such greater option price as may be determined by the Board or Compensation and Leadership Committee prior to the commencement of an offering period).

Terms and Conditions of Offering Period

The terms of an offering are established by the Compensation and Leadership Committee. The terms are communicated in writing to eligible employees prior to the first day of each offering period. The terms of an offering include (1) designation of the participating subsidiaries, (2) the identification of any exclusions from participation applicable to the offering, (3) the offering period, and (4) the price per share to be paid by each participating employee upon exercise of an option. Unless the Compensation and Leadership Committee specifies different offering periods in writing, there are two offering periods during a calendar year, the first of which commences on January 1 and ends on June 30 and the second of which begins on July 1 and ends on December 31. In no event will an offering period exceed 27 months.

Participation

For an employee to participate during an offering period, the employee must elect to participate prior to the beginning of the offering period by authorizing deductions from the employee’s base compensation in accordance with procedures established by the Compensation and Leadership Committee. An employee who does not authorize payroll deductions will be deemed to have elected to not participate in the offering. Unless otherwise determined by the Compensation and Leadership Committee, each participant’s payroll deductions will be limited to 15 percent of his or her base compensation. There is an annual $25,000 limit on the number of shares which each employee may receive under the Amended and Restated ESPP (as determined by the fair market value of the shares on the last trading day of the option period).

As soon as administratively practicable after the expiration of an offering period, payroll deductions that are not used to purchase shares during the offering period will be refunded to the participating employee without interest. The Company or participating subsidiary is permitted to apply a participating employee’s unused payroll deductions to purchase additional shares during a subsequent offering period, but only if the amount does not exceed the value of a fractional share that the participating employee could not purchase during the preceding offering period.

Shares, when issued, will be represented by book or electronic entry into new or existing accounts or any other means as the Compensation and Leadership Committee, in its discretion, may deem appropriate. Delivery of the shares typically occurs between three and seven business days after the expiration of an offering period.

Changes in Capitalization

In case of any (1) merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (2) ordinary or special dividend (whether in the form of cash, shares or other property), share split or reverse share split, (3) combination or exchange of shares, (4) other change in corporate structure, or (5) any other transaction, distribution or action, which, in any such case the Compensation and Leadership Committee determines, in its sole discretion, affects the Company’s common shares such that an adjustment is appropriate, the Compensation and Leadership Committee will appropriately adjust: the total number of shares authorized to be committed to the Amended and Restated ESPP, the number of shares subject to each outstanding option, the price applicable to each option, and/or the consideration to be received upon exercise of each option. In addition, the Compensation and Leadership Committee, in its sole discretion, has authority to provide for (a) the acceleration of the exercise date of outstanding options or (b) the conversion of outstanding options into cash or other property upon the completion of the applicable transaction.

Withdrawal

A participant may, at any time on or before 15 days prior to the last trading day of an offering period, or such other date as may be selected by the Compensation and Leadership Committee, elect to withdraw all of the funds collected by payroll deduction from the participant during the offering period by giving notice in accordance with the rules established by the Compensation and Leadership Committee. The withdrawn funds shall be paid to the participant as soon as administratively feasible. Any election to withdraw the participant’s cash balance under the Amended and Restated ESPP terminates the participant’s right to exercise the participant’s option and the participant’s entitlement to elect any further payroll deductions for that offering period. If the participant wishes to participate in any future offering period, the participant must file a new payroll deduction election within the time frame required by the Compensation and Leadership Committee for participating in that subsequent offering period.

Termination of Employment

Generally, if a participant’s employment is terminated for any reason, the option granted to the participant for that offering period will lapse, except as provided below. The participant’s cash balance under the Amended and Restated ESPP will be returned to the participant as soon as administratively feasible.

A participant whose employment is terminated as a result of a disposition of assets, a division or any entity or as a result of a plant closing may, at the participant’s election by written notice to the Compensation and Leadership Committee, either (1) exercise the participant’s option as of the date of termination of employment or (2) request payment of the participant’s prior payroll deductions made under the Amended and Restated ESPP, and the participant’s interest in unexercised options under the Amended and Restated ESPP shall terminate.

Amendment and Termination of the Plan

The Company may, by action of the Board or the Compensation and Leadership Committee, terminate the Amended and Restated ESPP at any time and for any reason. The termination of the Plan will not affect the current options already outstanding under the Amended and Restated ESPP to the extent there are shares committed, unless the participating employees agree otherwise. The Board or the Compensation and Leadership Committee has the right to modify, alter or amend the Amended and Restated ESPP at any time and from time to time to any extent that it deems advisable or suspend the operation of the Amended and Restated ESPP for any period as it may deem advisable. However, no amendment or suspension may operate to reduce any of the participating employee’s prior payroll deductions under the Amended and Restated ESPP, reduce an employee’s rights with respect to shares previously purchased and held on the employee’s behalf under the Amended and Restated ESPP or adversely affect the current option a participating employee already has outstanding under the Amended and Restated ESPP without the employee’s consent.

Tax Information

The Company intends that the Amended and Restated ESPP qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The following discussion provides a general summary of the material federal income tax consequences of the purchase of common shares under the Amended and Restated ESPP. Tax consequences for any particular individual, however, may be different. This discussion does not address the consequences of state, local or foreign tax laws.

An employee does not recognize taxable income when shares are purchased through the Amended and Restated ESPP. An employee, however, will generally recognize taxable income upon the sale or disposition of shares purchased through the Amended and Restated ESPP.

For shares that are disposed of 24 months or later after the first day of the offering period and more than one year after the purchase of the shares (a “qualifying disposition”), a portion of the employee’s gain will be ordinary income and a portion may be capital gain. The employee will be taxed at ordinary income tax rates on the excess of the value of the shares on the date on which the option was granted (on the first day of the offering period) over the purchase price, or, if less, the entire gain on the sale. The employee will have additional capital gain or loss equal to the difference, if any, between the proceeds of the sale and the employee’s basis in the shares (the purchase price plus any ordinary income realized). The capital gain rate will depend on how long the shares are held by the employee.

If a participant disposes of shares during the 24 month period after the first day of the offering period in which shares were purchased (a “disqualifying disposition”), the employee will recognize ordinary income on the difference between the purchase price and the fair market value of the shares on the actual purchase date, regardless of whether there is any gain upon such disposition. Any additional gain (or loss) is taxed to the shareholder as long-term or short-term capital gain (or loss). The purchase date starts the holding period for determining whether the gain (or loss) is short-term or long-term.

If an employee makes a disqualifying disposition, the Company will receive a deduction equal to the amount of ordinary income an employee must recognize for the year of the disqualifying disposition. The Company will not receive a deduction for qualifying dispositions.

Plan Purchases

The benefits to be received by our executive officers and employees under the Amended and Restated ESPP are not determinable because, under the terms of the Amended and Restated ESPP, the amounts of future share purchases are based upon elections made by eligible employees subject to the terms and limits of the Amended and Restated ESPP. Directors who are not employees do not qualify as eligible employees and thus cannot participate in the Amended and Restated ESPP. Future purchase prices are not determinable because they will be based upon the closing selling price of our common shares on the applicable purchase date.

Certain Relationships and Related Party Transactions

Related Party Transactions

We describe below transactions and series of similar transactions, since January 1, 2013, to which we were a party or will be a party other than compensation arrangements which are described under “Item 11: Executive Compensation,” in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common shares or any member of their immediate family had or will have a direct or indirect material interest.

Arrangements with Our Sponsors

Shareholders’ Agreement

The Company is party to a shareholders’ agreement (the “Shareholders’ Agreement”) with our Sponsors and our largest shareholder, Freescale Holdings L.P. (“Freescale LP”). The Shareholders Agreement provides, among other things, our Sponsors with the contractual right to nominate one or more designees for election to the Company’s Board based on the percentage of the outstanding common shares owned by Freescale LP and our Sponsors. As long as Freescale LP and our Sponsors collectively hold more than 50% of the issued and outstanding common shares, the Board will consist of not more than twelve (12) directors, comprised as follows: (i) each of our Sponsors will have the right, but not the obligation, to nominate up to two (2) directors for election to our Board, (ii) the Company’s Chief Executive Officer and (iii) the remaining directors will be nominated by the Company’s Nominating and Corporate Governance Committee and will be independent directors within the meaning of the corporate governance rules of the NYSE. When Freescale LP and our Sponsors collectively own, in the aggregate, 50% or less, but greater than or equal to 20%, of the then issued and outstanding common shares, our Board will be comprised as follows: (i) each of our Sponsors will have the right, but not the obligation, to nominate one (1) director for election to the Board (provided that such Sponsor owns, directly or indirectly, at least 2.8% of the issued and outstanding common shares), (ii) the Company’s Chief Executive Officer and (iii) such number of additional directors chosen by the Company’s Nominating and Corporate Governance Committee so that the Board and its committees satisfy the applicable independence requirements of the NYSE. At such time as Freescale LP and our Sponsors collectively own, in the aggregate, less than 20% of the then issued and outstanding common shares, Freescale LP will be liquidated and the common shares owned by Freescale LP will be distributed to the limited partners of Freescale LP, including our Sponsors, unless a majority of our Sponsors elect not to dissolve Freescale LP, and each Sponsor that beneficially owns at least 5% of the then outstanding common shares will have the right, but not the obligation, to nominate one director for election to the Board. Any director who is nominated by a Sponsor may only be removed by the affirmative vote or written consent of the nominating Sponsor. If Freescale LP or our Sponsors provide notice of their desire to remove one of the directors nominated by such Sponsor, the Company and Freescale LP agree to take all reasonable action necessary to effect such removal.

The Shareholders’ Agreement provides our Sponsors with certain contractual rights to designate directors to the committees of the Board, subject to the applicable independence requirements of the NYSE. Each Sponsor who has nominated at least one director for election to the Board and does not have a director nominated by such Sponsor on a particular committee is entitled to designate an “observer” on such committee. In order to satisfy applicable NYSE independence requirements, any such Board committee may request, and such “observer” shall comply with such request, that the “observer” remove him or herself from all or any portion of a meeting of the Board committee to the extent the board committee determines removal is appropriate, which may be for any reason or no reason. In addition, no committee will be comprised of more than one director nominated by a particular Sponsor.

The Shareholders’ Agreement also provides that for so long as Freescale LP and our Sponsors collectively own, in the aggregate, at least 50% of the then issued and outstanding common shares, certain actions by the Company or its subsidiaries, including the Company, will require the approval of at least a majority of our Sponsors acting through their respective director designees in addition to any other vote by the Company’s Board or shareholders. The actions requiring Sponsor approval include change of control transactions, the acquisition or sale of any asset in excess of $150 million, the incurrence of indebtedness in excess of $250 million, making any loan, advance or capital contribution in excess of $150 million, equity issuances in excess of $25 million, the approval and registration of equity securities in connection with a public offering, changes in the nature of the Company or its subsidiaries’, including the Company’s business, changes to our jurisdiction of incorporation, hiring or removing the Company’s Chief Executive Officer, the commencement or settlement of any litigation over $50 million, any dissolution, liquidation, reorganization or bankruptcy proceeding involving the Company or its subsidiaries, and changing the number of directors on the Board.

The Shareholders’ Agreement also provides that, to the maximum extent permitted by law, no Sponsor shall have a fiduciary or similar duty to, and no Sponsor or any of its representatives, nominees and designees shall have any liability for breach or alleged breach of fiduciary or similar duty to, the Sponsors, Freescale LP, the Company and our subsidiaries or any shareholder, creditor, employee or other stakeholder of any member of Freescale LP, and its subsidiaries, including the Company. Each Sponsor, Freescale LP and the Company agrees to waive any and all claims relating to any such breach or alleged breach of fiduciary or similar duty. In addition, each Sponsor and Freescale LP agrees to waive all claims relating to a breach of fiduciary or similar duty in connection with any action or inaction by a director nominated by a Sponsor.

Investors Agreement

The Company is party to an investors agreement that provides, among other things, that our Sponsors may not transfer their equity interests in us or Freescale LP without the consent of the general partner of Freescale LP, Freescale Holdings GP, Ltd. The investors agreement also provides certain current and former members of management with the right to “tag-along” and sell a pro rata portion of their equity interests if other investors propose to sell all or a portion of their equity interests.

Registration Rights

The Company is party to an amended and restated registration rights agreement with Freescale LP, the limited partners of Freescale LP, including the Sponsors, and certain current and former members of our management. Pursuant to this registration rights agreement, Freescale LP and a majority of our Sponsors will collectively have the right to an unlimited number of demand registrations, which may be underwritten; provided, that if a Sponsor ceases to own, directly or indirectly, at least 2.8% of the issued and outstanding common shares, such Sponsor will no longer be counted in determining such majority. The demand rights may be exercised at any time. Pursuant to such demand registration rights, the Company is required to register with the SEC for sale to the public the common shares owned by our Sponsors directly or through Freescale LP. Any demand for registration may only be made if the shares requested to be sold by the demanding holders in such offering are reasonably expected to have an aggregate market value of at least $100 million. In addition, in the event that the Company is registering additional common shares for sale to the public, whether on the Company’s own behalf or on behalf of our Sponsors or other holders, our Sponsors and the other parties to the amended and restated registration rights agreement will have “piggyback” registration rights providing them the right to have the Company include the common shares owned by them in any such registration. A holder’s right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in such offering. All expenses of such registrations (including both demand and “piggyback” registrations), other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications, will be borne by the Company.

Equity Healthcare

Freescale Semiconductor, Inc. is party to an agreement with Equity Healthcare LLC (“Equity Healthcare”), an affiliate of The Blackstone Group (“Blackstone”). Equity Healthcare negotiates with providers of administrative services for health benefit plans and other related services for cost discounts. Equity Healthcare also provides quality-of-service monitoring capability for health care plans. Because of the combined purchasing power of its client participants, we believe that Equity Healthcare is able to negotiate pricing terms from providers that are more favorable than we could otherwise obtain on an individual basis. Freescale Semiconductor, Inc. paid Equity Healthcare approximately $207,000 under this agreement for the year ended December 31, 2013. The agreement expires on December 31, 2014 and automatically renews for a one-year period unless either party provides notice of non-renewal 90 days prior to the scheduled expiration date.

Mr. Chu serves on our Board on behalf of Blackstone, one of our Sponsors. Because Blackstone and Mr. Chu are affiliated with Equity Healthcare, they may have an indirect pecuniary interest in the payments made by us to Equity Healthcare. In addition, Mr. Quella was a Senior Managing Director and Senior Operating Partner in the Private Equity Group at Blackstone until his retirement on June 30, 2013.

Equity Office Properties/MWest

In October 2011, we entered into a commercial lease with Equity Office Properties, an affiliate of Blackstone, for office space in San Jose, California. The lease commencement date was February 2, 2012, and the aggregate amount of all periodic payments over the life of the five year lease is approximately $4.2 million. In October 2013, MWest Propco XXV LLC (“MWest”), affiliated with TPG Capital, acquired the commercial property that is the subject of this commercial lease. Our remaining contractual commitment at the time of this acquisition was approximately $2.9 million.

Mr. Chu serves on our Board on behalf of Blackstone, one of our Sponsors. Because Blackstone and Mr. Chu are affiliated with Equity Office Properties, they may have an indirect pecuniary interest in the payments made by us to Equity Office Properties. In addition, Mr. Quella was a Senior Managing Director and Senior Operating Partner in the Private Equity Group at Blackstone until his retirement on June 30, 2013. Mr. Marren serves on our Board on behalf of TPG Capital, one of our Sponsors. Because TPG Capital and Mr. Marren are affiliated with MWest, they may have an indirect pecuniary interest in the payments made by us to MWest.

GCA Services Group, Inc.

Freescale Semiconductor, Inc. has contracted with GCA Services Group, Inc. (“GCA”) to provide janitorial services since 2004 and other supplemental staffing since early 2012. On November 1, 2012, an affiliate of Blackstone acquired GCA. For the year ended December 31, 2013, Freescale paid GCA approximately $17 million for janitorial and supplemental staffing. Because Blackstone and Mr. Chu are affiliated with GCA, they may have an indirect pecuniary interest in the payments made by us to GCA. In addition, Mr. Quella was a Senior Managing Director and Senior Operating Partner in the Private Equity Group at Blackstone until his retirement on June 30, 2013.

Avaya, Inc.

Freescale Semiconductor, Inc. and Avaya, Inc. (“Avaya”) have entered into a license agreement under which we receive royalties, maintenance and support fees for certain software modules that we license to Avaya. We received approximately $125,000 under this agreement in 2013. Avaya is affiliated with TPG Capital, one of our Sponsors, on behalf of which Mr. Marren serves on our Board.

Warrant

On December 1, 2006, we issued a warrant to Freescale LP to purchase approximately 9.5 million common shares from us with an exercise price equal to $36.12 per share. The warrant was issued pursuant to a warrant agreement containing customary anti-dilution and other provisions. The warrant may be exercised in whole or in part at any time and from time to time.

Indemnification Agreements

The Company is a party to indemnification agreements with its directors and certain officers. These indemnification agreements provide, among other things, that Freescale will indemnify such officers and directors, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that they may be required to pay in actions or proceedings which they are or may be made a party by reason of any such person’s position as a director, officer or other agent of the Company, subject to, and to the maximum extent permitted by, applicable law.

Statement of Policy Regarding Transactions with Related Persons

The Board has adopted a written policy that requires our Nominating and Corporate Governance Committee to review and approve or ratify all related party transactions that involve a value of $120,000 or more (excluding employment relationships). The Compensation and Leadership Committee is responsible for reviewing and approving or ratifying any employment relationship with a related party that involves compensation of $120,000 or more. In determining whether to approve or ratify, as applicable, a related party transaction, these committees are guided by our Code of Business Conduct and Ethics which, among other things, requires that business decisions and actions be based on the best interests of Freescale and not be motivated by personal considerations or relationships. The transactions with Equity Office Properties, GCA and Avaya described above were reviewed and approved under these policies. The other transactions described above were entered into prior to the adoption of our related party policies, and, as a result, were not reviewed under these polices.

In addition, the Board has adopted a written policy under which the Board must review and approve any transactions with our Sponsors or their affiliates in excess of $5 million. The transaction with GCA described above was approved under this policy. The other transactions described above either were entered into prior to the adoption of this policy or do not exceed $5 million.

Report of the Audit and Legal Committee

The Audit and Legal Committee has reviewed and discussed the audited financial statements with Freescale’s management and its independent auditors, KPMG LLP (“KPMG”). The Audit and Legal Committee has also discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) in Auditing Standard No. 16. In addition, KPMG provided the Audit and Legal Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit and Legal Committee discussed with KPMG its independence from Freescale and its management. The Audit and Legal Committee has also considered whether the provision of other non-audit services by KPMG to Freescale is compatible with the auditors’ independence and has concluded that it is.

In reliance on these reviews and discussions, the Audit and Legal Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Freescale’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

AUDIT AND LEGAL COMMITTEE

Daniel J. Heneghan, Chair

Krishnan Balasubramanian

Joanne M. Maguire

J. Daniel McCranie

Future Shareholder Proposals and Nominations for the 2015 Annual General Meeting

To be considered for inclusion in Freescale’s proxy statement for the 2015 annual general meeting of shareholders, shareholder proposals must be received by Freescale no later than 5:00 p.m. Central Time on November 21, 2014 (120 days before the anniversary date of this proxy). In order to be included in the Freescale sponsored proxy materials, shareholder proposals will need to comply with Rule 14a-8 under the Exchange Act. If you do not comply with Rule 14a-8, we will not be required to include the proposal in the proxy statement and the proxy card we will mail to our shareholders. Shareholder proposals should be sent to Freescale’s Secretary at Freescale Semiconductor, Ltd., 6501 William Cannon Dr. West, MD OE62, Austin, TX 78735, U.S.A., Attention: Secretary.

Shareholders may also make proposals, including director nominations, that are not intended to be included in Freescale’s proxy statement for the 2014 annual general meeting so long as the proposals comply with our bye-laws. Under our bye-laws, shareholder nominations and proposals may be voted on at an annual general meeting of shareholders only if the nominations and proposals are made pursuant to written notice timely given to our Secretary and accompanied by certain information as described in our bye-laws.

To be timely, a shareholder’s written notice must be delivered to our Secretary no earlier than January 8, 2015 and no later than February 7, 2015.

In addition, Section 79 of the Bermuda Companies Act provides that shareholders representing either (i) 5% of the total voting rights eligible to vote at the annual general meeting or (ii) not less than 100 shareholders may propose any resolution which may be properly moved at the annual general meeting. Upon timely receipt of notice, we will, at the expense of the shareholder(s) proposing the resolution, give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of the proposed resolution. To be timely, the proposal must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate, at the expense of the shareholder(s), a statement not exceeding 1,000 words with respect to any matter referred to in any proposed resolution or the business to be dealt with at the annual general meeting by providing notice deposited at our registered office not less than one week prior to the annual general meeting of shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and beneficial owners of more than 10% of any class of our equity securities to file with the SEC reports regarding their ownership and changes in ownership of our common shares. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. Based solely on our examination of the copies of Forms 3, 4 and 5 and the written representations of our directors and executive officers, we believe that all required Section 16(a) filings were made on a timely basis in 2013.

Other Matters

To reduce the expenses of delivering duplicate materials, we take advantage of the SEC’s “householding” rules which permit us to deliver only one set of proxy materials (or one Notice of Internet Availability of Proxy Materials) to shareholders who share an address unless otherwise requested. If you share an address with another shareholder and have received only one set of these materials, you may request a separate copy at no cost to you and request separate materials for future mailings by contacting Broadridge at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you are receiving multiple copies, you may also request that we send only one set of materials to you by contacting Broadridge at the telephone number or address given above.

Our Annual Report on Form 10-K, including financial statements, for the fiscal year ended December 31, 2013, as filed with the SEC, is available to shareholders free of charge on our Investor Relations website at http://investors.freescale.com or by writing us at Freescale Semiconductor, Ltd., 6501 William Cannon Drive West, MD OE62, Austin, Texas 78735, Attention: Secretary.

As of the date of this proxy statement, we are not aware of any other matters to be brought before the Annual General Meeting. However, if any other matters are properly presented for action, in the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote in their discretion the shares represented by all properly executed proxies.

By order of the Board,

JENNIFER B. WUAMETT

Secretary

Austin, Texas

APPENDIX A

AMENDED AND RESTATED FREESCALE SEMICONDUCTOR ~~HOLDINGS~~, LTD.

2011 OMNIBUS INCENTIVE PLAN

Section 1. Purpose of Plan; Effective Date.

The name of the Plan is the Freescale Semiconductor ~~Holdings~~, Ltd. 2011 Omnibus Incentive Plan (the “Plan”). The purposes of the Plan are to provide an additional incentive to selected management, employees, directors, independent contractors, and consultants of the Company or its Affiliates (as hereinafter defined) whose contributions are essential to the growth and success of the Company’s business, in order to strengthen the commitment of such persons to the Company and its ~~Subsidiaries~~Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company. To accomplish such purposes, the Plan provides that the Company may grant Options, Share Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares, Other Share-Based Awards, Cash-Based Awards or any combination of the foregoing. The Plan is separate and distinct from the Former Plans (as hereinafter defined). ~~The Plan is intended to be exempt from Section 162(m) of the Code (as hereinafter defined) until the first shareholder meeting occurring after the close of the third calendar year following the calendar year in which the Company becomes publicly held.~~

The Plan is hereby amended and restated, effective as of the date of approval by the shareholders of the Company at the annual general meeting held in 2014 (the “Restatement Effective Date”).

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, the Committee of the Board duly appointed to administer the Plan, or the employee or officer to whom administration is delegated, to the extent permitted by applicable law, in accordance with Section 3 hereof.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(c) “Award” means any Option, Share Appreciation Right, Restricted Share, Deferred Share, Performance Share, Other Share-Based Award or Cash-Based Award granted under the Plan.

(d) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

(e) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(f) “Board” means the Board of Directors of the Company.

(g) “Bye-laws” mean the bye-laws of the Company, as may be amended and/or restated from time to time.

(h) “Cash-Based Award” means cash awarded pursuant to Section 11 hereof, including Awards of restricted cash and cash awarded upon the attainment of Performance Goals.

(i) “Cause” shall have the meaning assigned to such term in any individual employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Cause,” Cause shall mean (i) the Participant commits any act of fraud, intentional misrepresentation or serious misconduct in connection with the business of the Company or any Affiliate, including, but not limited to, falsifying any documents or agreements (regardless of form); (ii) the Participant materially violates any rule or policy of the Company or any Affiliate (A) for which violation an employee may be terminated pursuant to the written policies of the Company or any Affiliate reasonably applicable to such an employee, (B) which violation results in material damage to the Company or any Affiliate or (C) which, after written notice to do so, the Participant fails to correct within a reasonable time; (iii) other than solely due to Disability, the Participant willfully breaches or habitually neglects any material aspect of the Participant’s duties assigned to the Participant by the Company or any Affiliate, which assignment was reasonable in light of the Participant’s position with the Company or its Subsidiaries (all of the foregoing duties, “Duties”); (iv) other than solely due to Disability, the Participant fails, after written notice, adequately to perform any Duties and such failure is reasonably likely to have a material adverse impact upon the Company or any Affiliate or the operations of any of them; provided, that, for purposes of this clause (iv), such a material adverse impact will be solely determined with reference to the Participant’s Duties and annual compensation as such Duties and compensation relate to the Participant’s job classification; (v) the Participant materially fails to comply with a direction from the Chief Executive Officer of the Company, the Board or the board of directors of any Affiliate of the Company with respect to a material matter, which direction was reasonable in light of the Participant’s position with the Company or any Affiliate; (vi) while employed by or providing services to the Company or any Affiliate, and without the written approval of the Board, the Participant performs services for any other corporation or person which competes with the Company or any of its Subsidiaries, or otherwise violates any restrictive covenants contained in any Award Agreement or any other agreement between the Participant and the Company or any Affiliate; (vii) the Participant’s indictment, conviction, or entering a plea of guilty or nolo contendere to, a felony (other than a traffic or moving violation) or any crime involving dishonesty; (viii) the Participant engages in any other action that may result in termination of an employee for cause pursuant to any generally applied standard, of which standard the Participant knew or reasonably should have known, adopted in good faith by the Board or the board of directors of any of the Company’s Subsidiaries from time to time but prior to such action or condition; or (ix) any willful breach by the Participant of his fiduciary duties as a director of the Company or any of its Subsidiaries.

(j) “Change in Capitalization” means any (1) merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (2) ~~ordinary or~~ special dividend (whether in the form of cash, Common Shares or other property), share split or reverse share split, (3) combination or exchange of shares, (4) other change in corporate structure, or (5) any other transaction, distribution or action, which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 hereof is appropriate.

(k) “Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(1) any Person, other than one or more Qualified Institutional Investors (as such term is defined in the Investors Agreement), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities beneficially owned by such Person or any securities acquired directly from the Company or any Affiliate thereof) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (3) below, and provided that for so long as (x) the Partnership (as such term is defined in the Investors Agreement) and its subsidiaries own more than 50% of the combined voting power of the Company’s then outstanding securities and (y) one or more Qualified Institutional Investors own more than 50% of the combined voting power of the then outstanding securities of the general partner of the Partnership, such Qualified Institutional Investors will be deemed to beneficially own the combined voting power of the outstanding securities owned by the Partnership and its subsidiaries; or

(2) during any period of twelve consecutive months, the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(3) there is consummated a merger, amalgamation or consolidation of the Company or any Subsidiary thereof with any other corporation, other than (A) a merger, amalgamation or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger, amalgamation or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the amalgamated company or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or the amalgamated company or any parent thereof outstanding immediately after such merger, amalgamation or consolidation or (B) a merger, amalgamation or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(4) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

For each Award that constitutes deferred compensation under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award, resulting in the payment of such Award, only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(l) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(m) “Committee” means the Compensation and Leadership Committee of the Board, or a sub-committee of the Compensation and Leadership Committee, or in the absence of such Committee, the Board. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of an “outside director” within the meaning of Section 162(m) of the Code, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Common Shares are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Bye-laws of the Company or any Committee charter, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(n) “Common Shares” means the common shares, par value $0.01 per share, of the Company.

(o) “Company” means Freescale Semiconductor ~~Holdings I~~, Ltd. (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

(p) “Covered Employee” means a “covered employee,” as such term is defined in Section 162(m)(3) of the Code.

(q) ~~(p)~~ “Deferred Shares” means the right granted pursuant to Section 9 hereof to receive Shares at the end of a specified deferral period or periods and/or upon attainment of specified performance objectives.

(r) ~~(q)~~ “Disability” means, with respect to any Participant, that such Participant (i) as determined by the Administrator in its sole discretion, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.

(s) ~~(r)~~ “Eligible Recipient” means an employee, director, independent contractor or consultant of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, an Eligible Recipient of an Option or a Share Appreciation Right means an employee, director, independent contractor or consultant of the Company or any Subsidiary of the Company who has been selected as an eligible participant by the Administrator.

(t) ~~(s)~~ “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(u) ~~(t)~~ “Exercise Price” means, with respect to any Award under which the holder may purchase Shares, the per share price at which a holder of such Award granted hereunder may purchase Shares issuable upon exercise of such Award.

(v) ~~(u)~~ “Fair Market Value” as of a particular date shall mean the fair market value of a Common Share as determined by the Administrator in its sole discretion; provided, however, that (i) if the Common Shares are admitted to trading on a national securities exchange, the fair market value of a Common Share on any date shall be the closing sale price reported for such share on such exchange on such date or, if no sale was reported on such date, on the last day preceding such date on which a sale was reported, (ii) if the Common Shares are admitted to quotation on the New York Stock Exchange (“NYSE”) system or other comparable quotation system and has been designated as a National Market System (“NMS”) security, the fair market value of a Common Share on any date shall be the closing sale price reported for such share on such system on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported, or (iii) if the Common Shares are admitted to quotation on NYSE but has not been designated as an NMS security, the fair market value of a Common Share on any date shall be the average of the highest bid and lowest asked prices of such share on such system on such date or, if both bid and ask prices were not reported on such date, on the last date preceding such date on which both bid and ask prices were reported.

(w) ~~(v)~~ “Former Plans” shall mean the Freescale Holdings 2006 Management Incentive Plan and the Freescale Semiconductor Holdings 2007 Employee Incentive Plan.

(x) ~~(w)~~ “Investors Agreement” shall mean the Investors Agreement by and among Freescale Holdings L.P., Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., Freescale Acquisition Holdings Corp., Freescale Holdings (Bermuda) IV, Ltd., Freescale Acquisition Corporation and Certain Freescale Holdings L.P. Investors and certain stockholders of Freescale Holdings (Bermuda) I, Ltd. dated as of December 1, 2006, as supplemented and amended.

(y) ~~(x)~~ “Option” means an option to purchase Common Shares granted pursuant to Section 7 hereof.

(z) ~~(y)~~ “Other Share-Based Award” means a right or other interest granted pursuant to Section 10 hereof that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Shares, including, but not limited to, unrestricted Shares, restricted share units, dividend equivalents or performance units, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

(aa) ~~(z)~~ “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 below, to receive grants of Options, Share Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares, Other Share-Based Awards, Cash-Based Awards or any combination of the foregoing, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

(bb) ~~(aa)~~ “Performance Goals” means performance goals based on ~~criteria as determined by the Committee, in the Committee’s sole discretion~~one or more of the following criteria: (i) earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per Share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) share price or total shareholder return; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) cost targets, reductions and savings, productivity and efficiencies; (xv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, product quality measures, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvi) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xvii) other measurable business drivers; and (xviii) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the ~~Committee~~Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). ~~The Committee~~Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles (to the extent applicable); provided, that, to the extent permitted by Section 162(m) of the Code, as applicable, the Administrator shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(cc) ~~(bb)~~ “Performance Shares” means Shares that are subject to restrictions that lapse upon the attainment of specified performance objectives and that are granted pursuant to Section 9 below.

(dd) ~~(cc)~~ “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(ee) ~~(dd)~~ “Register of Members” means the register of members required to be maintained by the Company in accordance with Section 65 of the Companies Act 1981, as amended.

(ff) ~~(ee)~~ “Restricted Shares” means Shares granted pursuant to Section 9 below subject to certain restrictions that lapse at the end of a specified period or periods.

(gg) ~~(ff)~~ “Retirement” means the Participant’s voluntary termination of employment after the date on which the Participant has reached the age of 55 and has a total of at least five years of continuous employment with the Company or its Subsidiaries, including any employment with Freescale Semiconductor, Inc. prior to December 1, 2006.

(hh) ~~(gg)~~ “Shares” means Common Shares reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor security (pursuant to a merger, amalgamation, consolidation or other reorganization).

(ii) ~~(hh)~~ “Share Appreciation Right” means the right pursuant to an Award granted under Section 8 below to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

(jj) ~~(ii)~~ “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(kk) “Transfer” has the meaning set forth in Section 17.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of Awards under the Plan under Section 162(m) of the Code) and, to the extent applicable, in accordance with the requirements of Rule 16b-3 under the Exchange Act and the rules of the applicable national securities exchange. The Plan is intended to comply with or be exempt from Section 409A of the Code, and shall be administered, construed and interpreted in accordance with such intent. To the extent that an Award, issuance and/or payment is subject to or exempt from Section 409A of the Code, it shall be awarded and/or issued or paid in a manner that will comply with Section 409A of the Code or the applicable exemption of Section 409A, including any applicable regulations or guidance issued by the Secretary of the United States Treasury Department and the Internal Revenue Service with respect thereto.

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Options, Share Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares, Other Share-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(3) to determine the number of Shares to be covered by each Award granted hereunder;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Shares or Deferred Shares and the conditions under which restrictions applicable to such Restricted Shares or Deferred Shares shall lapse, (ii) the performance goals and periods applicable to ~~Performance Shares~~Awards, (iii) the Exercise Price of each Award, (iv) the vesting schedule applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards), and, if the Administrator in its discretion determines to accelerate the vesting of Options and/or Share Appreciation Rights in connection with a Change in Control, the Administrator shall also have discretion in connection with such action to provide that all Options and/or Share Appreciation Rights outstanding immediately prior to such Change in Control shall expire on the effective date of such Change in Control;

(5) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Options, Share Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares or Other Share-Based Awards or any combination of the foregoing granted hereunder;

(6) to determine the Fair Market Value;

(7) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;

(8) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and

(9) to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c) To the extent permitted by applicable law, the Administrator may at any time delegate to one or more employees or officers of the Company its authority over the administration of the Plan.

(d) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4.	Shares Reserved for Issuance Under the Plan.

(a) Subject to Section 5 hereof, the number of Common Shares that are reserved and available for issuance pursuant to Awards granted under the Plan is ~~21,661,249 Shares~~22,500,000 Shares plus the number of Shares under the Company’s 2011 Omnibus Incentive Plan, reserved but unissued and not subject to outstanding awards thereunder as of March 5, 2014, which was 2,853,823 Shares (assumes that the Performance Goals applicable to outstanding Awards are achieved at target).

(b) Subject to Section 5 hereof:

(1) No Participant (including any Participant who is likely to be a Covered Employee) will be granted Options or Share Appreciation Rights for more than 5,000,000 Common Shares during any calendar year.

(2) No Participant who is likely to be a Covered Employee with respect to a calendar year will be granted (A) any Restricted Share, Deferred Share, Performance Share or Other Share-Based Award for more than 3,000,000 Common Shares during any calendar year or (B) a Cash-Based Award in excess of $10,000,000 during any calendar year.

(c) ~~(b)~~ Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions, or otherwise and held as treasury shares. If any Shares subject to an Award or Common Shares subject to an award granted under the Former Plans are, in either case, forfeited, cancelled, exchanged or surrendered, settled in cash or if an Award or an award granted under the Former Plans otherwise terminates or expires without a distribution of shares to the Participant, such Shares or Common Shares shall, to the extent of any such forfeiture, cancellation, exchange, surrender, settlement, termination or expiration, be available for Awards under the Plan. The reserve of Shares shall not be reduced by any Awards granted in substitution for, or in assumption of, outstanding awards previously granted by an entity acquired by the Company or an Affiliate or with which the Company or Affiliate combines. Notwithstanding the foregoing, Shares surrendered or withheld as payment of either the Exercise Price of an Award (including Shares otherwise underlying an Award of a Share Appreciation Right that are retained by the Company to account for the grant price of such Share Appreciation Right) and/or withholding taxes in respect of an Award shall no longer be available for ~~grant~~Awards under the Plan. Notwithstanding this Section 4(b), this Plan is separate and distinct from the Former Plans.

Section 5.	Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Common Shares reserved for issuance under the Plan and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number and Exercise Price subject to outstanding Options and Share Appreciation Rights granted under the Plan, and (iii) the kind, number and purchase price of Shares subject to outstanding Restricted Shares, Deferred Shares, Performance Shares or Other Share-Based Awards granted under the Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated; and provided further that no such adjustment shall cause any Award hereunder which is or could be subject to Section 409A of the Code to fail to comply with the requirements of such section. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder in exchange for payment (if any) in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the Shares, cash or other property covered by such ~~award~~Award, reduced by the aggregate Exercise Price or purchase price thereof, if any. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6.	Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.

Section 7.	Options.

(a) General. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option. Notwithstanding the foregoing, except as otherwise determined by the Administrator, the prospective recipient of an Option shall not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement and delivered a fully executed copy thereof to the Company or, in the discretion of the Administrator, by electronic acceptance of the Award Agreement in the Company’s equity recordkeeping system, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement. Each Option granted hereunder is intended to be a non-qualified Option and is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(b) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant; provided, that the Exercise Price is at least its par value, and provided further that in no event shall the Exercise Price of an Option be less than one hundred percent (100%) of the Fair Market Value of the Common Shares on the date of grant~~.~~ ; provided that Options granted as a substitute for awards of an entity acquired by the Company or any Affiliate or with which the Company or Affiliate combines may have an Exercise Price that is less than the Fair Market Value of the Common Shares on the date of grant. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s shareholders for any repricing of Options including reductions in the Exercise Price, cancelling an Option in exchange for an Option with a lower Exercise Price or cancelling an Option that is out of the money for cash (other than in connection with a Change in Control).

(c) Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate.

(d) Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of preestablished corporate performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which, (x) in the case of unrestricted Shares acquired upon exercise of an Option, have been owned by the Participant for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

(f) Rights as Shareholder. A Participant shall have no rights to dividends or distributions or any other rights of a shareholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section ~~15~~16 hereof.

(g) Termination of Employment or Service.

(1) Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate for any reason other than Cause, Retirement, Disability, or death, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The ninety (90) day period described in this Section 7(g)(1) shall be extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(2) Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate on account of the Retirement, Disability, or death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(3) In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the moment the Company notifies the Participant of termination for Cause, regardless of the actual date of such termination.

(h) Other Change in Employment Status. An Option may be affected, in the sole discretion of the Administrator, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status of an Participant.

Section 8. Share Appreciation Rights.

(a) General. Share Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Share Appreciation Rights shall be made, the number of Shares to be awarded, the price per Share, and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates and any Share Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of Common Shares on the date of grant; provided that Share Appreciation Rights granted as a substitute for awards of an entity acquired by the Company or any Affiliate or with which the Company or Affiliate combines may have an Exercise Price that is less than the Fair Market Value of the Common Shares on the date of grant. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s shareholders for any repricing of Share Appreciation Rights including reductions in the Exercise Price, cancelling a Share Appreciation Right in exchange for a Share Appreciation Right with a lower Exercise Price or cancelling a Share Appreciation Right that is out of the money for cash (other than in connection with a Change in Control). The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Awards; Rights as Shareholder. The prospective recipient of a Share Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement and delivered a fully executed copy thereof to the Company, or, in the discretion of the Administrator, by electronic acceptance of the Award Agreement in the Company’s equity recordkeeping system, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Participants who are granted Share Appreciation Rights shall have no rights as shareholders of the Company with respect to the grant or exercise of such rights.

(c) Exercisability.

(1) Share Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(2) Share Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8 of the Plan.

(d) Payment Upon Exercise.

(1) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised, with the Administrator having the right to determine the form of payment.

(2) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised, with the Administrator having the right to determine the form of payment. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Shares and cash).

(e) Termination of Employment or Service.

(1) In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(2) In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(f) Term.

(1) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(2) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

Section 9. Restricted Shares, Deferred Shares and Performance Shares.

(a) General. Restricted Shares, Deferred Shares or Performance Shares may be issued either alone or in addition to other awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Shares, Deferred Shares or Performance Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares, Deferred Shares or Performance Shares; the period of time prior to which such shares become vested and free of restrictions on Transfer (the “Restricted Period”), if any, applicable to Restricted Shares, Deferred Shares or Performance Shares; the performance objectives (if any) applicable to Deferred Shares or Performance Shares; and all other conditions of the Restricted Shares, Deferred Shares and Performance Shares. If the restrictions, performance objectives and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares, Deferred Shares or Performance Shares, in accordance with the terms of the grant. The provisions of the Restricted Shares, Deferred Shares or Performance Shares need not be the same with respect to each Participant.

(b) Awards and Certificates. The prospective recipient of Restricted Shares, Deferred Shares or Performance Shares shall not have any rights with respect to any such award, unless and until such recipient has executed an Award Agreement and delivered a fully executed copy thereof to the Company, or, in the discretion of the Administrator, by electronic acceptance of the Award Agreement in the Company’s equity recordkeeping system, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided below in Section 9(c), (i) each Participant who is granted an award of Restricted Shares or Performance Shares may, in the Company’s sole discretion and in accordance with applicable law, be issued a share certificate in respect of such Restricted Shares or Performance Shares; (ii) any such certificate so issued shall be registered, to the extent applicable, in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award; and (iii) the Participant shall be entered into the Register of Members.

The Company may require that the share certificates, if any, evidencing Restricted Shares or Performance Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares or Performance Shares, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such award.

With respect to Deferred Shares, at the expiration of the Restricted Period, share certificates in respect of such shares of Deferred Shares may, in the Company’s sole discretion and in accordance with applicable law, be delivered to the Participant, or his legal representative, in a number equal to the number of Shares covered by the Deferred Shares award.

Notwithstanding anything in the Plan to the contrary, any Restricted Shares, Deferred Shares (at the expiration of the Restricted Period) or Performance Shares (whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.

Further, notwithstanding anything in the Plan to the contrary, with respect to Deferred Shares, at the expiration of the Restricted Period, Shares shall promptly be issued (either in certificated or uncertificated form) to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance shall in any event be made within such period as is required to avoid the imposition of a tax under Section 409A of the Code.

(c) Restrictions and Conditions. The Restricted Shares, Deferred Shares and Performance Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code, thereafter:

(1) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment or service as a director, independent contractor or consultant to the Company or any Affiliate thereof, or the Participant’s death or Disability; provided, however, that the Administrator may not waive the attainment of Performance Goals in the case of any Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 12 hereof.

(2) Except as provided in Section ~~16~~17 or in the applicable Award Agreement, the Participant shall generally have the rights of a shareholder of the Company with respect to Restricted Shares or Performance Shares during the Restricted Period; provided however, that dividends and dividend equivalents may not be paid with respect to Performance Shares unless and until the Performance Shares are earned by achieving the applicable Performance Goals. Except as provided in Section ~~16~~17 or in the applicable Award Agreement, the Participant shall generally not have the rights of a shareholder with respect to Shares subject to Deferred Shares during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to dividends declared during the Restricted Period with respect to the number of Shares covered by Deferred Shares shall be paid to the Participant as set forth in the Award Agreement, provided that the Participant is then providing services to the Company. Certificates for Shares of unrestricted Common Shares may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, Deferred Shares or Performance Shares, except as the Administrator, in its sole discretion, shall otherwise determine.

(3) The rights of Participants granted Restricted Shares, Deferred Shares or Performance Shares upon termination of employment or service as a director, independent contractor, or consultant to the Company or to any Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(4) The Company has the right, subject to applicable law, to repurchase Restricted Shares and Performance Shares upon specified events determined by the Administrator, including but not limited to events of forfeiture, as set forth in the Award Agreement.

Section 10.	Other Share-Based Awards.

The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods; provided however, that dividends and dividend equivalents may not be paid with respect to Awards subject to Performance Goals unless and until the Shares under the Award are earned by achieving the applicable Performance Goals. Common Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards or other property, as the Administrator shall determine, subject to any required corporate action.

Section 11.	Cash-Based Awards.

The Administrator is authorized to grant Awards to Participants in the form of Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Payments earned hereunder may be decreased or, with respect to any Participant who is not a Covered Employee, increased in the sole discretion of the Administrator based on such factors as it deems appropriate.

Section 12. Special Provisions Regarding Certain Awards.

The Administrator may make Awards hereunder to Covered Employees (or to individuals whom the Administrator believes may become Covered Employees) that are intended to qualify as performance-based compensation under Section 162(m) of the Code. The exercisability and/or payment of such Awards may be subject to the achievement of performance criteria based upon one or more Performance Goals and to certification of such achievement in writing by the Committee. Such performance criteria shall be established in writing by the Committee not later than the time period prescribed under Section 162(m) of the Code and the regulations thereunder. All provisions of such Awards which are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be construed in a manner to so comply.

Section 13. ~~Section 12.~~ Accelerated Vesting In Connection With a Change in Control.

Unless otherwise determined by the Administrator or evidenced in an Award Agreement, in the event of a Change in Control:

(a) With respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, in the event of a termination of a Participant’s employment or service (other than for Cause) during the 12-month period following such Change of Control, on the date of such termination (i) such Award shall become fully vested and, if applicable, exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) and any performance conditions imposed with respect to such Award shall be deemed to be achieved at target performance levels.

(b) With respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change of Control, (i) such Award shall become fully vested and, if applicable, exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) and any performance conditions imposed with respect to such Award shall be deemed to be achieved at target performance levels.

(c) For purposes of this Section ~~12,~~13, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award is of comparable value and remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to Shares, the Award instead confers the right to receive common stock of the acquiring entity or in the case of an amalgamation, the amalgamated company or its parent.

Notwithstanding any other provision of the Plan, (i) in the event of a Change in Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Administrator may, in its discretion, provide that each Award shall, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (x) the excess of the consideration paid per

Share in the Change in Control over the exercise or purchase price (if any) per Share subject to the Award multiplied by (y) the number of Shares granted under the Award and (ii) with respect to any Award that constitutes nonqualified deferred compensation under Section 409A of the Code, in the event of a Change in Control that does not constitute a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code and regulations thereunder, such Award shall be settled in accordance with its original terms or at such earlier time as permitted by Section 409A of the Code.

Section 14. ~~Section 13.~~ Amendment and Termination.

The Board may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s shareholders for any amendment that would require such approval in order to satisfy the requirements of Section 162(m) of the Code, any rules of the stock exchange on which the Common Shares are traded or other applicable law, including, without limitation, ~~repricing of options and option exchanges~~any repricing of Options or Share Appreciation Rights, reductions in the Exercise Price, cancelling an Option or Share Appreciation Right in exchange for an Option or Share Appreciation Right with a lower Exercise Price or cancelling an Option or Share Appreciation Right that is out of the money for cash (other than in connection with a Change in Control). The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan and the immediately preceding sentence, no such amendment shall impair the rights of any Participant without his or her consent.

Section 15. ~~Section 14.~~ Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 16. ~~Section 15.~~ Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal and/or state income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted Common Shares, in each case, having a value not exceeding the minimum federal, state and local taxes required to be withheld and applied to the tax obligations. Such Shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.

Section 17. ~~Section 16.~~ Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator; provided that any transfers of Awards must be made without consideration. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.

Section 18. ~~Section 17.~~ Continued Employment.

The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time. Awards are subject to any clawback policy adopted by the Company from time to time, including, without limitation, policies adopted to comply with applicable law.

~~Section 18. Effective Date.~~

~~The Plan was adopted by the Compensation and Leadership Committee of the Board on April 26, 2011, and shall become effective without further action as of the later of (a) the effectiveness of the Company’s registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission on [            ], as amended, and (b) the Common Shares being listed or approved for listing upon notice of issuance on the New York Stock Exchange (the date of such effectiveness, the “Effective Date”).~~

Section 19. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Restatement Effective Date, but Awards theretofore granted may extend beyond that date.

Section 20. Section 409A of the Code.

The intent of the parties is that payments and benefits under the Plan comply with Section 409A of the Code to the extent subject thereto or an exemption therefrom, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, no payment or distribution under this Plan that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant’s termination of employment or service with the Company will be made to such Participant until such Participant’s termination of employment or service constitutes a “separation from service” (as defined in Section 409A of the Code). Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided ~~pursuant to the Plan~~ during the six (6) month period immediately following the Participant’s termination of employment shall instead be paid on the first business day after the date that is six

(6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

Section 21. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

Section 22. Awards in Foreign Jurisdictions.

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which Eligible Recipients are located, or in order to comply with the requirements of any foreign stock exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Recipients outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Recipients outside the United States to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 4; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other securities law or governing statute or any other applicable law.

APPENDIX B

AMENDED AND RESTATED FREESCALE SEMICONDUCTOR ~~HOLDINGS I~~, LTD.

EMPLOYEE SHARE PURCHASE PLAN

WHEREAS, Freescale Semiconductor ~~Holdings I~~, Ltd. a Bermuda limited company (the “Company”) ~~desires to establish~~established an employee share purchase to provide employees of the Company and employees of subsidiaries designated by the Company with an opportunity to purchase common shares of the Company through offerings of options at a discount so as to further incent them to work for the continued success of the Company and its subsidiaries;

NOW THEREFORE, the Company hereby ~~establishes~~amends and restates the Freescale Semiconductor Holdings I, Ltd. Employee Share Purchase Plan~~, effective January 1, 2012,~~ (hereafter referred to as the Amended and Restated Freescale Semiconductor, Ltd. Employee Share Purchase Plan (the “Plan”)), effective as of the date of approval by the shareholders of the Company at the annual general meeting held in 2014, as follows:

Section 1. Purpose, Share Commitment and Intent.

(a) Purpose. The purpose of the Plan is to provide Employees of the Company and its Subsidiaries that are selected by the Company to participate in the Plan an opportunity to purchase Shares through periodic offerings of options to purchase Shares at a discount and strengthen the commitment of Employees to the Company and Subsidiaries, motivate Employees to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons.

(b) Share Commitment. ~~The aggregate number of Shares authorized to be sold pursuant to Options granted under the Plan is 6,020,000, subject~~Subject to adjustment as provided in Section 4(g), the aggregate number of Shares authorized to be sold pursuant to the Options granted under the Plan is 6,600,000 plus the remaining 1,557,150 Shares authorized to be sold under the existing Plan prior to this amendment and restatement (which number includes Shares that may be purchased pursuant to Options during the current Offering Period). In computing the number of Shares available for grant, any Shares relating to Options which are granted, but which subsequently lapse, are cancelled or are otherwise not exercised by the final date for exercise, shall be available for future grants of Options.

(c) Intent. It is the intention of the Company to have the Plan qualify as an “employee share purchase plan” under section 423 of the Code. Therefore, the provisions of the Plan are to be construed in a manner that is consistent with the requirements of section 423 of the Code.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Account” means the bookkeeping account maintained by the Administrative Committee that reflects the amount of payroll deductions credited on behalf of a Participant under the Plan.

(b) “Administrative Committee” means committee appointed to administer the Plan, which shall be the Committee or another committee consisting of not less than two directors of the Company appointed by the Board, each of whom shall qualify as non-employee directors within the meaning of Securities and Exchange Commission Regulation section 240.16b-3, and in the absence of such committee, the Board.

(c) “Authorized Leave of Absence” means a bona fide leave of absence from service with the Company or a Subsidiary if the period of the leave does not exceed 90 days, or, if longer, so long as the individual’s right to reemployment with the Company or a Subsidiary is guaranteed either by statute or contract.

(d) “Base Compensation” means base salary and overtime, excluding payments for shift differentials, incentive compensation, bonuses, and other special payments, fees, allowances or extraordinary compensation.

(e) “Beneficiary” means the person who is entitled to receive amounts under the Plan upon the death of a Participant as determined under Section 11(m).

(f) “Board” means the board of directors of the Company.

(g) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” means the Compensation and Leadership Committee of the Board.

(i) “Company” means Freescale Semiconductor Holdings I, Ltd., a Bermuda exempted limited liability company.

(j) “Corporation” has the meaning prescribed by section 7701(a)(3) of the Code and Department of Treasury Regulation section 301.7701-2(b). For example, the term Corporation includes a foreign corporation (as defined in section 7701(a)(5) of the Code) and a limited liability company that is treated as a corporation for all United States Federal income tax purposes.

(k) “Employee” means any individual in the employee-employer relationship with the Company and its Subsidiaries, but excluding (i) any independent contractor, (ii) any consultant, (iii) any individual performing services for the Company who has entered into an independent contractor or consulting agreement with the Company; (iv) any individual performing services for the Company under an independent contractor or consulting agreement, a purchase order, a supplier or staffing agreement or any other agreement that the Company enters into for services; and (v) any individual whose terms and conditions of employment are governed by a collective bargaining agreement resulting from good faith collective bargaining where participation under the Plan has been the subject of such bargaining and the collective bargaining agents have made a decision on behalf of such employee not to participate in the Plan.

(l) “Employer Corporation” means a Corporation that is, at the time the Option is granted, the employer of the Employee.

(m) “Exercise Date” means the last Trading Day of each Offering Period, which is the day that all Options that eligible Employees have elected to exercise are to be exercised.

(n) “Five Percent Owner” means an owner of five percent or more of the total combined voting power of all classes of shares of the Employer Corporation or of any Subsidiary. An individual is considered to own any shares that are owned directly or indirectly by or for his brothers and sisters (whether by whole or half-blood), spouse, ancestors and lineal descendants. For purposes of determining whether an Employee is a Five Percent Owner, an Employee is considered to own shares that the Employee may purchase under outstanding options (including incentive stock options, nonqualified stock options, options granted under the Plan or any other stock options). Further, for purposes of determining whether an Employee is a Five Percent Owner, the rules of section 424 of the Code (relating to attribution of share ownership) shall apply. Accordingly, for purposes of determining whether an Employee is a Five Percent Owner, (i) the Employee is considered as owning the shares owned, directly or indirectly, by or for the Employee’s brothers or sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants and (ii) shares owned, directly or indirectly, by or for a corporation, partnership, estate or trust is considered as being owned proportionately by or for its shareholders, partners, or beneficiaries. The determination of the percentage of the total combined voting power of all classes of shares of the Company or any Subsidiary that are owned by an individual is made by comparing the voting power or value of the shares owned (or treated as owned) by the individual to the aggregate voting power of all shares actually issued and outstanding immediately after the grant of the Option to the individual. The aggregate voting power or value of all shares actually issued and outstanding immediately after the grant of the Option does not include the voting power or value of treasury shares or shares authorized for issue under outstanding options held by the individual or any other person.

(o) “Grant Date” means the first day of each Offering Period, which is the day all eligible Employees are granted an Option under the Plan.

(p) “Highly Compensated Employee” has the meaning specified in section 414(q) of the Code.

(q) “Offering” means a given offering of Options under a Plan.

(r) “Offering Period” means, with respect to a given Offering, the period beginning on the Grant Date and ending on the Exercise Date. The Offering Periods shall begin and end at such times as are specified by the Administrative Committee. Unless and until the Administrative Committee specifies different Offering Periods in writing, there shall be two Offering Periods during a calendar year, the first of which commences on January 1 and ends on June 30 and the second on which begins on July 1 and ends on December 31. In no event shall an Offering Period exceed 27 months.

(s) “Option” means an option granted under the Plan to purchase Shares at the Option Price on the Exercise Date.

(t) “Option Price” means the price per Share to be paid by each Participant upon exercise of an Option, which, subject to the following sentence, shall be 85 percent of the fair market value of a Share on the Exercise Date. Prior to the commencement of an Offering Period, the Board, the Committee or the Administrative Committee may, in lieu of the Option Price specified in the preceding sentence, establish in writing an Option Price for an Offering that is greater than the amount specified in the preceding sentence. The Option Price may be stated as either a percentage or as a dollar amount. The Option Price shall be subject to adjustment under Section 4(g).

(u) “Participant” means a person who is eligible to be granted an Option under the Plan for the applicable Offering.

(v) “Participating Corporation” means the Company and any of its Subsidiaries that is selected for participation in the applicable Offering pursuant to Section 9.

(w) “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares of the Company.

(x) “Plan” means the Freescale Semiconductor Holdings I, Ltd. Employee Share Purchase Plan, as set out in this document and as it may be amended from time to time.

(y) “Qualified Employee Share Purchase Plan” means a share purchase plan to the extent that section 423 of the Code applies to the plan.

(z) “Retirement” means the Participant’s voluntary termination of employment after the date on which the Participant has reached the age of 55 and has a total of at least five years of continuous employment with the Company or its Subsidiaries, including any employment with Freescale Semiconductor, Inc. prior to December 1, 2006.

(aa) “Shares” means the common shares of the Company, $0.01 par value per share, or, in the event that the outstanding shares are later changed into or exchanged for a different class of shares or securities of the Company or another corporation, that other share or security. Shares, when issued, may be represented by a certificate or by book or electronic entry.

(bb) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting Shares or other similar interests or a sole general partnership interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained, and only to the extent permitted by section 424 of the Code.

(cc) “Trading Day” means a day on which the New York Stock Exchange is open for trading.

Section 3. Eligibility.

(a) General Requirements. Subject to Section 3(c), each Employee of each Participating Corporation who is not excluded from participation pursuant to Section 3(b) is eligible to participate in a given Offering if the individual is in the employ of a Participating Corporation on the Grant Date; provided that an Employee hired during an Offering Period will be eligible to participate in the next Offering. For purposes of this Section 3(a), the existence of the employment relationship between an individual and a Participating Corporation will be determined under Department of Treasury Regulation section 1.421-1(h). Participation in the Plan by any Employee is voluntary.

(b) Exclusions From Participation. Subject to Section 3(c), under each Offering Options will be granted to all Employees of all Participating Corporations, except that one or more of the following categories of Employees may, at the discretion of the Administrative Committee, be excluded from coverage under an Offering:

(1) Persons Employed Less Than Two Years. Employees who have been employed less than two years (or a lesser period of time) as of the Grant Date may be excluded from an Offering, provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(2) Persons Customarily Employed Less Than 20 Hours Per Week. Employees whose customary employment is 20 hours or less per week (or a lesser number of hours per week as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering, provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(3) Persons Customarily Employed for Not More Than Five Months During a Calendar Year. Employees whose customary employment is for not more than five months in any calendar year as of the Grant Date (or a lesser number of months as may be specified in writing by the Administrative Committee) may be excluded from an Offering, provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(4) Persons Who Are Highly Compensated Employees. Employees who are Highly Compensated Employees as of the Grant Date may be excluded from an Offering. Alternatively, Employees who are Highly Compensated Employees with compensation above a certain level as of the Grant Date may be excluded from an Offering. Alternatively, Employees who are both Highly Compensated Employees and officers or subject to the disclosure requirements of section 16(a) of the Securities Exchange Act of 1934 as of the Grant Date may be excluded from an Offering. Any exclusion relating to Highly Compensated Employees must be applied in an identical manner to all Highly Compensated Employees of all Participating Corporations.

(5) Certain Residents of Foreign Jurisdictions. Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of section 7701(b)(1)(A) of the Code) may be excluded from an Offering if (1) the grant of an Option under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (2) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of section 423 of the Code.

(6) Default Exclusions From Participation. Unless the Administrative Committee specifies in writing different exclusions are applicable with respect to a given Offering, the following persons shall be excluded from participation in an Offering: (1) Employees whose customary employment is 20 hours or less per week and (2) Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of section 7701(b)(1)(A) of the Code) if (a) the grant of an Option under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of section 423 of the Code.

(7) Use of Exclusions Other Than Default Exclusions From Participation. If the Administrative Committee determines to apply exclusions from participation with respect to a given Offering that are different than the default exclusions specified in paragraph (f) of this Section 3(b), such exclusions shall be specified in writing. Any such exclusions from participation shall be consistent with the provisions of this Section 3(b).

(c) Limitations Upon Participation by Certain Shareholders. No Employee shall be granted an Option to the extent that the Option would cause the Employee to be a Five Percent Owner immediately after the grant. Accordingly, an Employee who is a Five Percent Owner immediately prior to the Date of Grant for an Offering shall not be granted an Option for such Offering. An Employee who would become a Five Percent Owner immediately after the grant of an Option only as a result of the grant of the Option shall be granted an Option to purchase no more than the number of whole Shares would not cause him to become a Five Percent Owner.

Section 4. Options.

(a) Terms of an Offering. The terms of an Offering shall be established by the Administrative Committee. The terms shall be set forth in writing and communicated to eligible Employees prior to the Grant Date for the Offering. The terms of an Offering shall include (1) a designation of the Participating Corporations, (2) the identification of any exclusions from participation applicable to the Offering (which exclusions must be permitted under Section 3(b)), (3) the Option Period, and (4) the Option Price. Offerings may be consecutive and overlapping, and the terms of each Offering need not be identical provided that the terms of the Plan and the Offering together satisfy the requirements of this Section 4(a) and Department of Treasury Regulations issued under section 423 of the Code.

(b) Grant of Option. Effective as of the Grant Date of each Offering, the Company shall grant an Option to each Participant which shall be exercisable on the Exercise Date through funds accumulated by the Participant through payroll deductions made during the Offering Period. Each Option grant is subject to the availability of a sufficient number of Shares reserved for purchase under the Plan. In the event there is an insufficient number of shares reserved for purchase under the Plan, the number of shares purchased shall be adjusted as provided in Section 4(h).

(c) Maximum Number of Shares Subject to Option. An Option granted to an Employee for any Offering shall be for that number of whole Shares equal to the least of the number of whole Shares that may be purchased during the Offering Period (1) at the Option Price with the amount credited to the Participant’s Account on the Exercise Date, (2) under limitations established by the Administrative Committee or the Committee pursuant to Section 4(d), (3) under the limitation set forth in Section 4(e) or (4) without causing the Employee to become a Five Percent Owner. The number of Shares that may be purchased under an Option shall be subject to adjustment under Section 4(g) and Section 4(h).

(d) Formula or Specific Share Limitation Established by the Company. The Administrative Committee may establish and announce to Participants prior to an Offering a maximum number of Shares that may be purchased by a Participant during the Offering Period. The Administrative Committee or the Committee may specify that the maximum amount of Shares that a Participant may purchase under an Offering is determined on the basis of a uniform relationship to the total compensation or the basic or regular rate of compensation, of all Employees.

(e) Annual $25,000 Limitation. No Employee will be permitted to purchase Shares under all Qualified Employee Share Purchase Plans of the Employer Corporation and its Subsidiaries at a rate which exceeds $25,000 in fair market value of the Shares (determined at the time the Option is granted) for each calendar year in which any option granted to the Employee is outstanding at any time. This limitation shall be applied taking into account the rules set forth in Department of Treasury Regulation section 1.423-2(i) (or a successor regulation). Accordingly, in applying the limitation set forth in this Section 4(e), (1) the right to purchase Shares under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year, (2) the right to purchase Shares under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of fair market value of such Shares (determined at the time such option is granted) for any one calendar year and (3) a right to purchase Shares that has accrued under one option granted pursuant to the Plan may not be carried over to any other option.

(f) Equal Rights and Privileges. All Employees who are granted Options under an Offering must have equal rights and privileges within the meaning of section 423 of the Code and Department of Treasury Regulation section 1.423-2(f). An Offering will not fail to satisfy the requirements of this Section 4(f) if, in order to comply with the laws of a foreign jurisdiction, the terms of an Option granted under the Offering to citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of section 7701(b)(1)(A) of the Code) are less favorable than the terms of Options granted under the Offering to Employees who are resident in the United States.

(g) Adjustments of Options. In the event of any (1) merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (2) ordinary or special dividend (whether in the form of cash, Shares or other property), share split or reverse share split, (3) combination or exchange of Shares, (4) other change in corporate structure, or (5) any other transaction, distribution or action, which, in any such case the Administrative Committee determines, in its sole discretion, affects the Shares such that an adjustment is appropriate, the total number of Shares authorized to be committed to the Plan, the number of Shares subject to each outstanding Option, the Option Price applicable to each Option, and/or the consideration to be received upon exercise of each Option shall be appropriately adjusted by the Administrative Committee or the Committee. In addition, the Committee shall, in its sole discretion, have authority to provide for (a) the acceleration of the Exercise Date of outstanding Options or (b) the conversion of outstanding Options into cash or other property to be received in certain of the transactions specified in this paragraph above upon the completion of the transaction.

(h) Insufficient Number of Shares. If the number of Shares reserved for purchase for any Option Period is insufficient to cover the number of shares which Participants elect to purchase during such Option Period, then the number of Shares which each Participant has a right to purchase on the Exercise Date shall be reduced to the number of Shares which the Administrative Committee shall determine by multiplying the number of Shares reserved under the Plan for such Option Period by a fraction, the numerator of which shall be the number of Shares which the Participant elected to purchase during the Option Period and the denominator of which shall be the total number of Shares which all Participants elected to purchase during such Option Period.

Section 5. Payroll Deductions.

(a) Authorization of Payroll Deductions. For an Employee to participate during a given Offering Period, he must elect to participate in the Offering by authorizing deductions from his Base Compensation prior to the beginning of the Offering Period in accordance with procedures established by the Administrative Committee or the Committee. An Employee who does not authorize payroll deductions from his Base Compensation with respect to a given Offering shall be deemed to have elected to not participate in the Offering. Unless otherwise determined by the Administrative Committee or the Committee, the Participant’s payroll deductions shall be limited to 15 percent of his Base Compensation. Subject to a Participant’s right to discontinue payroll deductions as set forth in Section 5(c) and Section 6, a Participant may not, during any Offering Period, change his percentage of payroll deduction for that Offering Period. A Participant may not make additional payments to the Participant’s Account.

(b) Payroll Deductions Continuing. A Participant’s payroll deduction authorization may remain in effect for all ensuing Offering Periods until changed by the Participant, subject to Section 5(a), in accordance with procedures established by the Administrative Committee or the Committee.

(c) Right to Stop Payroll Deductions. A Participant shall have the right to discontinue the Participant’s payroll deduction authorization in accordance with procedures established by the Administrative Committee or the Committee.

(d) Accounting for Funds. As of each payroll deduction period, the Participating Corporation shall cause to be credited to the Participant’s Account in a ledger established for that purpose the funds withheld from and attributable to the Participant’s cash compensation for that period. No interest shall be credited to the Participant’s Account at any time. The obligation of the Participating Corporation to the Participant for this Account shall be a general corporate obligation and shall not be funded through a trust nor secured by any assets which would cause the Participant to be other than a general creditor of the Participating Corporation.

(e) Participating Corporation’s Use of Funds. All payroll deductions received or held by a Participating Corporation may be used by the Participating Corporation for any corporate purpose, and the Participating Corporation shall not be obligated to segregate such payroll deductions.

(f) Return of Funds. Except as specified herein, as soon as administratively practicable after the expiration of an Offering Period, payroll deductions that are not used to purchase Shares during such Offering Period will be refunded to the Participants without interest. In accordance with procedures established by the Administrative Committee or the Committee, a Participating Corporation may be permitted to apply a Participant’s unused payroll deductions to purchase additional Shares during a subsequent Offering Period, but only if the amount so applied does not exceed the value of a fractional share that the Participant could not purchase during the preceding Offering Period (because purchases of fractional shares are not permitted under the Plan).

Section 6. In Service Withdrawal, Termination or Death.

(a) In Service Withdrawal. A Participant may, at any time on or before 15 days prior to the Exercise Date, or such other date as shall be selected by the Administrative Committee or the Committee from time to time, elect to withdraw all of the funds then credited to the Participant’s Account by giving notice in accordance with the rules established by the Administrative Committee or the Committee. The amount elected to be withdrawn by the Participant shall be paid to the Participant as soon as administratively feasible. Any election by a Participant to withdraw the Participant’s cash balance under the Plan terminates the Participant’s right to exercise the Participant’s Option on the Exercise Date and the Participant’s entitlement to elect any further payroll deductions for the then-current Offering Period. If the Participant wishes to participate in any future Offering Period, he must file a new payroll deduction election within the time frame required by the Administrative Committee or the Committee for participation for that Offering Period.

(b) Termination of Employment Prior to the Exercise Date. Except as specified in Section 6(d) and Section 6(e), if a Participant’s employment with the Company and all Subsidiaries is terminated for any reason, the Option granted to the Participant for that Offering Period shall lapse. If a Participant is on an Authorized Leave of Absence, for purposes of the Plan, the Participant’s employment with the Company and all Subsidiaries shall be deemed to be terminated on the later of the 91st day of such leave or the date through which the Participant’s employment is guaranteed either by statute or contract. The Participant’s funds then credited to the Participant’s Account shall be returned to the Participant as soon as administratively feasible.

(c) Termination of Employment due to Death. If a Participant’s employment with the Company and all Subsidiaries is terminated due to death, the Participant’s Beneficiary shall be refunded all of the funds then credited to the Participant’s Account as of the date of the Participant’s death.

(d) Termination of Employment Due to Retirement Prior to the Exercise Date. If a Participant’s employment with the Company and all Subsidiaries is terminated due to the Retirement of the Participant, the Participant shall withdraw all of the funds then credited to the Participant’s Account as of the date of the Participant’s termination date.

(e) Termination as a Result of a Disposition of Assets, a Division or an Entity or a Plant Closing. A Participant whose employment with his Employer is terminated as a result of a disposition of assets, a division or an entity or as a result of a plant closing may, at his election by written notice to the Administrative Committee, either (1) exercise his Option as of the date of his termination of employment, in which event the Employer shall apply the amount accrued under the Plan at that time to the purchase at the Option Price of Shares or (2) request payment of the Participant’s prior payroll deductions made under the Plan at that time, in which event the Employer promptly shall make such payment, and thereupon the Participant’s interest in unexercised Options under the Plan shall terminate. If the Participant elects to exercise his Option, the date of his termination of employment shall be deemed to be the Exercise Date for the purpose of computing the amount of the Option Price of the Shares. As determined by the Administrative Committee, a Participant shall be deemed to have terminated his employment with all Employers (A) as a result of a disposition of assets, a division or an entity if such employment is terminated coincident with and as a result of the disposition, by the Employer, the Company or their subsidiaries or Affiliates, of assets, a division or any other business entity (regardless of form) in connection with a sale, exchange, merger or other business transaction, or (B) as a result of a plant closing if such employment is terminated coincident with and as a result of a significant manufacturing plant closing by the Employer, but not as a result of mere district changes or layoffs.

Section 7. Exercise of Option.

(a) Purchase of Shares. Subject to the provisions of the Plan, on the Exercise Date of the applicable Offering Period for an Offering, each Participant’s Account shall be used to purchase the maximum number of whole Shares that can be purchased at the Option Price for that Offering. If in any Offering the total number of Shares to be purchased by all Participants exceeds the number of Shares committed to the Plan, then each Participant shall be entitled to purchase only the Participant’s pro rata portion of the Shares remaining available under the Plan based on the balances in each Participant’s Account as of the Exercise Date. After the purchase of all Shares available on the Exercise Date, all Options granted for the Offering to the extent not used are terminated because no Option shall remain exercisable after the Exercise Date.

(b) Accounting for Shares. After the Exercise Date of each Offering, a report shall be given to each Participant stating the amount of the Participant’s Account, the number of Shares purchased and the Option Price.

(c) Issuance of Shares. The Administrative Committee may determine in its discretion the manner of delivery of the Shares purchased under the Plan, which may be by electronic account entry into new or existing accounts, delivery of Shares certificates or any other means as the Administrative Committee, in its discretion, deems appropriate. The Administrative Committee may, in its discretion, hold the Shares certificate for any Shares or cause it to be legended in order to comply with the securities laws of the applicable jurisdiction, or should the Shares be represented by book or electronic account entry rather than a certificate, the Administrative Committee may take such steps to restrict transfer of the Shares as the Administrative Committee considers necessary or advisable to comply with applicable law.

Section 8. Administration.

(a) General. The Plan shall be administered under the direction of the Administrative Committee who shall have the authority to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code.

(b) Delegation. To the extent permitted by applicable law, the Administrative Committee may delegate to one or more Employees the some or all of its authority over the administration of the Plan. The Administrative Committee may appoint agents to assist it in administering the Plan.

(c) Quorum and Majority Action. A majority of the Administrative Committee constitutes a quorum for the transaction of business. The vote of a majority of the members present at any meeting shall decide any question brought before that meeting. In addition, the Administrative Committee may decide any question by a vote, taken without a meeting, of a majority of its members via telephone, computer, fax or any other media of communication.

(d) Standard of Judicial Review of Committee Actions. The Administrative Committee has full and absolute discretion in the exercise of its authority under the Plan. Notwithstanding anything to the contrary, any action taken, or ruling or decision made by the Administrative Committee in the exercise of any of its powers and authority under the Plan shall be final and conclusive as to all parties other than the Company, including without limitation all Participants and their beneficiaries, regardless of whether the Administrative Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. No final action, ruling, or decision of the Administrative Committee shall be subject to de novo review in any judicial proceeding; and no final action, ruling, or decision of the Administrative Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

Section 9. Participation in Plan By Other Subsidiaries.

(a) Participation Procedure. The Company, acting through the Committee or the Administrative Committee, shall designate the Subsidiaries of the Company that may participate in a given Offering. A Subsidiary that is selected to participate in an Offering shall provide the Company all information required by the Company in order to administer the Plan.

(b) No Joint Venture Implied. Neither the participation in the Plan or an Offering by a Subsidiary nor any act performed by it in relation to the Plan shall create a joint venture or partnership relation between it and the Company or any other Subsidiary.

Section 10. Termination and Amendment of the Plan.

(a) Termination. The Company may, by action of the Board or the Committee, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all Shares committed to the Plan, unless the number of Shares committed to the Plan is increased by the Committee or the Board and approved by the shareholders of the Company. Upon termination of the Plan, as soon as administratively feasible there shall be refunded to each Participant the remaining funds in the Participant’s Account. The termination of the Plan shall not affect the current Options already outstanding under the Plan to the extent there are Shares committed, unless the Participants agree otherwise.

(b) Amendment. The Board or the Committee has the right to modify, alter or amend the Plan at any time and from time to time to any extent that it deems advisable, including, without limiting the generality of the foregoing, any amendment to the Plan deemed necessary to ensure compliance with section 423 of the Code. The Board or the Committee may suspend the operation of the Plan for any period as it may deem advisable.

However, no amendment or suspension shall operate to reduce any amounts previously allocated to a Participant’s Account, reduce a Participant’s rights with respect to Shares previously purchased and held on the Participant’s behalf under the Plan or adversely affect the current Option a Participant already has outstanding under the Plan without the Participant’s agreement. Any amendment changing the aggregate number of Shares to be committed to the Plan and any other change for which shareholder approval is required under regulations issued by the Department of Treasury must be approved by the shareholders of the Company in order to be effective.

Section 11. Miscellaneous.

(a) Plan Not An Employment Contract. The adoption and maintenance of the Plan is not a contract between any Participating Corporation and its Employees which gives any Employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of any Participating Corporation to discharge any Employee at any time or to interfere with the Employee’s right to terminate the Employee’s employment at any time.

(b) Options Are Not Transferable. No Option granted to a Participant under the Plan is transferable by the Participant otherwise than by will or the laws of descent and distribution, and must be exercisable, during the Participant’s lifetime, only by the Participant. In the event any Participant attempts to violate the terms of this Section 11(b), any Option held by the Participant shall be terminated by the Company and, upon return to the Participant of the remaining funds in the Participant’s Account, all of the Participant’s rights under the Plan will terminate.

(c) Voting of Shares. Shares held under the Plan for the account of each Participant shall be voted by the holder of record of those Shares in accordance with the Participant’s instructions.

(d) No Rights of Shareholder. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a shareholder of the Company until he acquires Shares as provided in the Plan.

(e) Governmental Regulations. The obligation to sell or deliver the Shares under the Plan is subject to the approval of all governmental authorities required in connection with the authorization, purchase, issuance or sale of the Shares.

(f) Notices. All notices and other communication in connection with the Plan shall be in the form specified by the Administrative Committee and shall be deemed to have been duly given when sent to the Participant at the Participant’s last known address or to the Participant’s designated personal representative or beneficiary, or to the Participating Corporation or its designated representative, as the case may be. Such notification, at the discretion of the Administrator, may be made via the Company’s electronic recordkeeping system.

(g) Indemnification of the Administrative Committee, the Committee and the Board. In addition to all other rights of indemnification as they may have as directors or as members of the Administrative Committee, the Committee, the members of the Administrative Committee and the Committee shall be indemnified by the Company to the extent permitted under applicable law against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it is adjudged in the action, suit or proceeding, that the Administrative Committee or Committee member is liable for gross negligence or willful misconduct in the performance of his duties.

(h) Tax Withholding. At the time a Participant’s Option is granted or exercised or at the time a Participant disposes of some or all of the Shares purchased under the Plan, the Participant must make adequate provision for the Participating Corporation’s federal, state, foreign or other tax withholding obligations, if any, which arise upon the grant or exercise of the Option or the disposition of the Shares. At any time, the Participating Corporation may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Participating Corporation to meet applicable withholding obligations.

(i) Gender and Number. If the context requires it, words of one gender when used in the Plan shall include the other genders, and words used in the singular or plural shall include the other.

(j) Data Privacy. By participating in the Plan, each Participant agrees to the collection, processing, use and transfer of personal information by the Participating Corporation that employs the Participant, the Company, the Administrative Committee and the Committee in order to administer the Plan.

(k) Notice of Disposition. By becoming a Participant in the Plan, each Participant agrees to promptly give the Administrative Committee notice of any Shares disposed of within the later of (a) one year from the Exercise Date and (b) two years from the Date of Grant with respect to such Shares, and the notice shall include the number of Shares disposed of and the Exercise Date and the Date of Grant for the Shares.

(l) Dispositions in Compliance with Securities Laws. By becoming a Participant in the Plan, each Participant agrees that any dispositions of Shares by such Participant shall be in compliance with the provisions of federal, state and foreign securities laws, including the provisions of Section 16(b) of the Exchange Act.

(m) Beneficiary(ies). At the time of the Participant’s or former Participant’s death, (a) any cash in the Plan or (b) any cash and Shares in the Account shall be distributed to such Participant’s or former Participant’s (1) executor or administrator or (2) his heirs at law, if there is no administration of such Participant’s or former Participant’s estate. The Participant’s or former Participant’s executor or administrator or heirs at law, if there is no administration of such Participant’s or former Participant’s estate, shall be such Participant’s or former Participant’s Beneficiaries. Before any distribution is made, the Administrative Committee may require appropriate written documentation of (a) the appointment of the personal representative of the Participant’s estate or (b) heirship.

(n) Severability. Each provision of this Agreement may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

(o) Binding Effect. This Agreement shall be binding upon any successor of the Company.

(p) Limitation on Liability. Under no circumstances shall the Company incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to this Plan or the Company’s role as Plan sponsor.

(q) Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

FREESCALE SEMICONDUCTOR, LTD. 6501 WILLIAM CANNON DRIVE WEST AUSTIN, TX 78735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. In order for your vote to be counted, we must receive your proxy card no later than the day before the Annual General Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M70802-TBD                             KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.              DETACH AND RETURN THIS PORTION ONLY

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
FREESCALE SEMICONDUCTOR, LTD. The Board of Directors recommends you vote FOR the following:		All	All	Except
1.	Election of Directors	☐	☐	☐
Nominees:
01) Krishnan Balasubramanian 07) John W. Marren
02) Chinh E. Chu 08) James A. Quella
03) Daniel J. Heneghan 09) Peter Smitham
04) Thomas H. Lister 10) Gregory L. Summe
05) Gregg A. Lowe 11) Claudius E. Watts IV
06) Joanne M. Maguire
The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.

The appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2014, and the authorization of the Audit and Legal Committee of the Board to determine the independent auditors’ fees;

						☐	☐	☐
3.	Non-binding advisory vote to approve the compensation of our Named Executive Officers;					☐	☐	☐
4.

Approve the Amended and Restated 2011 Omnibus Incentive Plan which amends and restates the existing 2011 Omnibus Incentive Plan to increase the number of common shares authorized by 22,500,000, permit the grant of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and make certain other clarifying changes and updates; and

						☐	☐	☐
5.	Approve the Amended and Restated Employee Share Purchase Plan which amends and restates the existing Employee Share Purchase Plan to increase the number of common shares authorized by 6,600,000.					☐	☐	☐

NOTE: These matters are more fully described in the enclosed proxy statement. None of the proposals require the approval of any other proposal to become effective. We will also present at the Annual General Meeting the consolidated financial statements and independent auditors’ report for the fiscal year ended December 31, 2013, and lay them before the shareholders in accordance with Bermuda law.

If any other matters properly come before the Annual General Meeting or any adjournment or postponement thereof, the persons named in this proxy card will vote in their discretion the shares represented by all properly executed proxies.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M70803-TBD

FREESCALE SEMICONDUCTOR, LTD.

Annual General Meeting of Shareholders

May 8, 2014 8:00 AM CT

This proxy is solicited by the Board of Directors

The shareholder hereby appoints Jennifer B. Wuamett or Dathan C. Voelter to act as proxy to vote, as designated on the reverse side of this ballot, all of the shares of FREESCALE SEMICONDUCTOR, LTD. that the shareholder is entitled to vote at the Annual General Meeting of Shareholders to be held on Thursday, May 8, 2014 at 8:00 AM, Central Time, at our principal executive offices at 6501 William Cannon Drive West, Austin, Texas 78735 and at any adjournment thereof.

You will be required to bring certain documents with you to vote at the Annual General Meeting. Please read carefully the sections in the proxy statement on attending and voting at the Annual General Meeting to ensure that you comply with these requirements.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side